RIVERPARK

RiverPark Capital

Management, LLC and

RiverPark Advisors, LLC

COMPLIANCE MANUAL

AND

CODE OF ETHICS

August 2011

Updated October 2014

This Compliance Manual and Code of Ethics (“Manual”) is the property of RiverPark (the “Company”) and must be returned to the Company if your employment or association with the Company is terminated for any reason. The contents of this Manual are confidential, and should not be revealed to third parties.

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19. CONFIDENTIAL INFORMATION; PRIVACY	78

20. LITIGATIONS; INVESTIGATIONS; INQUIRIES	82

21. DISCIPLINARY MATTERS	83

22. NEW EMPLOYEES	84

23. RECORDKEEPING	85

24. VALUATION POLICIES	96

25. ANTI-MONEY LAUNDERING PROGRAM	99

26. PROXY VOTING	100

27. DISASTER RECOVERY AND BUSINESS CONTINUITY	103

28. REPORTING OBLIGATIONS	107

29. ANNUAL ACKNOWLEDGMENT FORM	109

30. ADMINISTRATION OF MANUAL	109

Annex A PERSONAL SECURITIES TRANSACTION APPROVAL FORM	111

Annex B EMPLOYEE SECURITIES HOLDINGS REPORT	112

Annex C EMPLOYEE QUARTERLY TRADE REPORT	113

Annex D EMPLOYEE ANNUAL ACKNOWLEDGMENT FORM	117

Annex E ANNUAL COMPLIANCE CALENDAR	119

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INTRODUCTION

This Compliance Manual and Code of Ethics (the “Compliance Manual” or the “Manual”) has been prepared for employees, officers and members of RiverPark Capital Management and RiverPark Advisors, LLC (together the “Adviser” or the “Company”). This Manual does not address all compliance issues that might arise as the result of the advisory activities of the Company. The treatment of those issues that are discussed in this Manual is not exhaustive. This Manual is intended merely to summarize the legal issues involved and to establish rules and procedures applicable to all employees of the Company.

1. Administration of Compliance Program Policies and Procedures

Adviser is a registered investment adviser and has investment management responsibility for various clients. Adviser provides investment advice and asset management solutions for clients (each, a “Client”; together, the “Clients”) which may include individuals, institutions, trusts, private investment funds, partnerships and investment companies (each, a “Fund” or “Fund Client”; together, the “Funds”) registered under the Investment Company Act of 1940, as amended (hereinafter, the “Investment Company Act” or “40 Act”). Adviser has adopted this Compliance Manual to ensure compliance with the Investment Advisers Act of 1940 (the “Advisers Act”), the Investment Company Act, all rules promulgated thereunder, any Client instructions, the requirements of any offering document for the Funds (each, an “Offering Document”; together the “Offering Documents”), any applicable exemptive order or regulatory requirement, and the policies and procedures adopted by a Client including a Fund (together, “Applicable Laws and Rules”).

Currently, Adviser offers advisory services for private separate accounts and registered investment companies.

Every Covered Person is required to read the Compliance Manual, maintain a copy of the Manual, and sign a statement acknowledging receipt of the Manual and affirming his or her understanding and compliance. Adviser will maintain a copy of the acknowledgement receipt in each Covered Person’s personnel file.

Each Covered Person is required to know and understand the contents of the Manual, ensure that those persons he or she supervises has a copy of the Manual and knows and understands it contents, maintain the Manual in a place that allows easy reference and contact his or her supervisor or the Chief Compliance Officer when he or she suspects or detects violations of the Manual.

A Covered Person for purposes of the Manual is each employee, officer, member or other persons determined by the Chief Compliance Officer to who are covered by the Manual. This Manual belongs to Adviser and may not be given to any person, other than persons required to comply with Adviser’s Compliance Manual, without the permission of the Chief Compliance Officer.

Adviser’s policy is to have a Manual and Chief Compliance Officer, to require each Covered Person to participate, at least annually in compliance training, to take swift remedial action to address any violations of Adviser’s compliance policies and procedures and Applicable Laws and Rules, and to fully cooperate with regulatory examiners.

Rule 206(4)-7 and Rule 38a-1 under the Advisers Act and Investment Company Act respectively, require investment advisors and investment companies to adopt and implement written policies and procedures reasonably designed to prevent violation of the securities laws by it or any of its supervised persons. In addition, Section 204A of the Advisers Act requires investment advisors to create, maintain and enforce written supervisory procedures designed to prevent the misuse of non-public information.

The Chief Compliance Officer is responsible for the implementation and monitoring of Adviser’s Administration of Compliance Program Policy and Procedures, including associated practices, disclosures and recordkeeping. The Chief Compliance Officer may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates) but oversight and ultimate responsibility remain with the Chief Compliance Officer.

Adviser has adopted various procedures to implement the firm’s Compliance Program and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

A. COMPLIANCE MANUAL

Adviser has adopted this Manual and the compliance procedures contained herein. These Compliance Procedures are designed to prevent violations of the securities laws and other Applicable Laws and Rules from occurring, detect violations that have occurred and correct promptly any violations that have occurred.

B. CHIEF COMPLIANCE OFFICER

Adviser will have at all times a Chief Compliance Officer whose duties are to administer the compliance policies and procedures of Adviser. Senior Management of Adviser shall appoint the Chief Compliance Officer. The position of Chief Compliance Officer shall be occupied by a person who is competent and knowledgeable about the Advisers Act and rules thereunder and other Applicable Laws and Rules, has the power with full responsibility and authority to develop and enforce the compliance policies and procedures of Adviser and has sufficient seniority and authority at Adviser to compel others to adhere to the policies and procedures set forth in this Compliance Manual.

The Chief Compliance Officer shall have specific duties described in this Manual. In addition, the Chief Compliance Officer shall:

•	Monitor other Adviser Covered Persons who have specific compliance responsibilities under this Compliance Manual to verify that they have carried out those responsibilities in a timely manner;

•	Conduct or engage a third party to conduct a periodic (or ongoing) review of Adviser’s various activities to verify that Adviser is in compliance with applicable regulations and document this review;

•	Keep current with all laws applicable to the operations of Adviser, best practices in the advisory industry, and other events impacting Adviser’s compliance program;

•	When appropriate, recommend amendments to this Manual and changes to the compliance program of Adviser in light of regulatory and industry developments, and changes in the business of Adviser;

•	Prepare reports and summaries about the operation of Adviser’s compliance program, including an Annual Report discussed below;

•	Prepare materials for Fund Board meetings; and

•	Periodically meet with Senior Management of Adviser to discuss the effectiveness of the compliance program.

C. SENIOR MANAGEMENT

The Senior Management of Adviser, including any officers and members of Adviser, shall have the overall responsibility to ensure that Adviser has in place an effective compliance program. In carrying out this responsibility, Senior Management shall:

•	Periodically review this Compliance Manual and Adviser’s overall compliance program so that they are familiar with the material features of this Compliance Manual and program;

•	Understand particularly significant compliance risks of Adviser and how this Compliance Manual and compliance program address these risks;

•	Review reports and summaries prepared by the Chief Compliance Officer about the operation of Adviser’s compliance program, including an Annual Report discussed below; and

•	Periodically meet with the Chief Compliance Officer to discuss the effectiveness of the compliance program.

D. SERVICE PROVIDERS

The Chief Compliance Officer shall periodically interface with the compliance officers of key service providers to Adviser and the Funds so that he or she is familiar with their operations and the compliance risks they present for Adviser. Where appropriate, the Chief Compliance Officer shall request the service provider to:

•	Certify their compliance with applicable securities and other laws;

•	Prepare periodic or special reports (e.g., a SAS-70 report) addressing compliance issues; and

•	Conduct, or retain a firm to conduct, an audit of certain compliance functions of the service provider that impact Adviser.

E. SUPERVISORY SYSTEM

Adviser has adopted a supervisory system to ensure that the policies and procedures set forth in this Compliance Manual are being followed and to prevent and detect prohibited practices. Through its supervisory system and procedures, Adviser has established clear lines of authority, accountability and responsibility.

F. SUPERVISED PERSONS AND SUPERVISORS

Each “Supervised Person” of Adviser and Supervisor shall be subject to these Supervisory Procedures. Consistent with Rule 206(4)-7(a) under the Advisers Act, “Supervised Person” of Adviser means:

•	any partner, officer, or member of Adviser, or any other person occupying a similar status or performing similar functions,

•	a Covered Person of Adviser, and

•	any other person (including an independent contractor) who provides investment advice on behalf of Adviser and is subject to the supervision and control of Adviser.

“Supervisor” of Adviser means an officer or Covered Person of Adviser who has supervisory responsibility over some or all actions of a Supervised Person.

Each Supervisor may appoint officers and Covered Persons of Adviser to supervise certain Covered Persons within their area of responsibility. If a Supervisor delegates such responsibility, he or she is responsible for ensuring that supervisory duties are being performed properly by the person who has been delegated such supervisory responsibility.

The Adviser shall maintain a list of supervisors and a list or chart showing the chain of supervision.

Supervisory Positions include:

Chief Executive Officer, Managing Partner and Chief Compliance Officer: Morty Schaja has overall supervisory responsibility with financial decision-making authority. As Chief Compliance Officer, Mr. Schaja is responsible for the compliance program and discrepancies, irregularities and deficiencies that arise in the operation of the compliance program.

Chief Financial Officer (“CFO”) and Controller: Paul Genova is responsible for financial matters of Adviser and supervises Covered Persons who prepare Adviser’s financial statements and perform other accounting functions.

Chief Investment Officer (“CIO”) and Managing Partner: Mitch Rubin is responsible for the investments of Client assets and supervises Client portfolio managers, research analysts and other Covered Persons performing investment management functions at Adviser.

Chief Marketing Officer: Matt Kelly is responsible for sales and marketing activities, including sales-related materials of Adviser, and supervises Covered Persons who carry out sales and marketing functions.

Head Trader: Kristi Caruso is responsible for Firm brokerage and supervises Covered Persons who place trades for Clients and otherwise involved in the processing of Client trade orders.

G. GENERAL SUPERVISORY RESPONSIBILITIES

A Supervisor is responsible for overseeing the activities of the Supervised Person(s) he or she supervises and taking appropriate action, or recommending Senior Management of Adviser to take appropriate action, reasonably designed to achieve compliance with respect to such Supervised Person(s).

H. FAILURE TO SUPERVISE

Any Supervisor of Adviser is potentially liable for violations committed by any Supervised Person that he or she indirectly or directly supervises (which would be called a “failure to supervise charge”). Consistent with Section 203(e)(6) of the Advisers Act , a Supervisor of Adviser will not be deemed to have failed to reasonably supervise the Supervised Person if the Supervisor:

•	had reasonably discharged his or her supervisory responsibilities in accordance with the Compliance Manual and any applicable compliance procedures; and

•	had no reason to believe the Supervised Person was not complying with the Compliance Manual and its procedures.

I. TRAINING

Each new Covered Person shall receive initial training about Adviser’s compliance policies and procedures, and thereafter, will continue periodic training during the term of their employment. Supervisors will also be trained on their specific supervisory and compliance responsibilities.

Adviser shall hold at least annually a compliance meeting that provides each Covered Person the opportunity to discuss compliance issues, including changing compliance requirements. At the meeting, the Chief Compliance Officer or his or her designee will explain or review the laws and rules applicable to the Covered Persons and the procedures and systems designed to prevent violations of such laws and rules. The Chief Compliance Officer may outsource the presentation to a third party or designate another officer or Covered Person to conduct the meeting.

J. ANNUAL REVIEW

Pursuant to Rule 206(4)-7 under the Advisers Act, Adviser shall conduct a comprehensive review of this Compliance Manual and Adviser’s compliance program no less than annually to determine the adequacy of Adviser’s compliance policies and procedures and the effectiveness of their implementation. In this review, the Chief Compliance Officer shall prepare a written annual report, distribute the annual report to Senior Management, and implement revised policies and procedures as necessary.

K. MATERIAL COMPLIANCE MATTERS

A “Material Compliance Matter” means any compliance matter about which Adviser’s Senior Management would reasonably need to know to oversee Adviser’s compliance and that involves, without limitation, a violation of the federal or state securities laws, and other Applicable Laws and Rules, by Adviser or any of its officers, directors, Covered Persons or agents thereof; a violation of these policies and procedures, or a weakness in the design or implementation of these policies and procedures.

As part of the annual review, the Chief Compliance Officer shall:

•	Attempt to detect or uncover Material Compliance Matters by, for example, using Covered Person certifications, testing, investigating, and complaint logs;

•	Note in writing each Material Compliance Matter that arose during the previous year, including deficiencies noted in SEC and other regulatory examination letters;

•	Confirm that each Material Compliance Matter was reported to Senior Management, was corrected and is not reoccurring;

•	Review the current procedure(s) addressing the operational area that was subject of the Material Compliance Matters;

•	Verify whether the current procedures are effective in detecting and preventing the occurrence and reoccurrence of Material Compliance Matters;

•	Revise current procedures or add new procedures if necessary to prevent reoccurrence of the Material Compliance Matters; and

•	Review actions taken when a Material Compliance Matter was detected, including actions towards individuals, and whether the corrective action was sufficient.

L. REVIEW OF CRITICAL OPERATIONAL AREAS

At a minimum, the Chief Compliance Officer and designees will review the following critical areas of Adviser:

•	Investment Management. Review consistency of Client portfolios with Client objectives and Adviser’s disclosure in Form ADV.

•	Trading. Review best execution, trade aggregation and fairness of trade allocation.

•	Covered Persons. Review Covered Person personal trading, including reporting and comparing Covered Person trades with Client trades.

•	Registration & Filings. Review accuracy of disclosure, whether all required filings were made, and registration status of Covered Persons.

•	Marketing. Review advertisements, performance calculations and use of solicitors (if any).

•	New Clients. Review Client in-take practices, including information obtained.

•	Existing Clients. Review compliance with privacy policy, protection of Client information and timeliness and accuracy of reports sent to Clients.

•	Advisory Contract & Fees. Review compliance with advisory contract and accuracy of fee calculations.

•	Custody. Review custody of Client assets with Broker-Dealer / Custodians, including reports sent to Clients.

•	Business. Review disaster recovery procedures.

•	Books and Records. Review accuracy of input of records and completeness of records.

M. REVIEW OF CRITICAL COMPLIANCE AREAS

At a minimum, the Chief Compliance Officer and designees will review the following critical areas of the compliance program of Adviser:

•	Compliance Personnel. Interview compliance and other Covered Persons about their specific compliance responsibilities and adequacy of their training.

•	Risk. Perform an analysis of the primary risks of the operations of Adviser.

•	Testing. Review whether the testing conducted in the prior year was adequate and whether new testing and tools are necessary.

•	Resources. Determine adequacy of staffing and resources available to the Chief Compliance Officer.

•	Reporting. Assess the adequacy of exception reports, management reports, checklists and other compliance reports.

N. ANNUAL REPORT

The annual compliance report shall be a written document which may cover the following areas, among others:

•	Overview of Adviser’s compliance program;

•	Purpose of the annual review and the dates of review period;

•	Brief summaries of key policies and procedures;

•	Information collected and reviewed in connection with the annual review, including the past year’s annual report, compliance reports generated throughout the year, interviews with portfolio managers and others, interviews with, and documents generated by, service providers, and specific policies and procedures reviewed;

•	Compliance matters that arose during the previous year;

•	Changes in the business activities of Adviser;

•	Previous SEC and other regulatory examination deficiency letters to confirm that past deficiencies were corrected and are not reoccurring;

•	Changes in the Advisers Act and other Applicable Laws and Rules that might suggest the need to revise certain policies and procedures;

•	Revisions made to the policies and procedures during the reporting period, and proposed revisions not yet implemented;

•	Analysis of the compliance procedures and program;

•	Conclusions drawn from the analysis of information, including high risk compliance areas, adequacy of policies and procedures, and adequacy of support of the Chief Compliance Officer in terms of manpower, budget and resources; and

•	Specific recommendations.

O. IMPLEMENTATION OF REVISED POLICIES AND PROCEDURES AND ANNUAL REPORT RECOMMENDATIONS

The Chief Compliance Officer shall:

•	Formulate and prepare specific changes to the compliance procedures of Adviser;

•	Circulate revised sections of the manual to appropriate personnel;

•	Disseminate updates to relevant officers and Covered Persons that describe the changes and includes the revised sections;

•	Take steps to implement any new compliance policies and procedures;

•	Report to Senior Management the status of the revisions to the compliance manual and implementation of recommendations; and

•	Maintain prior compliance manuals.

In connection with determining changes to existing procedures and adding new procedures, the Chief Compliance Officer should take into account:

•	Any changes in the business activities of Adviser; and

•	Any changes in the Applicable Laws and Rules. The Chief Compliance Officer shall monitor and keep abreast of:

•	Changes in the law, and of any rules, regulations or regulatory interpretations;

•	Court decisions;

•	New industry, and changes in existing, industry best practices; and

•	Changes in Adviser’s business activities.

P. INTERIM REVIEWS

The Chief Compliance Officer may periodically assemble an audit team consisting of appropriate officers and Covered Persons of Adviser to inspect one or more areas of Adviser. Interim reviews (i.e., a review other than an annual review) may be conducted in response to significant compliance events, changes in business arrangements and regulatory developments.

At the completion of each audit, the Chief Compliance Officer shall prepare a report that reviews each instance of non-compliance and recommend measures to remedy and prevent noncompliance. This report shall be distributed to Senior Management of Adviser and the supervisors in the departments that were audited.

Q. TESTING

Adviser’s compliance program, including the supervisory system, will be periodically tested to verify that it is functioning properly and effective at detecting and preventing violations, and to identify any weaknesses.

R. RESOURCES

Adviser’s Senior Management will ensure that the Chief Compliance Officer and his or her staff (if any) have sufficient resources to operate and maintain an effective compliance program. The Chief Compliance Officer will request, and Senior Management will consider providing, all resources required for operating and maintaining the compliance program.

S. COMPLIANCE COMMITTEE

Adviser’s Compliance Committee shall oversee a compliance program that provides reasonable assurance that Adviser’s activities are conducted in a manner that is in compliance with Applicable Laws and Rules. Adviser’s Compliance Committee shall consist of at least one member of Senior Management of Adviser, the Chief Compliance Officer, a member of the Investment Committee (or persons performing investment oversight functions if there is no formal Investment Committee) and such other offices from such other departments where significant compliance risks exist.

The Compliance Committee shall meet quarterly for the purpose of reviewing issues raised by the Compliance Officer, making determinations with respect to violations of the Compliance Manual or Code of Ethics, and reviewing proposals on how to modify or otherwise improve Adviser’s compliance policies and procedures.

T. COMPLIANCE MANUAL VIOLATIONS

If a Covered Person discovers a violation or suspects that a violation has occurred, such Covered Person shall report the violation immediately to the Chief Compliance Officer. The Chief Compliance Officer will investigate the matter to see if the alleged violation occurred. The Chief Compliance Officer shall take the appropriate remedial action and report on the matter at Adviser’s next Compliance Committee meeting.

Possible responsive actions by Adviser to a Covered Person who commits a compliance manual violation include, but are not limited to, the following:

•	Terminate the employment of the Covered Person;

•	Impose heightened supervisory procedures over the Covered Person;

•	Thoroughly review Client account activity;

•	Require the supervisor to sign-off daily activity of the Covered Person;

•	Restrict the Covered Person’s activities;

•	Provide the Covered Person with additional training;

•	Assign a mentor to the Covered Person;

•	Restrict use of certain types of communications that the Covered Person may make to Clients; and

•	Fine the Covered Person.

U. RISK ASSESSMENT

From time to time, Adviser shall assess the compliance risks presented by its operations, including investment management, trading (including best execution, cross trading and trade allocation), research, back office or account administration, marketing, insider trading, Clients (including verification of their identity, complaints, communications, and meeting objectives), custody, fees (including accuracy of fee calculations), disclosure (including accuracy of Form ADV), information and computer systems (including maintenance of privacy of Client information), relationship with third party vendors (e.g., broker-dealers) and financial product providers (e.g., mutual funds and their distributors), firm personnel (including background checks) and third-party (solicitor) payments (if any).

Adviser shall attempt to identify conflicts of interest and other compliance factors creating risk exposure for Adviser and its Clients. The Adviser must disclose material conflict of interests in its Form ADV or by other methods.

2. REGULATORY REGISTRATION AND REPORTING POLICY

Adviser will register, and continue to be federally registered, as an investment adviser. Adviser’s policy is to monitor and maintain all appropriate firm registrations that may be required for providing advisory services to our Clients in any location. Adviser monitors the state residences of our advisory Clients, and will not provide advisory services unless appropriately notice filed as required, or a de minimis or other exemption exists.

As a registered investment adviser with the SEC, or appropriate state(s), Adviser’s policy is to maintain Adviser’s regulatory reporting requirements on an effective and good standing basis at all times.

Adviser also monitors, on an on-going and periodic basis, any regulatory filings or other matters that may require amendment or additional filings with the SEC, any states, and any other jurisdictions for Adviser and its associated persons.

Any regulatory filings for Adviser are to be made promptly and accurately. Adviser’s SEC regulatory filings include Form ADV, Form 13F and Schedule 13 D or 13G filings, among others that may be appropriate.

In accordance with the Advisers Act, and unless otherwise exempt from registration requirements, investment adviser firms are required to be registered either with the Securities and Exchange Commission (“SEC”) or with the state(s) in which Adviser maintains a place of business and/or is otherwise required to register in accordance with each individual state(s) regulations and de minimis requirements. Individuals providing advisory services on behalf of Adviser are also required to maintain appropriate registration (s) in accordance with each state(s) regulations unless otherwise exempt from such registration requirements.

The Chief Compliance Officer is responsible for the implementation and monitoring of Adviser’s Regulatory Registration and Reporting Policy and Procedures, including associated practices, disclosures and recordkeeping. The Chief Compliance Officer may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates) but oversight and ultimate responsibility remain with the Chief Compliance Officer.

A. REGISTRATION WITH THE U.S. SECURITIES & EXCHANGE COMMISSION (“SEC”)

The Adviser will remain registered as an investment adviser with the SEC. The Chief Compliance Officer will be responsible for the web/electronic filing and amendments to the Adviser’s Form ADV through the Investment Adviser Registration Depository (“IARD”)

system, including the payment of any fees. A copy of Part IIA of the Adviser’s Form ADV shall be delivered to each prospective client or investor in any Fund at the time such client or investor is first solicited, and in any event at least 48 hours before such client or investor enters into an advisory agreement with the Adviser or makes an investment.

B. REGISTRATION AND FILINGS IN INDIVIDUAL STATES

a. STATE NOTICE FILINGS.

If Adviser is registered with the SEC, it will not be required to register with any state. However, Adviser will be required to make “notice” filings of all materials filed with the SEC in certain states. Generally, Adviser will be required to make notice filings only in states where it has Clients.

b. BLUE SKY LAWS.

The Chief Compliance Officer is responsible for reviewing or delegating a review to outside counsel of each state’s Blue Sky laws prior to deciding whether a Covered Person who is an “investment adviser representative” is required to register with a particular state and whether exemptions under state law are available.

C. INVESTMENT ADVISER REPRESENTATIVE REGISTRATION.

The Chief Compliance Officer is responsible for monitoring and reviewing the functions of each or affiliated marketing person of Adviser to determine whether such person meets or ceases to meet the definition of “investment adviser representative.”

The Chief Compliance Officer is responsible for filing all necessary registration and licensing materials with federal and state regulatory agencies in connection with the registration of each Investment Adviser Representative and will maintain an up-to-date Investment Adviser Representative List showing the status of each registration.

3. REGULATORY AND LEGAL MATTERS POLICY

Adviser’s policy is to fully cooperate with regulatory or other examiners and to address any legal matters or threatened litigation expeditiously.

The SEC, state securities regulators and other regulatory agencies from time to time may conduct inspections and examinations of Adviser to ensure compliance with Applicable Laws and Rules.

The Chief Compliance Officer is responsible for the implementation and monitoring of Adviser’s Regulatory & Legal Matters Policy and Procedures, including associated practices, disclosures and recordkeeping. The Chief Compliance Officer may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates) but oversight and ultimate responsibility remain with the Chief Compliance Officer.

Adviser has adopted various procedures to implement the firm’s Regulatory and Legal Matters policy and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

A. REGULATORY OR CONTRACTUAL INSPECTIONS

When the SEC, state securities commission, other regulatory agency, Client or adviser contacts or meets a Covered Person of Adviser with respect to a regulatory or contractual examination, the Chief Compliance Officer is to be informed of such contact immediately. The Chief Compliance Officer will coordinate all inspections.

B. LEGAL MATTERS

Legal Notices. All Adviser Covered Persons will immediately forward any legal notices upon receipt to the Chief Compliance Officer.

Threatened Litigation. Upon receipt of any written or verbal threat of litigation from any source, all Adviser Covered Persons will immediately notify the Chief Compliance Officer.

Client Loyalty. The Company owes a duty of undivided loyalty to its clients, and places the highest priority on maintaining its reputation for integrity and professionalism. Inherent in all Client relationships is the fundamental responsibility to deal fairly with Clients. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we should value and endeavor to protect. This Manual implements procedures to achieve these goals. Any violation of this Manual constitutes grounds for disciplinary sanctions, including dismissal.

Questions Concerning this Manual. Questions not answered by this Manual should be directed to Morty Schaja, the Company’s Chief Compliance Officer or, in his absence, Mitchell Rubin, the Principal Investment Officer. All reports of personal securities trading pursuant to Section 5 should be sent to Morty Schaja. Any violation of this Manual should be reported promptly to the Chief Compliance Officer. The Company will use its best efforts to keep confidential the identity of any employee who makes such a report. Complete confidentiality may not be possible in every case, however, where investigation and regulatory reporting may be required. Nonetheless, the Company will not permit retribution, harassment or intimidation of any employee who in good faith makes any such report.

This Manual will be reviewed no less frequently than annually to evaluate its adequacy and the effectiveness of its implementation in light of the issues arising during the previous year, development of the Company’s business activities, and changes in applicable regulatory requirements.

4. FIDUCIARY OBLIGATION TO CLIENTS

The Company and its employees owe a fiduciary obligation to all clients of the Company. You must always place the interests of clients of the Company before your own interests or the interests of the Company. You may not cause a client account to take any action, or not to take any action, for your personal benefit, and not for the sole benefit of the client. You must report any actual or potential conflict of interest involving you or a family member to the Chief Compliance Officer so that the Chief Compliance Officer can determine whether or not a transaction may proceed, and whether the conflict must be disclosed to the client.

5. INSIDER TRADING

A. Introduction

The Company absolutely forbids insider trading.

You may face severe penalties if you trade securities while in possession of material, non-public information, or if you improperly communicate non-public information to others. The consequences to you of illegal insider trading may include:

•	The Company may terminate your employment.

•	You may be subject to criminal sanctions which may include a fine of up to $1,000,000 and/or up to ten years imprisonment.

•	The SEC can recover your profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades.

•	The SEC may issue an order permanently barring you from the securities industry.

•	You may be sued by investors seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an employee who is found liable for insider trading may also be subject to penalties.

The Company could be subject to the following penalties in the event an employee is found liable for insider trading:

•	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an employee;

•	Criminal fines of up to $2.5 million per violation; and

•	Restrictions on the Company’s ability to conduct certain of its business activities.

The law of insider trading is continuously changing. You may legitimately be uncertain about the application of the rules contained in this Manual in a particular circumstance.

Often, a single question can forestall disciplinary action or complex legal problems. You should notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Manual has occurred or is about to occur.

B. Policy on Insider Trading

You may not trade, personally or on behalf of others (such as investment funds and client accounts managed by the Company), while in possession of material, non-public information.

You should not communicate material, non-public information to anyone except individuals who are entitled to receive the information in connection with the performance of their responsibilities for the Company.

If you have any question as to whether or not you can disclose non-public information to any other person, you should contact the Chief Compliance Officer.

1. What is Material Information?

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. For example, information that the Company is considering whether to buy or sell a publicly traded security of another company or is going to make a trade or has just made a trade of that security should be treated as material information.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary business or management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If you are uncertain whether or not certain information is material, you should contact the Chief Compliance Officer.

2. What is Nonpublic Information?

Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape,” The Wall Street Journal or some other publication of general circulation.

If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain whether or not information is non-public, you should contact the Chief Compliance Officer.

3. Identifying Inside Information

Before executing any trade for yourself or others, including client accounts, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others, including client accounts.

•	Do not communicate the information inside or outside the Company, other than to the Chief Compliance Officer.

•	After the Chief Compliance Officer has reviewed the issue, the Company will determine whether the information is material and non-public and, if so, what action the Company should take.

You should contact the Chief Compliance Officer before taking any action. This degree of caution will protect you, your clients and the Company.

4. Contacts with Public Companies

Contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

You must be especially alert to sensitive information. However, you may consider information received directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. Information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues arise, however, when, in the course of contacts with public companies, you become aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, your clients and the Company, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, non-public information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. You should exercise particular caution any time you become aware of non-public information relating to a tender offer.

6. INVESTMENT OVERSIGHT

Adviser’s policy is to recommend for a Client the purchase or sale of a security only if Adviser has reasonable grounds for believing that the recommendation is suitable for such Client and that it complies with the Client’s instructions, and to value Client securities accurately.

Investment advisers are fiduciaries that owe their Clients a number of duties. An investment adviser should continuously occupy an impartial and disinterested position with respect to the management of Client accounts. In addition, an adviser may only recommend investments that are suitable to a Client, based on the Client’s particular circumstances and needs. For Fund Clients, an adviser must observe the investment parameters described in the registration statement or Offering Documents as well as those required by the Investment Company Act and the rules promulgated thereunder in addition to various provisions of the Internal Revenue Code.

Adviser has adopted various procedures to implement the firm’s Investment Oversight policy and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

A. FIDUCIARY DUTIES OWED TO CLIENT

Each Investment Committee member, or persons performing similar functions, shall have the duty to fully disclose each and every conflict of interest, the duty of undivided loyalty to the Client, the duty to select suitable investments for Clients, the duty to obtain best execution on Client trades, the duty to obtain Client consent prior to making principal trades with a Client and the duty to not engage in scalping.

•	INVESTMENT MANAGEMENT PROCESS

Investment decisions are made by the Chief Investment Officer or Portfolio Manager during its regular portfolio rebalancing and reallocation process.

Results are presented to the Investment Committee, which makes final determinations. All portfolio models are implemented based on Investment Committee decisions.

SUITABILITY

Adviser, prior to making any recommendation for a Client, must ensure that the recommendation is suitable for the Client.

Suitability Determination

The Investment Committee, prior to recommending a trade for a Client, must review information about the Client obtained when the account is opened and pursuant to anti-money laundering policy, thoroughly understand the security or financial product being recommended by reviewing and considering information and data from reliable sources supporting the recommendation, consider the risk-reducing principal of diversification when selecting types and sectors of investments, make an investment recommendation only if it advances the specific objectives and financial situation of the Client and make known to the Client both the positives and negatives of a specific investment recommendation.

All investment decisions made or recommended for any client and all transactions entered into on behalf of any client must be appropriate for the client based upon the personal financial situation, targeted risk profile, cash flow needs, and individual financial objectives of the client. Depending on the account, factors to be considered may include cash availability, account size, benchmark sector weightings, industry and security weightings, and liquidity for redemptions or other purposes.

All investment decisions and recommendations for clients must also be consistent with any investment policies, objectives or restrictions in any agreement with the client or in any offering memorandum or prospectus applicable to the client or any applicable regulatory requirements.

SUITABILITY MONITORING

Adviser has an ongoing obligation to review and update the suitability determinations that it has made for Clients. Current information about the Client’s financial status and investment objectives will be obtained by the portfolio manager or his or her designee and made available to the Investment Committee in order for such persons to make suitability determinations.

•	UNSUITABLE TRADES OR ACTIVITIES

Recommending speculative securities to a Client (unless the Client’s financial situation, other securities holdings and risk tolerance warrant such an investment) and engaging in excessive trading of a Client’s account to generate soft dollars or for other reasons will be unsuitable trades or activities for Clients.

•	INVESTMENT RECOMMENDATION ALLOCATION

With respect to any investment recommendation, neither Adviser nor any Investment Committee member will favor one Client or group of Clients at the expense of other Clients.

B. REVIEW OF CLIENT ACCOUNTS

All client accounts must be reviewed regularly, daily in the case of trading activity, and in any event at least weekly, with regard to all account investment restrictions and limitations and that the account is being managed in accordance with its advisory agreement and/or the Fund’s Prospectus and SAI by the principal portfolio manager responsible for the account or in the case of accounts managed by a sub-advisor by the Chief Compliance officer. Appropriate adjustments to the investments held in a client account should be made as promptly as practicable after the need for the change is identified. Additionally, all client accounts must be reviewed periodically by the Chief Compliance Officer with regard to compliance with all account/fund restrictions and limitations.

The Chief Compliance Officer should be contacted at least ten days in advance of any purchase of any stock for any account managed by the Company if all accounts managed by the Company would then own more than either 5% or 10% of the outstanding common stock of an issuer. Ownership of 5% of the stock of any issuer may trigger reporting requirements on Schedule 13D or 13G, and ownership of 10% may trigger liability for short-swing profits with respect to purchases and sales, or sales and purchases, of the same security within six months of each other.

The Company should not cause any private investment fund to acquire more than 3% of the outstanding stock of any registered investment company (including any mutual fund or exchange traded fund).

1. INVESTMENT TYPES

A. SHORT SALES

Short sales are regulated by Regulation SHO under the Securities Exchange Act of 1934. Regulation SHO requires broker-dealers to close-out all failures to deliver that exist in threshold securities for thirteen consecutive settlement days by purchasing securities of like kind and quantity (“close-out”).

Until the position is closed out, the broker or dealer and any broker or dealer for which it clears transactions (for example, an introducing broker), may not effect further short sales in that threshold security without borrowing or entering into a bona fide agreement to borrow the security (known as a “pre-borrowing” requirement).

Threshold securities are equity securities that have an aggregate fail to deliver position for five consecutive settlement days at a registered clearing agency (e.g., National Securities Clearing Corporation (NSCC)) totaling 10,000 shares or more and equal to at least 0.5% of the issuer’s total shares outstanding.

Short Sale Procedures

Adviser shall neither for itself nor any Client:

•	engage in a series of transactions in order to create actual or apparent active trading in a security or to depress the price of a security for the purpose of inducing the purchase or sale of the security by others;

•	engage in short sales effected to manipulate the price of a stock;

•	sell stock short without having located stock for delivery at settlement (this activity would violate Regulation SHO, except for short sales by market makers engaged in bona fide market making);

•	sell stock short and fail to deliver shares at the time of settlement with the purpose of driving down the security’s price (this manipulative activity, in general, would violate various securities laws, including Rule 10b-5 under the Exchange Act. Regulation SHO does not address this issue); or

•	sell stock short with knowledge that such trade will result in the broker-dealer executing or clearing a trade that is a “threshold security” in a manner not permitted by Regulation SHO.

Adviser may sell stock short and fail to deliver shares at the time of settlement. This activity does not necessarily violate any rules. There are legitimate reasons why a seller may fail to deliver on the scheduled settlement date.

A management team member of Adviser may not engage in a naked short sale for Adviser or a Client without submitting a written explanation of the purpose of the naked short sale to the Investment Committee of Adviser and obtaining the express approval of the Investment Committee of Adviser.

According to SEC Regulation M, it is unlawful to cover a short sale with securities acquired in a registered secondary offering conducted on a firm commitment basis, if the short sale occurred during the shorter of (a) five business days before the pricing of the offering or (b) the period between the initial filing of the registration statement with the SEC and the actual pricing.

Recent SEC enforcement actions suggest that entering into a short sale with regard to a security in which the Company possesses material non-public information about the existence of an impending private placement (e.g., where the Company has been invited to participate in a private placement) prior to public announcement of such private placement may run afoul of insider trading laws. Accordingly, portfolio management and trading personnel should not enter into short sales of securities in which the Company is investing in a private placement or has actual knowledge of the existence of a private placement (even if the Company does not invest in such private placement) until after public announcement (e.g., by press release or SEC filing) of the private placement transaction.

The firm will not short any security for any clients in which it has a long position for other clients. In the case where a portfolio manager feels it is in the best interest of a client to hedge a position in which other clients may have a long position, the portfolio manager must provide a written explanation of their reasons why such a trade is being recommended and must receive approval prior to trade execution from the Chief Compliance Officer.

The Adviser will comply with the requirements of Rule 201 of Regulation SHO with respect to all short sale transactions, as follows:

The execution or display of a short sale order of a covered security shall not be at a price that is less than or equal to the current national best bid (“Bid Price”) if the price of that security decreases by 10% or more from its closing price as determined by the listing market for the security as of the end of regular trading hours on the prior day. Once a covered security triggers this 10% price decline circuit breaker, no further short sales in that covered security may be effected at a price that is at or below the Bid Price for that covered security for the remainder of the trading day on which the circuit breaker is triggered and for the next full trading day.

A covered security is any equity security or class of equity securities, except options, for which transaction reports are collected, processed, and made available pursuant to an effective transaction reporting plan. As a result, the Rule will generally cover all securities, except options, listed on a national securities exchange and will apply to all trades in such securities whether on an exchange or in the over-the-counter market. It will not include non-NMS stocks quoted on the OTC Bulletin Board or elsewhere in the OTC market. Derivatives are not included in the definition of a covered security.

The Adviser will periodically test for compliance with this Policy and promptly remedy any deficiencies.

A short sale in a covered security that had triggered a circuit breaker at a price at or below the Bid Price is permitted in the following circumstances: (i) if the short sale was above the Bid Price at the time submitted, (ii) sales of securities that a person owns but for which there is a delay in delivery, (iii) odd-lot transactions, (iv) bona fide domestic arbitrage transactions, (v) international arbitrage, (vi) short-sales in connection with over-allotments, (vii) riskless principal transactions, and (viii) volume-weighted average pricing transactions. Exceptions will be monitored on an ongoing basis.

B. New Issues

Commentary. Note that FINRA Rule 5130 and new Rule 5131 apply to FINRA member firms. The Rules establish certain prohibitions with respect to allocations of new issues. These prohibitions include prohibiting a broker from allocating new issues to restricted persons or accounts where an executive officer or director of certain public or non-public companies have a beneficial interest, if the company has an investment banking relationship with the broker.

RPA will at times assist brokers in complying with FINRA Rule 5130 and new FINRA Rule 5131 as required; that is, brokers may rely upon information provided by RPA about accounts where: (i) restricted persons or (ii) executive officers or directors of certain public or non-public companies have beneficial ownership. RPA may provide this information to new issue brokers regarding beneficial interest holders in RPA accounts to which the new issue shares are to be allocated, in order to permit the broker to determine if the allocation is permitted under FINRA Rules 5130 and 5131. New FINRA Rule 5131 is to be effective on May 27, 2011.

FINRA generally prohibits its member broker-dealers from selling a “new issue” to any account in which the following persons have a beneficial interest: (i) a “restricted person” or (ii) an executive officer or director of a public company or a “covered non-public company” (or a person “materially supported” by the executive officer or director) if the company is a current or prospective “investment banking” client of the member broker-dealer. The term “restricted person” includes most associated persons of a broker-dealer, most owners and affiliates of a broker/dealer, and certain other classes of persons, which may include the Adviser and/or clients. A “covered non-public company” is a non-reporting company which has income or at least $1 million in the last fiscal year or in two of the last three fiscal years and shareholders’ equity of at least $15 million; shareholders’ equity of at least $30 million and a two-year operating history; or total assets and total revenue of at least $75 million in the latest fiscal year or in two of the last three fiscal years. “Material support” is directly or indirectly providing more than 25% of a person’s income in the prior calendar year. “Investment banking” includes acting as an underwriter, participating in a selling group in an offering for the issuer or otherwise acting in furtherance of a public offering of the issuer; acting as a financial adviser in a merger, acquisition or other corporate reorganization; providing venture capital, equity lines of credit, private investment, public equity transactions or similar investments or otherwise acting in furtherance of a private offering of the issuer; or serving as a placement agent for the issuer. These requirements are designed to protect the integrity of the public offering process by ensuring that, among other things, members do not withhold securities in a public offering for their own benefit or use such securities to reward persons who are in a position to direct future business to members, including investment banking services. Broker-dealers routinely ask Advisers to certify that it and/or its clients are not restricted persons, or provide a representation as to whether beneficial owners of Client securities are executive officers or directors of certain public or non-public companies (or persons materially supported by such an executive officer or director) if they are receiving new issues.

If requested, the Adviser must determine if a beneficial owner of securities of a Client is a restricted person or an executive officer or director (or a person materially supported by an executive officer or director) of a public company or “covered non-public company” and, if so, the name of the company or companies on whose behalf such person serves. Any such Clients will not be permitted to participate in “new issues.”

The Adviser has adopted the following procedures to implement the firm’s policy and to monitor compliance with the firm’s policy:

•	Determination of “Restricted Person” Status – Each new Client must complete a certification disclosing whether the Client is a “restricted person” or exempt from the FINRA “new issue” rule.

•	Restricted Persons List-The Chief Compliance Officer will maintain a list of restricted persons to whom new issues may not be offered. This list will be provided to all advisory representatives. The Chief Compliance Officer will periodically review the Restricted Persons List and make any necessary changes. All advisory representatives will be provided updated restricted persons lists.

•	Determination of Service As An Executive Officer or Director. Each new Client must disclose the name of any public company or any “covered non-public company” of which any beneficial owner of its securities serves as an executive officer or director (or if such beneficial owner is a person materially supported by such an executive officer or director); provided, however, that disclosure is not required with respect to Clients in which the beneficial interests of executive officers and directors of the company and persons materially supported by them in the aggregate do not exceed 25% of such account, and other clients which are: (i) an investment company registered under the Investment Company Act of 1940; (ii) a common trust fund or similar fund as described in Section 3(a)(12)(A)(iii) of the Securities Exchange Act of 1934, provided that: (A) the fund has investments from 1,000 or more accounts; and (B) the fund does not limit beneficial interests in the fund principally to trust accounts of restricted persons; (iii) an insurance company general, separate or investment account, provided that: (A) the account is funded by premiums from 1,000 or more policyholders, or, if a general account, the insurance company has 1,000 or more policyholders; and (B) the insurance company does not limit the policyholders whose premiums are used to fund the account principally to restricted persons, or, if a general account, the insurance company does not limit its policyholders principally to restricted persons; (iv) a publicly traded entity (other than a broker-dealer or an affiliate of a broker-dealer where such broker-dealer is authorized to engage in the public offering of new issues either as a selling group member or underwriter) that: (A) is listed on a national securities exchange; or (B) is a foreign issuer whose securities meet the quantitative designation criteria for listing on a national securities exchange; (v) an investment company organized under the laws of a foreign jurisdiction, provided that: (A) the investment company is listed on a foreign exchange for sale to the public or authorized for sale to the public by a foreign regulatory authority; and (B) no person owning more than 5% of the shares of the investment company is a restricted person; (vi) an Employee Retirement Income Security Act benefits plan that is qualified under Section 401(a) of the Internal Revenue Code, provided that such plan is not sponsored solely by a broker-dealer; (vii) a state or municipal government benefits plan that is subject to state and/or municipal regulation; (viii) a tax exempt charitable organization under Section 501(c)(3) of the Internal Revenue Code; or (xi) a church plan under Section 414(e) of the Internal Revenue Code.

•	Executive Officer or Director Lists. The Chief Compliance Officer will maintain a list of beneficial owners of each Client’s securities (other than those for which an exemption is provided) who are either executive officers or directors of public companies or “covered non-public companies,” or persons who are materially supported by such an executive officer or director, including the name of the company. The Adviser may provide a written representation to FINRA member broker-dealers to inform members as to whether such beneficial owners of Client securities are an executive officer or director (or a person materially supported by such an executive officer or director) of a public company or a “covered non-public company,” including the name of such company, in order to assist such brokers in complying with FINRA Rule 5131.

•	Review of Transactions –The Chief Compliance Officer will review all transactions involving new issues on a monthly basis to ensure that: (i) restricted persons and (ii) executive officers or directors of public companies and “covered non-public companies” not exempted from FINRA Rule 5131 (or persons who are materially supported by such an executive officer or director) are not being offered these investments.

•	Violations- If any violation of this policy is detected, the Chief Compliance Officer will alert the appropriate advisory representative, determine if disciplinary action is required, and document the violation.

2. INADVERTENT INVESTMENT COMPANIES, SUB-ADVISER SUPERVISION AND FUND MANAGEMENT

•	INADVERTENT INVESTMENT COMPANY

Investment advisers that manage a number of accounts in a similar manner should be concerned that they have not created an “inadvertent investment company.” Rule 3a-4 under the Investment Company Act provides a safe harbor for such advisers, provided its conditions are met. To ensure that Adviser may rely on Rule 3a-4, the Investment Committee will make sure that each of the conditions below is met.

Each Client’s account will be managed in accordance with the Client’s financial situation, the Client’s investment objectives, and restrictions the Client desires to impose.

Before a Client account is opened, Adviser will obtain from the Client information about the Client’s financial situation, the Client’s investment objective(s), and any investment restrictions the Client desires to impose.

At least annually, the Investment Committee, or persons performing similar functions, will notify the appropriate Advisory Representative that they are expected to directly contact the Client to see if there have been changes in the Client’s financial situation, the Client’s investment objective(s), and any investment restrictions previously imposed by the Client.

At least quarterly, the Investment Committee will ensure that written notice is sent to the Client directing the Client to contact Adviser if there have been any changes in the Client’s financial situation, the Client’s investment objective(s), and any investment restrictions previously imposed by the Client.

The Investment Committee will send, or arrange to be sent, to each Client performance results in the prior quarter, contributions and withdrawals made by the Client in the prior quarter, fees and expenses charged to the Client in the prior quarter and the value of the account at the beginning of the prior quarter and the end of the prior quarter. Each Client will have the unilateral right to withdraw securities or cash from his or her account, vote securities held in the account, receive confirmation statements for security transactions and legally proceed against any issuer of a security held in an account without having to include other Clients in such proceeding.

•	SUB-ADVISERS

Adviser may delegate some or all of its investment advisory functions over a particular Client account or accounts to a sub-adviser. Prior to delegating advisory functions, Adviser will perform due diligence on the sub-adviser, enter into a sub-advisory contract with the sub-adviser, and supervise the advisory and other services provided by the sub-adviser.

Due Diligence

Prior to entering into a sub-advisory arrangement, Adviser will conduct the following due diligence inquiry on the sub-adviser candidates:

•	Obtain and review information about the sub-adviser’s investment management services, including its investment philosophy, performance record, and investment management experience (including the background of its portfolio managers and research analysts);

•	Obtain and review the Form ADV (including all schedules) of the sub-adviser and relevant sections in its Compliance Manual (including its Code of Ethics and Insider Trading Procedures);

•	Obtain and review information about the sub-adviser’s compliance system;

•	Obtain and review copies of all letters and other correspondence from regulators received by the sub-adviser in the last ten years;

•	Interview the portfolio managers and analysts who will be responsible for managing Adviser Client accounts, the Chief Compliance Officer and senior management;

•	Visit the sub-adviser; and

•	Obtain and review a list of the sub-adviser’s principal service providers.

Sub-Advisory Contract

Prior to retaining a sub-adviser, Adviser will enter into a sub-advisory contract with the sub-adviser. With the advice of its inside or outside counsel, Adviser will decide whether the sub-advisory contract will be between (1) Adviser and the sub-adviser; or (2) Adviser, the sub-adviser and the Client. Inside or outside counsel will review any sub-advisory agreement prior to its execution.

Supervision of Sub-Advisers

Adviser will consider taking the following steps when supervising any sub-advisory relationship:

•	Obtaining an annual (or more frequent) certification from the sub-adviser regarding the following:

•	Material compliance matters;

•	Material changes to sub-adviser’s compliance procedures;

•	Copy or description of the sub-adviser’s written annual compliance review;

•	Description and frequency of testing methods used in connection with the sub-adviser’s compliance review;

•	Last date of regulatory inspection and written description of the results of the inspection;

•	Material changes in key investment management personnel;

•	Material changes in sub-adviser’s investment management process;

•	Report on the extent to which sub-adviser is managing each Client’s assets consistent with the stated investment objective for the Client’s account;

•	Timely filing of 13F and 13G reports (if any);

•	Material changes to how brokers are selected and average commission rate;

•	Percentage of trades made for soft dollars (if any);

•	Proxy voting report; and

•	Copy of Part IIA of Form ADV.

•	Coordinate compliance efforts, including Covered Person reporting of personal trades;

•	Periodically meet with the investment management, senior management and compliance personnel of the sub-adviser to discuss the relationship, including compliance issues;

•	Contact the sub-adviser immediately if Adviser detects any irregularities with respect to Client accounts managed by the sub-adviser, and Adviser will investigate and follow up on the irregularities until it concludes that they do not raise compliance issues;

•	Require the sub-adviser to immediately notify Adviser of any compliance violation involving or impacting Clients of Adviser and any material compliance violation, irrespective of whether it impacts Adviser Clients; and

•	Require the sub-adviser to inform Adviser about any material changes to its business.

•	FUND MANAGEMENT

The Investment Committee shall be responsible for reviewing the applicable Offering Documents and ensuring compliance with its provisions as well as those regulatory descriptions summarized in this Manual. Applicable Laws and Rules as well as the Offering Documents may change periodically. The Investment Committee shall be responsible for ensuring that the investment program conforms to all current requirements.

In the event of non-compliance with an applicable restriction or policy, expeditious remedial action can greatly reduce Adviser’s potential exposure. Therefore, Adviser should immediately consult with representative of the Fund Client or legal counsel upon discovery of a violation of an applicable restriction or policy.

7. TRADING, ALLOCATION OF INVESTMENTS AND AGGREGATION OF ORDERS

Adviser’s policy is to prepare a trade ticket for each Client securities order, place the order with an approved broker-dealer in a timely manner, review Client trades for accuracy, and follow procedures governing cross trades, and aggregation and allocation of trades.

Rule 204-2(a)(3) under the Advisers Act requires a memorandum (sometimes called a “trade ticket”) to be prepared for each securities order given by a designated employee of the Adviser on behalf of a Client. Designated employees must forward the trade ticket to the person responsible for placing securities orders (sometimes called the “trader” or the “trading desk”). The trader selects an executing broker-dealer from the approved list of broker-dealers and places the Client order with the broker-dealer that offers the best execution in accordance with the Adviser’s Policy.

The Investment Committee, or their designee, is responsible for the implementation and monitoring of Adviser’s Trading, Allocation of Investments and Aggregation of Orders Policy and Procedures, including associated practices, disclosures and recordkeeping. The Investment Committee, or if there is no Investment Committee, persons performing similar functions, may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates) but oversight and ultimate responsibility remain with the Investment Committee.

A. Trading

Adviser has adopted various procedures to implement Adviser’s Trading, Allocation of Investments and Aggregation of Orders policy and reviews to monitor and ensure that Adviser’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

For every order placed with a broker-dealer on behalf of a Client, the Investment Committee or designee shall verify that the Client has set up an advisory account with Adviser; verify that the Client has a sufficient account balance to cover the order; verify that Adviser has discretionary authority over the Client’s account to place the order or the Client has given his or her consent to place the order; verify that the Investment Committee or its designee has determined that the order is suitable for the Client; obtain and prepare a Trade Ticket; obtain the approval of authorized persons specified below before placing the securities order; transmit the name of the Client, Client account number, trade information and other required information to the approved executing broker-dealer; and follow up with the executing broker-dealer to confirm that trades have been placed or to find out reasons for rejected trades.

•	TRADE ROTATION

Once an order is created, the largest blocks are usually traded first in order to minimize market impact, ideally through a market maker engaging in principal trades, an agency broker who locates specific buyer(s) or seller(s) for the other side of the trade or authorized participants with the ability to create or de-create ETFs. Thereafter, remaining smaller blocks are generally distributed randomly for execution.

•	TRADE TICKETS

Persons Authorized to Prepare and Sign Trade Tickets

Only a Trader or Portfolio Manager may prepare a trade ticket for a securities order to be placed on behalf of a Client. Each trade ticket must contain the signature of the President, and Investment Committee member, or persons performing similar functions or the Chief Compliance Officer.

Trade Ticket Preparation

Each trade ticket shall contain the following information: the terms and conditions of the order, instruction, modification or cancellation; the name of the Investment Committee member, or persons performing similar functions, who recommended the transaction; the name of the trader who will place the order; the name of the Client for whom the order is entered; the date the order is entered; the name of the broker-dealer through whom the order was executed; the order type (buy/sell); any Client limits (time/price); date and time of order; an indication of whether or not the order was entered through Adviser’s discretionary power; and if the order is for two or more Clients, information about how the order is intended to be aggregated and allocated to the participating Clients.

Placement of Securities Orders

Only Traders may place securities orders written on trade tickets with approved broker-dealers.

•	TRADE CONFIRMATIONS

At or before the completion of a securities transaction for a Client of Adviser, a broker-dealer is required by law to provide the Client with a written confirmation of the transaction.

Adviser will require each approved broker-dealer to send Adviser a duplicate copy of the confirmation. The Investment Committee or its designee will verify that each confirmation or a random selection of confirmations contains the Client’s name and account number, broker-dealer’s name, date and time of the transaction, issuer of the security, price of the security purchased or sold, statement as to whether the security was purchased or sold, number of shares purchased or sold, market on which the transaction took place, broker-dealer’s commission, various expenses and statement as to whether the broker-dealer acted as agent for the Client, acted as agent for another party, or principal for its own account.

Transactions in money market securities and certain mutual fund investment plans are excluded from the confirmation requirement, provided the broker-dealer sends periodic account statements, containing descriptions of the Client’s transactions, to the Client. Adviser will periodically confirm that such Broker-Dealer’s periodic account statements include required descriptions of Client transactions.

•	TRADE REVIEW

At the conclusion of each business day, the Investment Committee or its designee will review daily blotters and order tickets related to Client trades. The Investment Committee or its designee will attempt to verify accurate and proper recordation, suitability of investments for the Client and consistency with the Client’s investment objectives and the absence of any improper trading in the Client’s account.

Prohibited Activities

The Investment Committee or its designee will watch for establishment of a fictitious account to circumvent Adviser’s policies and procedures, discretionary trades for a Client who has not given Adviser discretionary authority, unauthorized use of Client’s funds, effecting securities transactions without proper licenses and delaying a Client trade for the purpose of increasing the profit in a Covered Person trade.

Investment Objectives and Restrictions

Adviser will obtain information from each Client setting forth each Client’s investment objectives, policies and restrictions. The Investment Committee or its designee will take steps to ensure that investments made for each Client are consistent with this information. The Investment Committee or its designee will monitor compliance with Client objectives, policies and restrictions. If a compliance issue is detected, the Investment Committee or its designee will bring the matter to the attention of senior officers of Adviser and initiate steps to remedy the situation.

•	TRADE SETTLEMENT

At the end of each day in which any trading on behalf of Clients of Adviser has taken place, the Investment Committee or its designee will or will cause others to confirm that a trade ticket has been generated for each trade, create a settlement authorization for each trade if required, transmit each proposed settlement authorization to appropriate personnel requesting that they review the proposed settlement authorizations if required, match the proposed settlement authorizations with the corresponding trade tickets written for that day. If a proposed settlement authorization does not match a trade ticket or there are any other discrepancies, the Adviser’s personnel shall investigate by following the Trade Error policies and procedures contained within this Compliance Manual. If all of the proposed settlement authorizations match with trade tickets, the Investment Committee or its designee shall, as necessary, verify the details of each trade with the applicable executing broker-dealers, provide written or instructions by electronic or other means to the Broker-Dealer/Custodian to settle the trades with the applicable executing broker-dealers, and ensure accurate recordation of the transaction in Adviser’s trade order management system. On the morning of the next business day following any day in which trading has taken place, the Adviser’s personnel will compare each trade and settlement authorization entered on Adviser’s trade order management system on the previous day with the postings sent by the executing broker-dealers. The Adviser will report any discrepancies, exceptions, or other issues to the executing broker-dealer.

•	UNAUTHORIZED TRADES AND TRADING PRACTICES

Neither Adviser nor any Covered Person may engage in front-running, scalping and certain other prohibited activities.

Front-Running and Scalping

Adviser will not engage in front-running or scalping. Front-Running. The Adviser will not purchase or sell a security on behalf of an Adviser affiliate account or performance fee paying Client account if the portfolio manager intends, or knows Adviser intends, to purchase or sell that security or a related security on behalf of a non-Adviser affiliate or non-performance fee paying Client account. Scalping. The Adviser will not cause a non-Adviser affiliate or nonperformance fee paying advisory Client account to buy a security, while secretly intending for the market price of the security to rise so that Adviser could cause an Adviser affiliate or performance fee paying advisory Client to sell the same security. Adviser will also not engage in the practice of “reverse scalping” by causing a non-Adviser affiliate or non-performance fee paying advisory account to sell a security, while secretly intending for the market price of the security to fall so that Adviser could cause an Adviser affiliate or performance fee paying advisory Client account to buy the security.

Investment Opportunities

Adviser shall afford investment opportunities equally to performance fee paying advisory Client accounts and other advisory accounts in an equitable manner.

Account Comparisons

The Investment Committee or its designee shall periodically compare trades and holdings of Adviser affiliate and performance fee paying advisory Client accounts with non-Adviser affiliate and non-performance fee advisory Client accounts in an attempt to detect a pattern of trades that systematically favor the Adviser affiliate and performance fee paying advisory Client accounts over the other accounts. The Investment Committee, or persons performing similar functions, shall:

•	Attempt to identify and flag inconsistent positions between Adviser affiliate and performance fee paying advisory Client accounts and other accounts;

•	Attempt to identify and flag inconsistent orders between Adviser affiliate and performance fee paying advisory Client accounts and other accounts;

•	Periodically review trade blotters for possible front-running;

•	Periodically review trade blotters for possible scalping; and

•	Periodically verify that trade allocations and aggregations, and cross trades, met the conditions of the procedures below, and such practices did not systematically favor the Adviser affiliate and performance fee paying advisory Client accounts over the other accounts.

If patterns of trades are uncovered by the Investment Committee that show that performance fee paying advisory Client accounts are being favored over other advisory accounts, the Investment Committee shall:

•	Notify the Senior Management of Adviser;

•	Investigate the cause of the patterns; and

•	Report the Investment Committee’s findings to Senior Management.

Other Unauthorized Trading

Neither Adviser nor any Covered Person will engage in any of the following activities:

•	Placing a securities order that is not authorized by a Client in connection with a non-discretionary account or that goes beyond the authority permitted with respect to a discretionary account;

•	Placing a securities order for fraudulent purposes;

•	Placing a securities order for an unsuitable transaction for a Client;

•	Engaging in a manipulative transaction;

•	Effecting an agency cross transaction between two Clients (unless Adviser’s procedures governing such transactions are followed);

•	Effecting transaction in a security on Adviser’s Restricted List;

•	Engaging in agency or principal transactions (unless Adviser’s procedures governing such transactions are followed); and

•	Engaging in prohibited “interpositioning,” a practice that occurs when an investment adviser or its personnel place a Client order with a broker to effect a transaction as agent, rather than placing the order directly with a market maker.

B. Trade Allocation

•	General Principal

Adviser owes a fiduciary duty to each Client that it advises. These Trade Allocation Procedures are designed to ensure that the principals of Adviser will not favor one Client over other Clients through the allocation of investment opportunities among them.

These procedures have been designed to ensure that buy and sell opportunities are allocated fairly among the clients and that, over time, all clients are treated equitably, and that any differences in trades are not intended to give preferential treatment to any particular client. These procedures also seek to ensure reasonable efficiency in client transactions and to provide the Company’s portfolio managers with the flexibility to use allocation methodologies appropriate to their investment discipline and the client’s investor base.

The Company’s Investment Committee or its designee shall be responsible for ensuring that aggregated trades (i.e., securities acquired in a single trade for multiple client accounts) are allocated to the multiple client accounts in accordance with the following procedures.

•	PRO RATA ALLOCATION

Aggregated orders will be allocated by order size on a pro rata basis or some other equitable manner, taking into account the size of the order placed for each account and any other relevant factors. Orders received at the same time will be combined. In the case of a second order being received for the same security but for additional accounts, the initial order will be closed out and any remaining shares will be combined with the second order.

•	EXCEPTIONS TO PRO RATA ALLOCATION

Partial Fills

If Adviser is not able to completely fill an aggregated order for a security, the completed orders are generally allocated pro rata based on the order size set forth on the pre-allocation.

Random Allocations

In cases where Client accounts would receive less than the desirable number of shares as judged by Adviser, the aggregated trade may be allocated by Adviser to Client accounts on a random basis. Adviser shall use a computer software program or other fair system to allocate such trades on a random basis. Client accounts that receive random allocations generally will not be eligible for the next random allocation.

Allocation Adjustments

In cases where Adviser is unable to allocate security orders as intended within the pre-allocation evidenced on the Trade Ticket due to unforeseeable events, including, but not limited to account closings, Client withdrawals, quickly moving market conditions which would cause intended allocations to cause accounts to become overdrawn, Adviser may make adjustments to its pre-allocation as follows:

•	Newly funded accounts or those with recent contributions may receive an additional allocation;

•	Accounts in need of rebalancing;

•	Any adjustments to pre-allocations on an account by account basis, provided that security-level percentages remain within the tolerance levels set out from time-to-time by the Investment Committee;

•	In selling situations, late day or after hours withdrawal and liquidation requests.

In all instances of allocation adjustments, the reasons therefore will be documented.

Documenting Exceptions

Adviser may make an allocation of an aggregated trade on a basis other than pro rata if:

•	It is in the best interests of Clients;

•	An appropriate reason for the deviation from pro rata allocation exists, including:

•	A Client has a unique or specialized investment objective that emphasizes investment in a particular category of securities and the security being acquired meets that investment objective and falls within that category;

•	The allocation would be too small to establish a meaningful position for the Client in that security; or

•	The allocation would result in an account receiving an odd lot.

•	All participating Clients in the aggregated order are treated fairly and the variation from a pro rata allocation does not result in an unfair advantage or disadvantage to a Client, or unfairly advantage Adviser; and

•	The trader responsible for the deviated allocation describes in writing an explanation for the deviation.

Price

The price of the securities allocated shall be the average share price for all transactions of the Clients in that block trade on a given day, with all transaction costs shared on a pro rata basis.

Settlement

Neither cash nor securities will be held longer than necessary to settle the purchase and sale of aggregated orders. Any cash or securities held collectively for Client accounts shall be delivered as soon as practicable after settlement.

A trade allocation may not be based on any of the following, or similar, reasons:

1.	to generate higher fees paid by one account over another, or to produce greater fees to the Company;

2.	to develop a relationship with a client or prospective client;

3.	to compensate a client for past services or benefits rendered to the Company or any employee of the Company or to induce future services or benefits to be rendered to the Company or any employee of the Company; or

4.	to equalize performance among different accounts managed by the Company.

Appropriate reasons to allocate trades may include any of the following considerations as they relate to specific accounts: investment policies, guidelines or restrictions; tax considerations; liquidity constraints; risk tolerances; restrictions under ERISA; available credit lines and counterparty arrangements; and hedging activity.

If you are uncertain how to allocate securities purchased or sold for client accounts, you should contact the Chief Compliance Officer. Allocations will be made prior to the opening of trading on the day following the trade order or as soon as reasonably possible, but in no event later than T+1 at 4 pm EST. Under no circumstances will Adviser delay allocation so that it can allocate the more favorable prices received during the day to one account and the less favorable prices to another account.

•	PERFORMANCE-FEE ACCOUNTS

Adviser will not allocate “hot” trades or other favorable trades disproportionately to performance-fee accounts, if any, in an attempt to earn higher performance fees.

•	INITIAL PUBLIC OFFERINGS

Securities acquired in initial public offerings (“IPOs”) are allocated only to Eligible Accounts (as defined below) and such allocation is pro rata based on the total asset size of each Eligible Account’s investment portfolio. No Eligible Account will be systematically advantaged or disadvantaged in the allocation process. A Client account shall be an “Eligible” Account only if the Adviser has concluded that the Client can accept the increased risk associated with IPOs based on an analysis of the Client’s investment objectives, policies and risk tolerance; the Client requests in writing to participate in IPOs when available; the Client has agreed to hold the securities purchased in the IPO for at least 14 days after purchase (to evidence investment intent) and the Client represents in writing that he or she is not a restricted person under FINRA’s Free riding and Withholding interpretations.

•	REVIEW

The Investment Committee or its designee will review each and every allocation of trades to ensure that the Trade Allocation Procedures were followed and to verify that no Client account was systematically disadvantaged by the allocation. The pre-allocated amounts on the Trade Tickets may differ from the amounts actually allocated in situations where Adviser does not receive a full allocation or allocation adjustments are necessary. In such situations, the Trade Tickets should not be revised to reflect a partial fill or allocation adjustment of the trade. If for any reason aggregated trades must be revised (other than a partial fill or allocation adjustment) after the trades are executed and allocated the Trade Ticket applicable to such trades will be revised, an explanation for the revision will be included on the Trade Ticket, the Trade Ticket will be noted and the Trader will request the Investment Committee or its designee to authorize the revision by signing the Trade Ticket.

8. SELECTION OF BROKERS

A. Obligation to Seek Best Execution

An investment adviser has a fiduciary duty to achieve best execution when it places trades with broker-dealers. Failure by an investment adviser to adhere to its best execution duties when selecting a broker-dealer may have significant regulatory and other consequences.

SELECTION OF BROKER-DEALERS

The following steps will be taken when creating a list of broker-dealers that may execute Client trades (the “Approved List of Broker-Dealers”) and placing and re-placing a particular broker-dealer on the List:

•	Periodically, the Compliance Committee will meet to evaluate the trading techniques and strategies it uses, performance of the broker-dealers it uses, and designate one of the attendees of the meeting to take minutes of the meeting;

•	The Compliance Committee will consider at this meeting:

•	input from portfolio managers, traders and others;

•	establishing an acceptable commission range for trades;

•	information about the commissions paid over the previous quarters, including to the extent whether the commissions exceed the acceptable, pre-established range and the circumstances that caused the deviation; and

•	statistical and other information from consultants and vendors on the execution capabilities of broker-dealers;

•	the Compliance Committee will create and from time to time modify the Approved Broker-Dealer List to reflect conclusions reached at the meeting and its regular review of brokerage in an effort to project annual trading activity and respective compensation for each broker-dealer on the Approved Broker-Dealers List.

•	FACTORS CONSIDERED WHEN PLACING A TRADE

Adviser may execute a Client trade with a particular broker-dealer only if that broker-dealer appears on the Approved List of Broker-Dealers, unless the Compliance Committee determines and documents the determination that using a non-approved broker-dealer is in the Client’s best interest. Adviser will attempt to obtain price quotations from multiple broker-dealers when placing orders and indicate the quotations on trade tickets for Clients in an effort to document best execution. Adviser seeks the following when placing a trade for a Client with a particular broker-dealer:

Speed of Execution

Achieve the fastest execution reasonably possible. When possible, orders will be routed to those broker-dealers that automatically execute orders for up to a certain number of shares.

Price Improvement

Select broker-dealers that route orders of over-the-counter (OTC) and listed securities to market makers and/or market centers where opportunities for price improvement exist. Adviser will verify whether such market makers and/or market centers:

•	automatically match incoming market and limit orders to pending limit orders,

•	cross transactions where price improvement is offered to one or both sides of the trade, or

•	negotiate transactions within the National Best Bid and Offer (“NBBO”) price.

Size Improvement

Select broker-dealers that execute trades in markets that provide the greatest liquidity and thus potential for execution of orders larger than the size quoted in the NBBO.

Commission

Select broker-dealers that charge competitive commissions.

Research and Soft Dollars

Consider broker-dealers that provide research and brokerage services pursuant to soft dollar arrangements, provided such arrangements comply with procedures set forth in this Manual.

Quality of Overall Execution Services

Select broker-dealers that consistently execute trades in an accurate and professional manner, including providing prompt and accurate oral, hard copy or electronic reports of execution. Number of incomplete trades the broker-dealer had made in the past will be considered.

Expertise

Select one broker-dealer over another qualified broker-dealer if the former broker-dealer has special expertise in executing trades for a particular type of security.

Financial Condition

Select broker-dealers only if they are in sound financial condition and can maintain and commit adequate capital when necessary to complete trades. In addition, the broker-dealer’s ability and overall commitment to technology will be considered.

Skill

Select highly skilled broker-dealers, based on such factors as the broker-dealer’s ability to search for and obtain liquidity to minimize market impact, accommodate unusual market conditions, complete trades, execute unique trading strategies, execute and settle difficult trades, and maintain the anonymity of Adviser.

•	REVIEWING PRICES AND MONITORING EXECUTION

The Trader or other authorized person who places the trade has the primary responsibility for monitoring the quality of trade execution. Trades made on behalf of Clients will be placed either through an introducing broker, who in turn will route the trade to a clearing broker, or directly with a clearing broker. Periodically, the Compliance Committee shall review records or a sample of Client trades and compare the prices obtained in the trades with historical prices in the relevant markets. If Clients of Adviser are not receiving prices that fall within an acceptable range of these quotes, the Compliance Committee will investigate the reason for the deviation and consider ways to improve execution.

The Compliance Committee will regularly monitor and evaluate clearing broker-dealer performance and execution quality reviewing, at a minimum, Rule 11Ac1-6 trading reports and other broker-dealer reports. Such other broker-dealer reports, include, but are not limited to, commission summaries, transaction reports, failed trades, feedback from Covered Persons having substantive contact with the broker-dealer and information generated by investment personnel who make post-trade evaluation.

Periodically, the Compliance Committee will review Adviser’s List of Approved Broker-Dealers, compare the List with actual brokerage allocations made over the past quarter or some other period, and make any changes to such List.

•	CONFLICTS OF INTEREST

When selecting broker-dealers to execute Client trades, Adviser will be sensitive to the following conflicts of interest, and where necessary, shall address such conflicts by disclosure, Client consent or other appropriate action with respect to the receipt of soft dollars from a broker-dealer, obtaining Client referrals from a broker-dealer and receiving IPO allocations from a broker-dealer.

B. Soft Dollar Arrangements

Section 28(e) of the Securities Exchange Act of 1934 provides a safe harbor that permits the Company, when selecting brokers to execute transactions for client accounts, to take into account research products and services provided to the Company by brokers. In order to qualify for the safe harbor, the research products and services provided to the Company by the broker and paid for out of “soft dollars” must provide lawful and appropriate assistance to the Company in the performance of its investment decision-making responsibilities.

When the Adviser receives from a broker-dealer or other financial institution, without cost, any economic benefit because it renders investment management services to clients that, in the aggregate, maintain a certain level of assets at that financial institution, the Portfolio Manager shall characterize such as an “other economic benefit.” For all such benefits the Portfolio Manager shall then determine whether the benefits are in the best interest of the Adviser’s Clients. Where the Portfolio Manager determines that the benefits are not in the best interest of the Adviser’s clients, the Portfolio Manager should decline the benefits on behalf of the Adviser. Where the Portfolio Manager determines that the benefits are in the best interest of the Adviser’s clients, the Portfolio Manager should describe the benefit to the Chief Compliance Officer or his or her designee, in writing, and the Chief Compliance Officer or his or her designee shall disclose such benefit to the clients. Such disclosure may be described in the Company’s Form ADV.

In deciding to allocate transactions to a broker providing research services, the Company must make a good faith determination that the commissions charged by the broker are reasonable in relation to the value of the brokerage and research services provided. Research and related services that may be furnished by brokers and paid for out of brokerage commissions may include: written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts; statistics and pricing services; discussions with research personnel; and hardware, software, data bases and other news, generic services and equipment utilized in the investment management process. Subject to seeking best execution, the Company may also consider referrals of potential clients or investors in any investment fund managed by the Company as a factor in the selection of brokers.

Where a product or service obtained with commission dollars provides both research and non-research assistance to the Company (a mixed-use service), such as a quotation service used for administrative purposes, the Company must make a reasonable allocation of the portion of the mixed-use service which constitutes research services that may be paid for with commission dollars and the portion that does not constitute research services, which must be paid for by the Company out of Company (and not client) resources. The Chief Compliance Officer will maintain appropriate written records of all such allocations of the costs of mixed-use services.

The Company should not enter into any commitments with any broker or other party to generate any specific amount of brokerage commissions, as that would be inconsistent with the fiduciary obligation of the Company to its clients. The Company also should not use soft dollars to pay existing obligations of the Company.

The Chief Compliance Officer has overall responsibility for the supervision and implementation of the Company’s soft dollar policy. Any agreement relating to the provision of research or other services to be paid for out of soft dollars should be approved in advance by the Chief Compliance Officer.

Quarterly meetings will be held with the Senior Trader, Chief Financial Officer, Chef Compliance Officer and Chief Investment Officer of the firm to review all soft dollar trades in the prior quarter and to discuss issues regarding soft dollar arrangements. The Chief Compliance Officer will maintain written records as to the basis for entering into each soft dollar arrangement, and a quarterly report should be made available to all clients.

C. DIRECTED BROKERAGE ARRANGEMENTS

Adviser may enter into a directed brokerage arrangement for a Client only if the Adviser requests a written letter or electronic communication from the Client that authorizes Adviser’s use of brokerage commissions generated by that Client’s trade in a directed brokerage arrangement. The Client’s Directed Brokerage Arrangement letter will list the eligible broker-dealers and specify the target percentage or dollar amount of transactions to be directed. Further, the Client’s Directed Brokerage Arrangement Letter will make representations that: the Client has the authority to direct brokerage; any benefits from the directed brokerage arrangement will flow only to the account generating the commissions; the Client understands that the directed brokerage arrangement may impair Adviser’s ability to obtain best execution; with respect to any ERISA Clients, the product or service acquired in the directed brokerage arrangement will be exclusively used for the plan’s participants or other beneficiaries; the Adviser will not aggregate or pool Client orders to pay for services or goods in a directed brokerage arrangement; and the Client will receive best execution.

The Compliance Committee or its designee shall confirm that all of the above requirements are met prior to allowing Adviser to enter into a directed brokerage arrangement on behalf of a Client. The Compliance Committee will also monitor existing directed brokerage arrangements to ensure they continue to meet the above requirements and verify that any rebate of cash to a Client is disclosed by the broker-dealer on the confirmation statement.

D. BROKERAGE-CLIENT REFERRAL ARRANGEMENTS

Adviser may reward broker-dealers for referring Clients to Adviser by directing Client trades and thus commissions to such broker-dealers only if the Adviser adheres to its best execution practices and makes appropriate disclosures in its Form ADV.

The Adviser must consider all best execution factors and Client referrals are only one of many factors considered in the selection of broker-dealers to execute Client portfolio transactions.

The Adviser must disclose to its Clients in Schedule F of its Form ADV the decision to use brokerage commissions to reward broker-dealers for Client referrals can pose significant conflicts, that brokerage-Client referral arrangements may have an adverse impact on best execution of Client transactions and receipt of brokerage commissions by a broker-dealer for referring Clients creates an incentive for the broker-dealer to recommend investment advisers that best compensate the broker-dealer rather than advisers that meet the Client’s investment or financial planning needs.

Adviser will enter into a brokerage-referral arrangement only if such arrangement complies with Rule 206(4)-3 under the Advisers Act and the procedures governing referral arrangements that are set forth in the “Solicitation Arrangements” section of this Manual.

Adviser must disclose in its Advisory Agreement with each Client that it may enter into brokerage-referral arrangements.

E. FUND BROKERAGE

Any benefits derived from placing a Fund’s portfolio transactions with a particular broker/dealer, other than “research” as discussed herein, are considered assets of that Fund. Accordingly, brokerage transactions cannot be directed to a particular broker for the benefit of Adviser, other Funds or Clients managed by Adviser or other persons. Adviser may direct portfolio transactions to a particular broker in exchange for the payment of that Fund’s custody or other operating expenses. However, Adviser must notify the Fund Client of such offsets, which must be reflected in the expense table appearing in the Fund’s prospectus and financial statements.

F. COMPLIANCE COMMITTEE

Adviser’s Compliance Committee shall oversee brokerage practices to provide reasonable assurance that Adviser’s activities are conducted in a manner that is in compliance with

Applicable Laws and Rules and regulations. Adviser’s Compliance Committee shall consist of at least one member of Senior Management of Adviser, the Chief Compliance Officer, a member of the Investment Committee and any other relevant Adviser personnel.

9. TRADE ERRORS

The Company must use the utmost care in making and implementing investment decisions on behalf of client accounts. If any error occurs, it must be corrected as soon as practicable. When the Company corrects a trading error, the Client may not be disadvantaged. The Client must be “made whole.”

As a fiduciary, an adviser is required to put Clients’ interests ahead of its own. This duty is especially evident when it comes to correcting errors made in placing trades for the Fund. A trade error is considered to have occurred if the order executed for a Client materially differs from the trade instructions for that Client (for reasons other than customary allocation of unfilled or partly filled orders).

Adviser has adopted various procedures to implement the firm’s Trade Error Correction policy and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

•	TRADE ERROR DEFINITION

Examples of trade errors include the placement of orders (either purchases or sales) in excess of the amount of securities Adviser intended to trade, the sale of a security when it should have been purchased, the purchase of a security when it should have been sold, the purchase or sale of the wrong security, the purchase or sale of a security contrary to regulatory restrictions or Client investment guidelines or restrictions and incorrect allocations of securities.

Errors may occur either in the investment decision-making process or in the trading process. Internal or clerical mistakes that affect the investment or trading process and have a financial impact to the client will be treated as trade errors. Any mistakes that do not affect the investment decision-making process or trading process, or cause a violation of a client’s investment policies or restrictions, and do not cause gain or loss to the client, will not be treated as trade errors.

•	TRADE ERROR PROCEDURES

In correcting trade errors, the following procedures shall apply:

•	Errors are to be corrected as soon after discovery as is reasonably practical, and in such a manner that the Client incurs no loss.

•	The Chief Financial Officer is responsible for approving all trade sheets submitted to brokers at the end of each trade day and for reviewing the daily transaction journals with the trade sheets of the previous day. Trade Errors must be reported to the Chief Compliance Officer immediately upon discovery. The Chief Compliance Officer is required to approve the resolution of all trade errors. The Covered Person who discovered the error will not attempt to rectify trading errors by him or herself.

•	A written Trade Error Report must be completed and maintained for all trade errors, and submitted to the Chief Financial Officer and Chief Compliance Officer. A Trade Error Report must detail the type of trade error, the manner in which the error occurred, and the resolution of the error.

•	Corrective action will be taken by the Chief Compliance Officer in consultation with the senior executives of Adviser.

•	The entity responsible for the error will bear the cost of correcting the error.

•	Client losses caused by trade errors will be reversed with the Client being made whole.

•	When appropriate, Client accounts that experienced a post-settlement loss will be credited with a competitive rate of return and calculated from the date of the error.

•	Gains in Client accounts caused by trades done in error that are discovered after settlement generally will be credited to the affected Clients’ accounts.

•	Gains from trade errors may not offset losses from trade errors, unless the underlying transactions constitute a single transaction.

•	ERROR DOCUMENTATION AND ERROR LOG

The Chief Compliance Officer or its designee is responsible for creating and maintaining an Error Log documenting the occurrence and correction of trade errors. All documentation in connection with the resolution of any trading errors will be maintained for the period prescribed by Applicable Laws and Rules. Periodically, the President or COO shall review the file documenting trade errors to verify that the trade error was corrected fairly and on a timely basis.

It is not appropriate to direct brokerage commissions (soft dollars) to brokers, or to enter into other reciprocal arrangements with brokers, in order to induce a broker to absorb a loss from a trading error caused by the Company. A broker may absorb the loss from a trade error caused by the broker.

The Company will not be liable to any client or investor in such client for: (i) any acts or omissions arising out of, or in connection with, the client, any investment made or held by the client or any governing agreement, unless such action or inaction was performed or omitted fraudulently or in bad faith or constituted gross negligence or willful misconduct, or for losses due to such action or inaction, or (ii) the negligence, dishonesty or bad faith of any broker or agent of the client, provided that such broker or agent was selected, engaged or retained by the Company or an affiliate in good faith. As a result, any negative or positive results of trading errors generally will be borne by the client, rather than by the Company or an affiliate, so long as the Company or such affiliate adheres to the foregoing standard of care. The foregoing provision will not be construed so as to provide for the exculpation of the Company or any affiliate for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but will be construed so as to effectuate the foregoing provisions to the fullest extent permitted by law.

10. PRINCIPAL, CROSS AND AGENCY CROSS TRANSACTIONS

The Company will only engage in cross transactions (causing one managed account to buy or sell securities from or to another managed account) when the transaction is in the best interests of, and consistent with the investment objectives and policies of, both accounts involved in the transaction. If a cross transaction is considered, it is the Company’s policy to effect all cross transactions in the most equitable and fair manner for all clients involved.

Fiduciary Duty

Adviser will engage in a cross trade only if such trade is in the best interests of each participating Client and no Client is disadvantaged by such trade.

Price

Each cross trade shall be effected at the independent current market price of the security. Such market price shall be one of the following:

•	Reported Security: the last sale price with respect to such security reported in the consolidated transaction reporting system or the average of the highest current independent bid and lowest current independent offer for such security if there are no reported transactions in the consolidated transaction reporting system that day;

•	Non-Reported Exchange Traded Security: the last sale price on the principal exchange for which such security trades, or the average of the highest current independent bid and lowest current independent offer for such security if there are no reported independent transactions on such exchange that day;

•	Non-Reported NASDAQ Quoted Security: the average of the highest current independent bid and lowest current independent offer reported on Level 1 of NASDAQ; and

•	Other Securities: the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry.

Per Trade Record

Adviser will record for each cross trade a statement of the nature of such trade and the date such trade took place.

Compensation

Adviser will not receive any compensation for facilitating cross trades, including any commission or transaction-based fee, other than its ordinary advisory fees.

Each Rule 17a-7 Transaction must meet the following conditions:

(a)	The Rule 17a-7 Transaction was a purchase or sale for no consideration other than cash payment against prompt delivery of the security for which market quotations are readily available;

(b)	The Rule 17a-7 was effected at the independent current market price of the security determined as follows:

(i)	If the security is an “NMS Stock” as that term is defined in 17 CFR 242.600, the last sale price with respect to such security reported in the consolidated transaction reporting system (“consolidated system”) or the average of the highest current independent bid and lowest current independent offer for such security (reported pursuant to 17 CFR 242.602) if there are no reported transactions in the consolidated system that day.

(ii)	If the security is not a reported security and the principal market for such security is an exchange, then the last sale on such exchange or the average of the highest recorded independent bid and lowest recorded independent offering on such exchange if there are no reported transactions on such exchange that day;

(iii)	If the security is not a reported security and is quoted in the NASDAQ System, then the average of the highest reported independent bid and lowest reported independent offering reported on Level I of NASDAQ; or

(iv)	For all other securities, the average of the highest recorded independent bid and lowest recorded independent offer determined on the basis of reasonable inquiry. Reasonable inquiry is generally defined as quotes from at least three independent brokers.

(c)	The Rule 17a-7 Transaction is consistent with the policy of each investment company or series participating in the transaction as recited in its Registration Statement and reports filed under the 1940 Act; and

(d)	No brokerage commission, fee (except for customary transfer fees) or other remuneration was paid in connection with the Rule 17a-7 Transaction.

(e)	The Board of Trustees, including a majority of the disinterested trustees must (i) adopt procedures pursuant to which such purchase and sale transactions may be effected, which procedures are reasonably designed to provide that the conditions set forth above are complied with, and (ii) determine no less frequently than quarterly that all such purchases or sales made under these procedures during the preceding quarter were effected in compliance with such procedures; and

(f)	The Adviser must create a written record of transaction setting forth a description of the security, the identity of the person on the other side of the transaction, and the terms of the purchase or sale.

•	EXCEPTION FOR FUNDS WITH MULTIPLE SUB-ADVISERS

For a Fund with multiple sub-advisers, a sub-adviser and its affiliates are prohibited under Section 17(a) from engaging in principal transactions with the Fund, even with respect to portions of the Fund that are not managed by that sub-adviser. To address this situation, the SEC has adopted an exemptive rule that permits certain principal transactions between a Fund and a sub-adviser or an affiliate of a sub-adviser.

A Fund may enter into principal transactions with a sub-adviser of the Fund, or an affiliate of the sub-adviser, under the following conditions:

•	The sub-adviser or its affiliate are affiliated persons of the Fund solely due to the sub-advisory relationship;

•	The sub-adviser is not, and is not an affiliated person of, the investment adviser (or sub-adviser) responsible for providing advice with respect to the portion of the Fund for which the transaction is entered into, or of any promoter, underwriter, officer, director, member of an advisory board, or Covered Person of the Fund; and

•	The advisory contracts of the sub-adviser that is entering into the transaction, and any sub-adviser that is advising the Fund (or portion thereof) entering into the transaction, (i) prohibit them from consulting with each other concerning transactions for the Fund in securities or other assets, and (ii) if both such sub-advisers are responsible for providing investment advice to the Fund, limit the sub-advisers’ responsibility in providing advice with respect to a discrete portion of the Fund’s portfolio.

An employee may not engage in principal transactions between a personal account (or the account of a family member) and a client account.

The Company may not engage in a principal transaction with a client without appropriate prior written disclosure to the client, as approved by the Chief Compliance Officer, and the prior written consent of the client. A blanket approval is not sufficient for this purpose. All principal transactions must be in the best interests of the Client, and the practice of engaging in principal transactions is disclosed in the Company’s Form ADV.

An employee may not cause one client account to sell a security to another client account in a cross transaction if any employee or other affiliate of the Company will receive any compensation from any source for acting as broker (an agency cross transaction).

Prior to execution of a cross transaction, the employee recommending the trade must prepare a brief memorandum setting forth the reasons why the transaction is suitable for each client involved (e.g., differences in invested positions, investment objectives, risk tolerances, tax situations, etc.). The memorandum shall be signed by the officer or employee under whose direction it was prepared and initialed by the Chief Compliance Officer and copies shall be maintained in the appropriate client files.

No brokerage commission, fee (except for customary transfer fees) or other remuneration shall be paid in connection with any cross transaction (other than customary brokerage fees with respect to transactions executed through the markets). A quarterly report will be provided to the Board reflecting any cross trades that occurred during the quarter. In the event that there are no Rule 17a-7 Transactions during the quarter, the sub-adviser confirms to the CCO that the Fund did not participate in any Rule 17a-7 Transactions during the preceding quarter.

11. CUSTODY OR POSSESSION OF CLIENT ASSETS

It is the Company’s policy not to receive or to have custody of the assets of any client. All client funds and securities will be held by a qualified custodian (as defined under Rule 206(4)-2 under the Advisers Act) designated by the Company.

Clients should be instructed to make all payments to their accounts by wire transfer directly to the bank or brokerage firm acting as custodian for that client. Investments by clients in investment funds managed by the Company should be sent by wire transfer directly to the prime broker or custodian for the investment fund. Any check received inadvertently from a client should be returned to the client promptly and in any event within three business days.

It is the Company’s policy to cause each investment fund that it advises to distribute audited financial statements to investors no later than 120 days after the end of each fiscal year. As a result, the custodian for any such fund will not provide quarterly account statements directly to clients.

12. ADVERTISING AND PROMOTIONAL MATERIALS

A. General Principles

No communications with the press or other news media should occur without the prior approval of the Chief Compliance Officer. This prohibition includes, but is not limited to, interviews with print or electronic media, appearances on national network, local or cable television or radio broadcasts, publication of written investment related articles, or publication of materials over the internet. All media requests for information relating to the Company must be referred to the Chief Compliance Officer.

If the purpose of a communication with the media is to promote the business of the Company, such activities may be considered advertising and must be reviewed in advance with the Chief Compliance Officer.

It is the policy of the Company that employees may not publicly identify or comment on clients of the Company or provide any information regarding securities held in client accounts.

The Company will adhere to all SEC regulations governing the use of websites by investment management firms.

B. Prohibited Activities

Various rules govern what we can and cannot say in communications with existing or prospective clients. As a general matter, no employee may, to any client, prospective client, consultant or member of the public:

•	Employ any device, scheme or artifice to defraud; or

•	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

•	Engage in any fraudulent, deceptive or manipulative practice with respect to any client or prospective client; or

•	Use any materials or make any communication which contains any untrue statement, omission of a material fact necessary to make the statements made not misleading, or is otherwise false or misleading; or

•	Make any communication with the public which employs or is part of a high-pressure approach; or

•	Use any materials or make any communication which contains promises of specific results, exaggerated or unwarranted claims, opinions for which there is no reasonable basis, or forecasts of future events which are unwarranted or which are not clearly labeled as forecasts.

C. Advertisements by Investment Advisers

•	ADVERTISEMENTS AND MARKETING PIECES

Because a false or misleading advertisement or marketing piece may result in fraud charges against Adviser, each marketing piece or advertisement must be reviewed and controlled in advance of public dissemination. No advertising may contain any statement to the effect that any report, analysis or other service actually is or will be furnished free of charge, unless such report, analysis or other service actually is or will be furnished entirely free and without and condition or obligation. No advertisement may make specific projections without disclosing material factors which may affect the projections or forecasts, and no advertisement may include a statement implying that performance is guaranteed.

With respect to each proposed print advertisement the marketing Covered Person submitting the proposed advertisement will include the text of the proposed advertisement, target audience, list of Covered Persons and others who must review and sign off on the advertisement, review deadline and a statement whether the advertisement contains performance data.

During the routing process, Adviser’s Chief Compliance Officer will determine whether the proposed advertisement in fact meets the definition of advertisement. (Oral communications are not advertisements. However, fraudulent or misleading oral statements are prohibited.)

The Chief Compliance Officer or designee will determine whether the proposed advertisement is misleading and that it complies with all applicable regulations and SEC interpretative positions of those regulations.

Approved advertisements may not be used or modified (except to update performance information) without the express written approval of the Chief Compliance Officer or designee. An advertisement with unauthorized modifications will be deemed a proposed advertisement, subject to each and every one of these procedures.

Advertisements with material modifications or advertisements that have been in use for at least one year must be re-routed through the process set forth above.

•	ADVERTISEMENTS AND MARKETING PIECES CONTENT REVIEW

All advertisements or marketing pieces will be reviewed by the Chief Compliance Officer prior to dissemination. This review verifies that reviewed materials are not misleading. In determining whether a particular advertisement or marketing piece is misleading, the Chief Compliance Officer will consider a “materially misleading” advertisement to be any advertisement that either contains an untrue or misleading statement of material fact or omits to state a material fact necessary in order to make a statement made, in light of the circumstances of its use, not misleading. A fact is material if there is a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the total mix of information available. The Chief Compliance Officer will consider the presence or absence of statements being made in connection with the offer or sale (or advice being given) of the securities in question; the presence or absence of any explanations necessary to make a statement not misleading; the general economic or financial conditions; specific investment policies or practices that effected performance results, including risks inherent in the policy or practice (e.g. IPO investments); any representations of future gains, income or expenses; any portrayals of past performance that imply that past results will be repeated in the future, or that cannot be justified under the circumstances; any discussion of benefits of the investment without giving equal prominence to the risks or limitations associated therewith; and any exaggerated or unsubstantiated claims.

Other factors that the Chief Compliance Officer will consider include the overall context in which the advertisement or communication is made, audience to which the advertisement or communication is directed, overall clarity of the advertisement or communication and use of explanatory footnotes in the advertisement or communication.

•	TYPES OF MARKETING ACTIVITIES

Prior to engaging in any type of marketing activity, Adviser must determine whether such activity is permissible and, if so, whether there are legal restrictions on such activities. All marketing activities are subject to the procedures and restrictions described above (i.e., they may not contain material misrepresentations or be misleading). Set forth below are specific marketing activities and the restrictions placed upon those activities.

•	ARTICLE REPRINTS

Adviser may desire to distribute copies of articles about itself (from newspapers, magazines, etc.) to clients, including articles that rank Adviser based on performance and other criteria. The SEC generally permits an investment adviser to distribute article reprints under certain conditions.

An Adviser Representative of Adviser may disseminate an article only if the dissemination of the article was approved by the Chief Compliance Officer, who shall review it to ensure that it is accurate and not misleading by considering such factors as how long ago the article was printed and whether it continues to be relevant, whether the article is materially accurate, whether the content is relevant to today’s markets, whether the Adviser still provides the investment management services mentioned in the article (including the particular investment styles) and whether the Adviser’s clients continue to own the securities mentioned in the article (assuming individual securities are mentioned). The Adviser Representative may also disseminate an article if the article was written by an unbiased third party; the Adviser obtained written permission from the publisher of the article to reprint it, and, if required, has paid for the reprints and/or right to reprint; the article does not contain a client’s endorsement or describe a client’s experience with the adviser; and the Adviser deems the article reprint that is disseminated to be an advertisement subject to Adviser’s recordkeeping procedures and maintains: (i) a copy of the reprint; and (ii) list of recipients of the reprint.

•	GRAPHS AND CHARTS

Adviser may use graphs and charts to show the past performance of its managed accounts. However, Rule 206(4)-1 under the Investment Advisers Act of 1940 states that an investment adviser may not represent in an advertisement that a particular graph, formula, chart or other device being offered by the adviser can be used by the adviser or investor to determine what securities should be bought for an investor, unless the limitations are prominently disclosed.

An Adviser Representative may provide a client or prospective client with a chart, hypothetical or graph or use a chart, hypothetical or graph in an advertisement only if it has been pre-approved by the Chief Compliance Officer and has been determined that it does not suggest what securities should be bought for a client.

•	ONE-ON-ONE PRESENTATIONS

Prospective clients may ask about the investment performance of the existing clients of Adviser. SEC guidelines governing what disclosure must be made when performance is presented in a one-on-one presentation are less stringent than general advertisements. A “one-on-one” presentation can be made to more than one person provided the setting is private and confidential and the clients or prospective clients have the opportunity to discuss with the adviser the kind of fees it charges. The SEC set forth the conditions that must be met when an investment adviser presents gross performance in a one-on-one presentation.

When an Adviser Representative of Adviser presents Adviser’s performance results to clients in one-on-one meetings, he or she will make the following disclosures:

•	The report must be labeled that it is a “one on one presentation”;

•	The performance (if presented in a gross manner) does not reflect the deduction of advisory fees;

•	The client’s returns will be reduced by the advisory fee and any other expenses the client may incur in the management of the account;

•	Adviser’s advisory fees are disclosed in Part 2A of its Form ADV; and

•	A chart, table, narrative or other information showing the effect of its advisory fee, compounded over time, on the total value of a client’s portfolio.

A brochure used in one-on-one marketing pieces must contain a legend similar to the following (if presenting gross of fees):

“The performance presented by Adviser is before deducting investment advisory fees but is net of transaction costs. Client returns will be reduced by advisory fees and other expenses. The client is referred to Part 2A of Adviser’s Form ADV for a full disclosure of the fee schedule. As fees are deducted quarterly, the compounding effect will be to increase the impact of the fee by an amount directly related to the gross account performance. For example, on an account with a 0.5% fee, and gross performance of 20% over one year, the compounding effect of the fee will result in performance of approximately 19.4%. A $10,000 initial investment would grow to approximately $14,256 gross of fees, versus $14,000 net of fees, over a two year period.”

•	PAST RECOMMENDATIONS

The SEC imposes very stringent rules on when investment advisers can advertise past recommendations. The Adviser will not advertise any past recommendations. Rule 206(4)-1(a)(2) under the Investment Advisers Act of 1940 prohibits an investment adviser from including past specific recommendations in an advertisement unless certain conditions are met.

Adviser may advertise a past recommendation only if the advertisement contains all recommendations (or offer to supply such information upon request) made by the adviser within the preceding year, the name of each security recommended, the date and type (buy/sell) of recommendation, the market price of the security at the time of the recommendation, the price when the recommendation was acted on, the market price as of the most recent date and a legend stating that past performance is not indicative of future performance.

•	PERFORMANCE ADVERTISEMENTS

The SEC has strict rules on how an investment adviser may advertise its past performance. It is the SEC’s view that an advertisement containing performance information may be misleading in violation of Rule 206(4)-1(a)(5) under the Investment Advisers Act of 1940 depending on the facts and circumstances of the advertisement. The SEC has stated that if the particular advertisement implies, or a reader infers from it, something about the adviser’s competence or future investment results that would not be true had the advertisement included all material facts, then the performance advertisement is misleading. Because of this vague standard, advisers advertising or otherwise disseminating their performance look to specific guidelines that have been established by the SEC in no-action letters. It is the policy of Adviser to comply with these guidelines.

Permissible Performance Advertisements

Adviser may advertise or otherwise disseminate its performance results only if the advertisement or written communication discloses:

•	The effect of material market or economic conditions on the results advertised (e.g., it would be misleading to advertise that the adviser’s composite of equity managed accounts increased 10% without disclosing that the equity market was up 40% during the same period);

•	Performance net of fees (e.g., advisory fees, brokerage commissions and other fees clients actually paid), with the following exceptions:

•	gross performance figures may be presented if they are presented side-by-side with the net figures with equal prominence;

•	custodial fees do not have to be netted out;

•	performance figures may be presented net of a model fee, provided that the model fee is equal to the highest fee charged to the accounts that make up the composite; and

•	gross performance figures may be presented in one-on-one presentations;

•	Whether the performance reflects the reinvestment of dividends or other distributions;

•	The possibility that a client may incur loss if the advertisement makes a claim about potential profits;

•	The similarities and differences between how accounts are managed and an index if the advertisement includes the performance of an index;

•	Material conditions, objectives and investment strategies employed by the adviser to achieve the performance;

•	If applicable, the results portrayed relate only to a select group of client accounts, the basis for selecting the particular client accounts, and the effect, if material, of limiting the performance result to a particular group of clients;

•	At a minimum, the average total returns for one, five and ten year periods and clear identification of the end-of-period date for each period presented;

•	A description of the composite, including the investment strategy used to achieve the composite results;

•	The percentage of non-fee-paying accounts included in the composite, if the returns in the composite are based in part on non-fee-paying accounts;

•	The dollar amount of assets represented by the composite and the percentage of Adviser’s total assets that the composite represents;

•	Performance returns through at least the most recent calendar quarter; and

•	A clear portrayal of any material disparity between the performance of the composite and the actual performance of Adviser’s accounts.

If Adviser does not have all of the documentation required by Rule 204-2(a)(16) of the Investment Advisers Act of 1940 that supports performance figures in an advertisement, it will immediately cease from using that advertisement.

Prohibited Performance Advertisements

Performance advertisements may not:

•	Contain distorted performance results from Adviser constructing composites that include only selected profitable accounts or periods that were profitable. This prohibited practice is sometimes referred to as “cherry picking;”

•	Make claims or infer the potential for profit without also disclosing the potential for loss;

•	Omit facts necessary for the advertisement to be not misleading (e.g., whether and to what extent the performance results reflect the reinvestment of dividends); and

•	Include any direct or indirect reference to testimonials regarding statements of a former, existing or prospective client’s experience or endorsement of the adviser’s services or advise; and

•	Past specific performance based recommendations.

Global Investment Performance Standards (GIPS®)

The Global Investment Performance Standards (GIPS) is a set of standardized, industrywide ethical principles that provide investment firms with guidance on how to calculate and report their investment results to prospective clients.

Adviser shall claim compliance with established performance presentation and advertising standards (including GIPS) only where the Chief Compliance Officer has determined that Adviser has met all of the requirements of such standards. The Chief Compliance Officer may retain a third-party service provider to verify that Adviser’s performance data is accurate and it is in compliance with applicable standards.

To the extent Adviser claims compliance with GIPS, it will develop, maintain and implement separate procedures specific to its GIPS compliance program.

•	RANKINGS

The SEC permits investment advisers to disseminate materials containing a reprint of a research firm’s ranking or rating of the adviser under limited conditions. Adviser may distribute an advertisement containing a ranking or rating of Adviser’s past performance provided it has a reasonable basis for concluding that the research firm that created the ratings or rankings met each of the following conditions:

•	The ratings do not emphasize favorable client responses or ignore unfavorable ones;

•	The ratings represent all, or a statistically valid sample, of responses of an adviser’s clients;

•	The questionnaire distributed to clients by the research firm was not prepared to produce any pre-determined favorable results;

•	The research firm does not provide any subjective analysis of the questionnaire results but merely assigns numerical ratings after averaging the client responses for each adviser;

•	Adviser and other participating advisers meet certain eligibility criteria designed to ensure that a participating adviser has an established and significant history and a record free of regulatory sanctions;

•	The research firm is not affiliated with any participating adviser;

•	All participating advisers would be charged a uniform fee, paid in advance; and

•	Any survey results published by the research firm would clearly identify the percentage of survey participants that received each category designation and the total number of survey participants.

Prior to distributing such ranking or rating, Adviser will:

•	Verify that it is unaware of any facts that would call into question the validity of the rating or ranking was based;

•	Not advertise a favorable rating or ranking without advertising an unfavorable rating or ranking;

•	Include prominent disclosure of the category for which the rating was calculated, the number of advisers surveyed in that category and the percentage of advisers that received a designation (if a designation is awarded);

•	Include a statement in the piece that the rating or ranking is not indicative of the adviser’s future performance;

•	Include a statement that the rating may not be representative of any one client’s experience because the rating reflects an average of the experience of all of the clients; and

•	Include a prominent statement about who created and conducted the survey and that Adviser paid a fee to participate in the survey (if true).

•	FUND ADVERTISING

•	Fund advertising and marketing materials are regulated extensively by the SEC and FINRA and must be filed with the applicable regulatory authority. Both the Securities Act of 1933 and the Investment Company Act specifically regulate the content and scope of advertising, particularly with respect to performance advertising. In addition, Fund advertisements and sales literature are also subject to the overriding principle that they may not be false or misleading.

•	Adviser shall be responsible for submitting any Fund advertising, marketing material or sales literature it creates to each Fund’s underwriter/distributor for review and approval prior to use of any such material.

•	To the extent applicable, the policies and procedures set forth above relating to Adviser advertising and performance materials apply equally to Fund materials. A Fund’s principal underwriter/distributor shall be responsible for the review and approval of Fund materials and for compliance with applicable SEC and FINRA rules, including requirements related to registered principal approvals.

•	REQUESTS FOR PROPOSALS

Adviser shall designate an officer or Covered Person to receive and review the Request for Proposal (RFP) and identify and inform all persons who are to review and respond to the RFP questions. The designee will prepare the response to the RFP. During the preparation, responses and other information in Adviser’s RFP data base and any pre-approved responses may be utilized. The response to the RFP must accurately represent Adviser’s investment philosophy and services and truthfully describe Adviser’s capabilities. The designee will confirm the completeness and accuracy of the information they submit that becomes part of the response to the RFP, including that the performance information is accurate and up-to-date. The designee and any other applicable Adviser personnel shall review the completed RFP response to ensure that there is an appropriate and accurate response to each question and will represent their approval to the Chief Compliance Officer in writing or email. When finalized, the Chief Compliance Officer shall sign the response to the RFP, signifying the authority to bind Adviser to the response.

Adviser shall maintain a data base or other records of previously prepared RFPs, RFP Logs and related documents and information. Adviser personnel may use answers in the data base to respond to frequently asked questions, provided the data base responses are kept up-to-date. Adviser may maintain pre-approved responses (e.g., Code of Ethics description).

•	REQUESTS OF PERFORMANCE INFORMATION BY CONSULTANTS, CLIENTS AND OTHERS

From time to time, a consultant, client or others may request Adviser to provide them with statistical information, information on past recommendations and other information about the performance of Adviser. Such persons may request this information so that they may perform an analysis of Adviser for their clients.

Adviser may respond to requests from consultants for information about past investment recommendations only if the Adviser supplies the information only in response to an unsolicited request (i.e., Adviser did not directly or indirectly solicit the consultant, client or other person to make the request), the Chief Compliance Officer reviews the information that the Covered Person of Adviser proposes to transmit to the consultant and the Chief Compliance Officer authorizes the release of the information to the consultant.

•	SEMINARS AND SPEECHES

A seminar or a speech could be construed as a form of an advertisement if it informs the public about the availability of investment products and services. Accordingly, Adviser Representatives may only participate in investment-related seminars or give investment-related speeches if:

•	All oral and written material presented at a seminar or given in a speech is accurate and not misleading;

•	No claims or statements that cannot be substantiated are made;

•	The Chief Compliance Officer pre-clears each proposed seminar or speech;

•	All materials proposed to be disseminated at the seminar or speech are submitted to the Chief Compliance Officer at least two and a half weeks prior to the date of the seminar or speech to allow adequate time for the review of the materials, to correct any disclosure or other issues and allow adequate time for printing of the materials;

•	The Chief Compliance Officer pre-clears materials to be disseminated or presented at the seminar, unless the materials have been designated by the Chief Compliance Officer as “Standardized Materials,” which means they have been previously approved by the Chief Compliance Officer and are still current;

•	The Chief Compliance Officer reviews, pre-approves and maintains copies of invitations to the seminar or speech;

•	The Chief Compliance Officer reviews, pre-approves and maintains copies of any written materials, slides, and other presentation materials to be supplied at the seminar or speech; and

•	The Adviser Representative making the presentation at a seminar or giving the speech identifies himself or herself to the participants as a representative of Adviser.

•	WEB SITE

The SEC generally treats an investment adviser’s web site as an advertisement. Consequently, it is Adviser’s policy to control the content and its presentation on the web site through the following procedures:

•	No Covered Person of Adviser may change, modify, add or delete content on the web site, including the addition or deletion of links, without the express approval of the Chief Compliance Officer.

•	All information placed on the web site may only be for informational purposes. No information that constitutes an offer to sell or buy a security or a form of investment advice may be placed on the web site. The web site will contain a disclaimer making this representation.

•	All content placed on the site shall be truthful and not misleading.

The web site shall contain a section referenced on the home page that contains the web site’s terms and conditions of use by viewers.

D. RiverPark Funds Trust

In the case of the RiverPark Funds, all advertising and sales literature must be submitted to, and approved by, the appropriate compliance personnel at the Fund’s distributor.

13. SOLICITATION FEES

Neither the Company nor any employee shall pay any cash fee or other compensation, directly or indirectly, to any finder or solicitor except in compliance with Rule 206(4)-3 under the Advisers Act. Employees should direct any questions with respect to this policy to the Chief Compliance Officer.

A. Solicitation Arrangement with a Third Party

Adviser will enter into a cash referral arrangement with a third party only if the following conditions are met:

•	The third party to receive the cash referral fee is an SEC-registered Investment Adviser; provided, however, that the Adviser may pay a referral fee to a third party which is not so registered upon written approval of the Chief Compliance Officer;

•	The referral arrangement is governed by Adviser’s standard Solicitation Agreement (which is a contract between Adviser and the solicitation firm), which will describe the activities to be performed by the third party adviser representatives of the solicitation firm, set forth the amount of compensation to be paid to the third party adviser representatives of the solicitation firm, contain an undertaking that the third party adviser representatives of the solicitation firm will perform his or her activities in a manner consistent with Adviser’s instructions, the Advisers Act and related Rule and require the third party adviser representatives of the solicitation firm to provide the prospective Client with Part 2A of Adviser’s Form ADV (or brochure) and Adviser’s Privacy Policy.

•	Adviser will make a bona fide effort to ensure that the third party adviser representatives of the solicitation firm have complied with its agreement with Adviser, including making inquiries to Clients who were solicited by a solicitor to ascertain the solicitor’s compliance with its firm’s agreement with Adviser.

•	Adviser will review applicable state laws to verify whether a state may require a solicitor for Adviser to register as an Investment Adviser Representative of Adviser.

•	Adviser may not pay a referral fee to any solicitor who is subject to an SEC administrative order, has been convicted within the previous ten years of a felony or misdemeanor related to the securities laws, has been found by the SEC to have engaged, or has been convicted of engaging in willful violations of the securities laws or is subject to an SEC injunctive order issued in connection with securities violations.

•	Adviser will require solicitors to provide a written disclosure document to prospective Clients that contains the name of the solicitor, name of Adviser, description of the relationship, including and affiliation, between the solicitor and Adviser, terms and amounts of the compensation to be paid by Adviser to the solicitor, amount being charged to the Client by virtue of the solicitation arrangement (including whether the Client will pay a higher advisory fee because the solicitor recommended the Adviser to the Client) and a requirement that the Client acknowledges in writing, either prior to or at the time an advisory agreement is entered into, that he or she has received Adviser’s Form ADV Part 2A (or disclosure document) and the solicitor’s disclosure document.

•	The solicitation activities of the third party are supervised and controlled by the appropriate Covered Person or officer of the Adviser.

B. Solicitation Arrangement with a Covered Person of Adviser

Adviser will enter into a cash referral arrangement with an Adviser Representative, officer, director or other Covered Person (“Covered Person”) of Adviser only if the following conditions are met:

•	Adviser discloses the Covered Person’s association with Adviser to the prospective Client;

•	The referral arrangement between Adviser and the Covered Person will be governed by a written agreement;

•	Adviser will review applicable state laws to verify whether a state may require an Covered Person of Adviser to register as an Investment Adviser Representative of Adviser, and will either (i) limit the solicitation activities of the solicitor to only those states where the solicitor will not meet the definition of investment adviser representative or (ii) register the solicitor as an investment adviser representative of Adviser.

•	The solicitation activities of the Covered Person are supervised and controlled by the appropriate Covered Person or officer of the Adviser.

C. Solicitation Arrangement with an Independent Contractor

Adviser will enter into a cash referral arrangement with an independent contractor of Adviser only if the above conditions applicable to Covered Persons of Adviser are met, the Independent Contractor to receive the cash referral fee is an SEC-registered Investment Adviser (provided, however, that the Adviser may pay a referral fee to an independent contractor which is not so registered upon written approval of the Chief Compliance Officer) and the solicitation activities of the independent contractor are supervised and controlled by a Covered Person or officer of Adviser.

14. DELIVERY OF FORM ADV

A copy of Part 2A of the Company’s Form ADV shall be delivered to each prospective client or investor in any Fund at the time such client or investor is first solicited, and in any event at least 48 hours before such client or investor enters into an advisory agreement with the Company or makes an investment in a Fund. The Company must provide to each advisory client to whom it is required to deliver a copy of Part 2A on an annual basis a copy of its current Part 2A that includes a summary of material changes, or is accompanied by a summary of material changes. The Company may also deliver to each client a summary of material changes that includes an offer to provide a copy of Part 2A. In the event that the Adviser amends Part 2A to include a disciplinary event or to change any material information provided in response to Part 2A, Item 9 the Adviser must deliver an updated Part 2A to clients.

Part 2B of Form ADV must be provided to clients with respect to each supervised person who provides advisory services to that client. The Adviser does not have to deliver Part 2B to clients to whom it is not required to deliver Part 2A, clients who receive only impersonal investment advice and certain qualified clients who are also officers, directors, employees and other persons related to the Adviser. A supervised persons Part 2B must be given to each client at or before the time when that supervised person begins to advise a specific client.

15. E-MAIL AND INTERNET-BASED COMMUNICATIONS

Adviser’s policy is to establish standards for the use of electronic communications by its Covered Persons to ensure compliance with all Applicable Laws and Rules. Adviser monitors and reviews Covered Person compliance with those standards. Adviser additionally employs measures to ensure the capture and retention of electronic communications in accordance with Applicable Laws and Rules.

Electronic Communications have been interpreted to constitute written communications required to be retained under Rule 204-2 of the Advisers Act and other Applicable Laws and Rules. They are defined to include: Electronic Mail (e-mail), Internet Telephone, Facsimile (Fax), File Transfer Protocol (FTP), Electronic Bulletin Boards, Chat Rooms and Instant Messaging

Adviser has adopted various procedures to implement the firm’s E-Mail and Internet-Based Communications Policy & Procedures and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

A. Standards of Conduct

Covered Persons may make electronic communications from Adviser’s offices or use Adviser equipment may do so only for business purposes. Covered Persons using Adviser’s electronic communication systems must follow appropriate business communication standards. Covered Persons may not send or receive communications that are inappropriate, obscene, discriminatory, threatening or otherwise offensive. The use of Instant Messaging and Chat Rooms for business purposes is strictly prohibited.

B. Mandatory Disclosure

All outgoing e-mail communications transmitted through Adviser’s e-mail system must automatically include a standard disclosure regarding Adviser’s identity and a disclaimer (Adviser may use this disclaimer or may use another appropriate disclaimer):

“ATTENTION: This is not an investment recommendation or a solicitation to become a client of RiverPark Advisors, LLC or RiverPark Capital Management, LLC (“Adviser”). Unless indicated, these views are the author’s and may differ from those of Adviser or others in the firm. We do not represent this is accurate or complete and we may not update this. Past performance is not indicative of future returns. For additional information and important disclosures, contact me or www.riverparkfunds.com. You should not use e-mail to request or authorize the investment in any security or instrument, or to effect any other transactions. We cannot guarantee that any such requests received via e-mail will be processed in a timely manner. This communication is solely for the addressee(s) and may contain confidential information. We do not waive confidentiality by miss-transmission. Contact me if you do not wish to receive these communications.

CONFIDENTIALITY NOTICE: The information in this message, and any files transmitted with it, is confidential, may be legally privileged, and intended only for the use of the individuals(s) named above. Any review, retransmission, dissemination or other use of, or taking of any action in reliance upon, this information by persons or entities other than the intended recipient is prohibited. Be aware that the use of any confidential or personal information may be restricted by state and federal privacy laws. If you are not the intended recipient, do not further disseminate this message. If this message was received in error, please notify the sender and delete it.”

C. Restrictions on Unsolicited E-Mails

Federal law imposes restrictions on commercial e-mail, particularly unsolicited “mass” email messages. “Commercial electronic mail” includes any electronic mail message primarily for the purpose of sending a commercial advertisement or promotion of a commercial product or service. It does not include electronic mail relating to transactions or where there is a relationship between the sender and the recipient.

Recipients of commercial e-mail must be provided the opportunity to “opt-out” and not receive future e-mails. Anyone receiving notification from a customer or anyone else asking not to receive electronic mail, must forward that information to the COO for adding to Adviser’s “Do-Not-Email” list.

Senders of commercial e-mail may not:

•	Use false or misleading e-mail header information or deceptive subject headings or otherwise deceive the recipient regarding the sender’s address.

•	Without prior authorization, use computers owned by others to transmit messages.

•	Register for an e-mail address or domain name using materially false information or falsely represent themselves to be the registrants for Internet protocol addresses.

•	Use “address harvesting” or “dictionary attacks” to obtain e-mail addresses from the Internet.

•	Use automated means to create multiple e-mail addresses from which to send commercial e-mails.

Each commercial e-mail must include clear and conspicuous identification that the message is an advertisement or solicitation; a valid physical postal address of the sender; and a valid return address or other method for the recipient to “opt-out” from receiving further e-mails.

D. E-Mail Collection & Retention Procedures

Because Adviser recognizes that many records it is required to maintain under Applicable Laws and Rules are in e-mail form, its Covered Persons will collect and retain emails.

1. E-Mail Definition

Any e-mail collected or maintained pursuant to these procedures shall include content of the e-mail, including text and e-mail addresses in the address fields and data format of the e-mail, including support to display any attachment.

2. E-Mail Capture

Adviser shall capture all internal (e.g., from one Covered Person to another) and external (e.g., from a Client to a Covered Person) e-mail received and sent by Covered Person.

3. Archiving E-Mails

Adviser shall archive all internal and external e-mails received and sent by Covered Persons in an electronic storage medium.

Adviser shall prepare an index or indexes of all archived e-mails and will archive e-mails on a system that allows access to e-mails and indexes of e-mails and the ability to download and produce copies of those e-mails; facilitates the location of particular e-mails, categories of e-mails (e.g., a range of dates), or indexes for production to regulatory inspectors or other persons; limits access to archived e-mails via passwords or other methods to a limited number of authorized Covered Persons (“Authorized Persons”) so as to minimize the possibility of the destruction or corruption of archived e-mails; and prohibits a non-Authorized Person from searching for, opening, viewing, deleting, or altering an archived e-mail without (i) the permission of an Authorized Person; and (ii) a legitimate business purpose for taking such action.

4. E-Mail Audit Trail

Adviser shall maintain a system that is designed to preserve the integrity of the archived e-mails by, at a minimum, creating an audit trail or records.

5. E-Mail Destruction

Adviser may destroy e-mails and copies of e-mails promptly after the expiration of any applicable record-retention policy and requirements set forth in Adviser’s Record Retention Policies and Procedures. As described therein, records related to governmental investigations, lawsuits and similar matters may not be destroyed.

6. E-Mail Review

In an attempt to monitor the compliance of Covered Persons with Adviser’s e-mail policy and to detect possible fraudulent or other improper activities, the Chief Compliance Officer shall periodically pull random samples of incoming, outgoing and deleted e-mails from a cross-section of Covered Persons based on a key word search established by the Adviser; review random samples of intra-Covered Person e-mail; review the selected e-mails for improper or irregular communications and communications suggesting improper or illegal activity on behalf of the Covered Person; and advise Covered Persons of Adviser’s policy to selectively review e-mails as a means of deterring the use of e-mails for unauthorized activities. The Adviser will document the periodic review in the form of a memo summarizing the outcome.

E. Internet

Covered Persons of Adviser are permitted to use the Internet for business purposes. Covered Persons may not post any advertising, business-related information, or reference to Adviser on Adviser’s web site or anywhere else on the Internet without authorization from Adviser.

16. ACCOUNT OPENING & MAINTENANCE

Adviser’s policy is to accept only those Clients whose identity can be reasonably established to be legitimate, to maintain accurate, current and complete information about each Client, and to deliver to new Clients a copy of Part 2A and 2B of Adviser’s Form ADV.

It is Adviser’s policy to periodically transmit, or cause to be transmitted, a report to each Client that shows the Client’s investment portfolio position and account activity and that all such communications and other Client communications shall be truthful and not misleading.

Investment advisers opening new accounts must also comply with the applicable rules under the Advisers Act, including the requirement to ensure delivery of Part 2A and 2B of the adviser’s Form ADV to a new Client.

Rule 204-3 under the Advisers Act imposes disclosure delivery obligations on investment advisers. Each year, an investment adviser must deliver to each existing Client, or offer to deliver, Part 2A and 2B of its Form ADV.

Adviser has adopted various procedures to implement the firm’s Account Opening & Maintenance policy and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

A. New Clients

1. Opening Client Accounts

An officer of the Adviser or their designee shall ensure that the following steps are followed each time Adviser opens a new Client account:

•	Forms/Applications

An Adviser Representative will instruct each new Client to fill out Adviser’s Investment Management Agreement and in some instances the account application form of the BrokerDealer/Custodian or other financial institution that maintains Clients’ securities accounts (“Custodial Account Application”). An officer of the Adviser or their designee shall be responsible for ensuring that each of the items in these documents is completed, including the signing and dating each of these forms by the Client.

Each new Investment Management Agreement and related forms must be approved by an officer of the Adviser or their designee before a Client’s account is opened with Adviser. Such approval shall be granted only if the officer or their designee confirms that all essential facts regarding the Client and the nature of the Client are true and correct to the best of his or her knowledge.

Once the Client Identity verification and Terrorist List check noted below are satisfactorily completed and after a new Client has completed the Investment Management Agreement and Custodial Account Application (where applicable), an officer of the Adviser or their designee will transmit the Custodial Account Application to the BrokerDealer/Custodian or other financial institution that maintains Client’s securities account and take the steps required by the financial institution to open an account in the name of the new Client.

•	Client Identity

An office of the Adviser or their designee will take reasonable measures to establish the identity of Clients and beneficial owners of securities in Client accounts. Identification documents must be current at the time of the account opening. At a minimum, an officer of the Adviser or their designee shall take the following steps to identify the Client:

Entity Clients

The Support Services Manager or their designee shall permit Adviser to accept a corporation, partnership, foundation or other Client that is an entity only after:

•	reviewing documentary evidence of the due organization and existence of such entity;

•	obtaining a signed corporate resolution or similar authorization that authorizes the opening of the account; and

Fund Clients

Adviser shall take on management of a registered or private Fund only after the Chief Compliance Officer:

•	reviews and determines that Adviser is capable of complying with the relevant Offering Documents associated with the Fund, including the prospectus and statement of additional information; and

•	reviews and determines that Adviser is capable of complying with the Fund Compliance Manual.

Intermediaries

If an account is accepted through an intermediary (e.g., a broker-dealer, another adviser or some other third party) on a sub-advisory or sub-contracted basis, the Chief Compliance Officer will perform the necessary due diligence on the intermediary to establish that the intermediary has in place a due diligence process for identifying Clients, as well as sufficient anti-money laundering procedures.

Verification

An officer of the Adviser or their designee shall verify the above stated forms of Client identity within a reasonable time after the account is opened. An officer of the Adviser or the Adviser Representative will verify the identity of the Client by requesting and reviewing certified articles of incorporation, certificate of limited partnership, trust instrument or other organizational document or a government-issued business license for entities.

If such verification by documentation fails (e.g., the Client is unable to provide the documentation), the officer or their designee may verify the identity by non-documentary means, including directly contacting the Client or their Adviser Representative; independent verification of the Client’s identity through comparison of information provided by the Client with information obtained from a consumer reporting agency, public database or other source; checking references with financial institutions; or obtaining a financial statement.

•	Authorized Instructions

Adviser is authorized to accept instructions from the following:

•	Client;

•	Client’s Third Party Adviser Representative, only to the extent authorized within the Investment Management Agreement;

•	Client’s Agent as evidenced by a Power of Attorney

Clients of Adviser may grant power of attorney over their accounts to a third party. In such cases, Adviser shall require the Client to complete a Power of Attorney, which shall authorize the third party to enter as follows:

•	Trading Authorization - grants trading authorization only;

•	Limited Power of Attorney - authorizes trading and disbursement of funds in the name of the Client; and

•	Full Power of Attorney - authorizes trading and disbursement of funds in the name of the Client or third party.

•	Fund Board of Directors, Fund Adviser or Authorized Persons of Fund (as evidenced in writing).

•	Terrorist Lists

Within a reasonable time after Adviser opens a Client account, and preferably prior to opening the account, an officer of the Adviser or their designee will make a determination as to whether the Client appears on any list of known or suspected terrorists or terrorist organizations, including the Specially Designated Nationals and Blocked Persons List (“SDN List”) prepared by the Office of Foreign Assets Control (“OFAC”). The officer or their designee should make the determination by cross-checking Client names with such lists. The officer or their designee shall not permit Adviser to open a new account if the prospective Client or Client is on any such list.

•	Unacceptable Accounts

Adviser may not knowingly accept any of the following types of persons as Clients:

•	Clients with Fictitious Names: the Client must give his or her legal name.

•	Agent Acting for a Third Party: no account will be opened through an agent for the Client unless the Client has given that agent the authority to engage in securities transactions on his or her behalf and such authority is documented and made available.

•	Investment Advisory Agreement

Adviser will enter into a written investment advisory contract with each of its Clients.

Adviser generally will use its standard Investment Advisory Agreement.

•	Anti-Money Laundering Notice

Adviser will provide prospective and existing Clients notice of its anti-money laundering program. Such notice may be in the form of posting information about the program on Adviser’s web site or describing the program in Part II of Adviser’s Form ADV.

•	Privacy Notice

Adviser Representatives shall provide a copy of Adviser’s Privacy Notice to each individual who becomes a Client (“customer” under the definition of Regulation S-P) of Adviser not later than the establishment of the advisory relationship, unless:

•	establishing the Client relationship is not at the Client’s election, or

•	providing notice at such time would substantially delay the Client’s transaction and the Client agrees to receive the notice at a later time, in either of which cases the Privacy Notice shall be provided within a reasonable time after establishment of the Client relationship.

Form ADV Initial Delivery

The Chief Compliance Officer or their designee will verify that the Adviser Representative delivered or caused to be delivered Part 2A and 2B of Adviser’s Form ADV to a new Client at the time he or she executed the Advisory Agreement. Verification will be performed by ensuring that the Advisory Agreement, which includes an acknowledgement of receipt of Adviser’s Form ADV Part 2A and 2B, is in fact executed.

B. Existing Clients

1. Updating Client Information

An officer of the Adviser or their designee shall update Client files periodically and/or when there are material changes. Client files will be reviewed on a regular basis to ensure consistency and completeness.

With respect to Fund Clients, the Chief Compliance Officer will review annual updates to Offering Documents and any modifications to the Fund Compliance Manual to determine Adviser’s continuing ability to comply with Fund requirements.

2. Client Data

Covered Persons of Adviser are required to exercise reasonable care in recording and maintaining information about Client accounts, and to be reasonably sure that the information is accurate.

Adviser maintains a records system that on a real-time basis includes the following:

•	account number and account name;

•	inception date (and, if applicable, the termination date);

•	separately shows for each Client the securities purchased or sold, and the date, amount and price of each such purchase or sale;

•	current or last available balance of the Client’s assets under management;

•	whether the Client pays a performance fee;

•	type of account (e.g., individual, family, retirement plan, etc.)

•	investment strategy;

•	identity of current Adviser Representative or other third party (if any) instrumental in Adviser obtaining the account;

•	whether the Client is a related person;

•	whether Adviser has discretionary authority;

•	whether the Client has a directed brokerage arrangement (if so, include the name of the broker-dealer);

•	whether Adviser votes the proxies for Client;

•	whether the Client is part of an advertised performance composite and, if so, composite name;

•	whether Adviser (or any of its related persons) has custody of the Client’s account;

•	whether Adviser or an officer or related person of Adviser acts as trustee or has full power of attorney for the Client’s account;

•	whether the Client receives account statements directly from the BrokerDealer/Custodian or Adviser; and

•	name of Broker-Dealer/Custodian for the account.

The computer system of Adviser shall be maintained to have the following capabilities:

•	separately shows each security that is owned by one or more Clients and the name of each Client that owns an interest in such security;

•	promptly produces such records upon request; and

•	can interface with, or accept downloads of data from, computer systems of the Broker-Dealer/Custodian that maintains Client information so that Adviser may reconcile data.

3. Client Communications

Each communication to a Client or the general public shall be consistent with the following policies and guidelines:

•	Any communication may not be untruthful or misleading or omit a material fact necessary for making the communication not misleading.

•	A public communication may not include any promises of specific results or forecasts of future returns.

•	When discussing investments, the risks of such investments and the possibility that their value may increase or decrease must be disclosed.

•	A Covered Person may make comparisons of Adviser with competitors regarding fees, performance and other matters only if he or she has factual information that supports such comparisons.

•	Any material that contains the legend “Internal Use Only” or similar legends may not be provided to Clients or other persons who are not Covered Persons of Adviser or service providers to Adviser.

•	Covered Persons shall use only for business purposes stationery and business cards bearing Adviser’s logo, unless the Chief Compliance Officer approves in writing the use of non-standard stationery or business cards.

•	Neither tax nor legal advice will be provided to Clients in communications.

C. PORTFOLIO / FUND HOLDINGS DISCLOSURE

Each Fund must disclose any policy and procedures about disclosure of portfolio holdings and any ongoing arrangements to make such information available on a selective basis. This requirement is designed to provide greater transparency of the Funds’ practices with respect to the disclosure of portfolio holdings, and reinforces the Funds’ obligation to prevent the misuse of material non-public information.

Funds may only disclose portfolio holdings consistent with the antifraud provisions of the Applicable Laws and Rules. Disclosing non-public portfolio holdings information to selected third parties is permissible only when the Funds have a legitimate business purposes for doing so and the recipients are subject to a duty of confidentiality, including a duty not to trade on the non-public information. Such practices, and the policy and procedures governing such practices, must be disclosed to shareholders.

Adviser shall comply with each Fund’s portfolio holdings policy as described in the Offering Documents. Adviser shall also comply with each Fund’s portfolio holdings policy, a copy of which shall be attached hereto and made a part hereof.

A. Oral Communications

Oral communications with Clients and prospective Clients must be true, accurate, complete and not misleading. Oral communications must comply with the same high standards of accuracy, completeness and credibility as are required in written communications. Covered Persons should limit their oral communications to factual information concerning investments or other topics.

B. Electronic Delivery of Communications

Adviser may electronically deliver required reports and other information to Clients, provided the Client has given informed consent to receiving the information electronically, the Client can effectively access the electronically delivered information and the adviser receives notice if the electronic delivery of the information is unsuccessful (e.g., an e-mail indicating that delivery was unsuccessful).

C. Fraud

Adviser may not make false or misleading statements to, or engage in other fraud on, Clients or prospective Clients.

Adviser shall review, at a minimum, private placement memoranda, offering circulars, responses to “requests for proposals,” electronic solicitations, personal meetings arranged through capital introduction services and disclosure documents (Form ADV) before disseminating them to Clients or prospective Clients or filing them with the SEC, to ensure that they do not contain false or misleading statements.

17. CLIENT COMPLAINTS

In keeping with the Company’s commitment to client service and to satisfy all customer concerns and complaints, it is the Company’s policy that complaints from clients be handled promptly.

A. Definitions

A complaint is any statement (written or verbal) by a client (or authorized person acting on behalf of a client) expressing a grievance, concern, appeal or dissatisfaction with his or her experiences with the Company. Complaints can include, but are not limited to, statements concerning investment advice, unsuitable recommendations, misrepresentations, misappropriation, or other inappropriate acts, as well as claims of failure to provide requested or required services.

Sales practice complaints are statements from clients that express a grievance concerning the sales process and/or product performance or alleged misconduct of the Company or any employee in the sales or investment process.

Service and operational complaints are statements from clients that express dissatisfaction with a service transaction that the Company provides to existing clients.

B. Procedures for Complaints

Client complaints, whether oral or written, shall be brought to the attention of the Chief Compliance Officer immediately. No employee shall resolve a client complaint without the approval of the Chief Compliance Officer.

Upon receipt of a customer complaint, the Chief Compliance Officer will bring material customer complaints to the attention of senior management and will be responsible for investigating the complaint, determining the appropriate steps to be taken to resolve or address the complaint, determining whether any restitution or compensation is due to the client, determining whether any other steps need to be taken to ensure that any problem or error is not repeated, and supervising the ultimate resolution of the complaint. The Chief Compliance Officer will retain a copy of all complaints and related correspondence, and will keep a record of each complaint, any corrective action taken and its resolution.

18. CODE OF ETHICS

The Company has adopted and will maintain a Code of Ethics governing employee conduct with respect to ethics, personal securities transactions, outside activities, gifts and entertainment and political contributions. This Code of Ethics covers all employees, officers and members (or other persons with similar status or performing similar functions) as well as any other persons who provide advice on behalf of the Company and subject to the Company’s supervision and control (collectively, “Supervised Persons”).

PERSONAL SECURITIES TRADING—RESTRICTIONS

The Company has adopted the following policies with respect to personal securities transactions by employees and related accounts designed to prevent front-running, scalping, and the misuse of inside information by the Company and its employees. These policies adhere strictly to sound business principles, industry practices and the highest ethical standards. Our policies are intended to ensure full conformity with the laws, rules and regulations of all governmental bodies and self-regulatory organizations that monitor our business activities.

A. General Principles

The Company has adopted the following principles governing personal investment activities by Company personnel:

•	The interests of client accounts will at all times be placed first.

•	Appropriate investment opportunities must be offered to clients first before the Company or any employee may act on them.

•	All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	Company personnel should not take inappropriate advantage of their positions.

Each of the Company’s employees, officers and members (or other persons with similar status or performing similar functions) as well as any other persons who provide advice on behalf of the Company and subject to the Company’s supervision and control (collectively, “Supervised Persons”) are to: (i) comply with all applicable federal securities laws, (ii) report any violations of this policy concerning Personal Securities Trading (the “Policy”) promptly to the Company’s Chief Compliance Officer, and (iii) be provided with a copy of the Policy (and any amendments), and provide to the Company a written acknowledgement of their receipt of the Policy (and any amendments). Investments in private placements by Supervised Persons are permitted so long as accompanied by appropriate disclosure and review.

All of the Company’s Supervised Persons who: (i) have access to non-public information regarding clients’ securities transactions, (ii) are involved in making securities recommendations to clients, or who have access to such recommendations that are non-public, or (iii) have non-public information about portfolio holdings of an investment company client (collectively “Access Persons”) are required to report holdings and transactions in securities in which they have beneficial ownership. It is the Company’s policy that no Access Person (or his or her family members) shall buy or sell any security for his or her own account or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (referred to herein as a “personal transaction”) unless:

•	With respect to any individual public equity (“stock”), or stock-related warrant, option or derivative instrument (each a “security”), advance, written clearance of the transaction has been obtained;

•	Sales of RiverPark Funds, advance, written clearance of the transaction has been obtained;

•	With respect to all securities, the transaction is reported in writing to the Chief Compliance Officer in accordance with the requirements below.

The term “security” includes any stock, warrant, option, bond (including municipal bonds), debenture or derivative instrument. The term “security” does not include registered investment companies including mutual funds and ETFs. In addition, any trades in commodities or futures are also treated as securities and, therefore, are subject to the reporting requirements, restrictions and limitations of this Manual. Mutual fund and ETF transactions are exempt from pre-clearance and reporting requirements with the following exceptions: (1) all purchases and sales of RiverPark Funds must be reported on a quarterly basis, (2) pre-approval is required for sales of RiverPark Funds regardless of the holding period, and (3) pre-approval is required for sales of ETFs held under 60 days (on a trade lot basis).

B. Restrictions and Limitations on Personal Securities Transactions

You may not use confidential or proprietary information, obtained in the course of your employment, for your personal investment purposes, for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all Access Persons (and their family members):

1. Prohibition on Participation in IPOs

No Access Person may acquire any security in an Initial Public Offering (IPO) without pre-approval by the CCO.

2. Special Permission Required for Private Placements

Private placements of any kind (including limited partnership investments and venture capital investments) may only be acquired with advance approval of the Chief Compliance Officer and, if so approved, will be subject to continuous monitoring for possible future conflict. A request for approval of a private placement should generally be submitted at least one week in advance of the proposed date of investment. In the case of approval being granted, the private placement must be disclosed on the quarterly transaction report. Capital calls on commitments previously approved by the CCO do not require pre-approval. Transactions by the Chief Compliance Officer must be approved by the Principal Investment Officer.

3. Trading in a Security on the Same Day There Is a Pending “Buy” or “Sell” Order

No Access Person may execute a securities transaction on a day during which any client of the Company has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. This restriction on same day trades may be waived by the Chief Compliance Officer. Any transactions by an Access Person in violation of this same day trading restriction will be required to be reversed and any resulting profits will be subject to disgorgement.

4. Front-Running and Scalping

Trading while in possession of information concerning the Company’s trades is called front-running or scalping, and is prohibited by the Company’s insider trading rules, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front running is making a trade in the same direction as the Company or a client just before the Company or client makes its trade, for example, buying a security just before the Company buys that security, or selling just before the Company sells that security.

Scalping is making a trade in the opposite direction just after a trade by the Company or a client, for example, buying a security just after the Company stops selling such security, or selling just after the Company stops buying such security.

5. Restricted Security List

The Company may from time to time establish a Restricted Security List that includes all securities where we have, or are in a position to receive, material non-public information about a company as a result of a special relationship between the Company or an Access Person and the company. Access Persons of the Company are not allowed to trade or invest in any names on the Restricted Security List without the prior consent of the Chief Compliance Officer.

6. Further Restrictions on Trading in a Security Bought or Sold for a Client

No purchase or sale transactions may be made in any security by any Access Person for a period of seven (7) days before or after that security is bought or sold by any client. This restriction may be waived by the Chief Compliance Officer or in the case of The Chief Compliance Officer’s own account by the Chief Investment Officer. Should the Chief Compliance Officer decide to waive such transaction, details of the transaction and the reason for waiving the restriction will be documented and presented to the client or Fund’s Board. Any transactions by an Access Person in violation of this seven-day trading restriction will be required to be reversed and any resulting profits will be subject to disgorgement. The term “transaction” is not intended to include a creation or redemption by an Authorized Participant in ETFs.

7. Policy With Respect to Client Investment Opportunities.

Investment opportunities with respect to particular securities must be offered to a client and considered by a disinterested Company employee on behalf of the Client before any transaction in the securities may be made by a Company employee

8. Prohibition on Short-Term Trades.

No Access Person may buy or sell the same security (excluding registered investment companies not advised by the Adviser) within 60 days, except if waived by the Chief Compliance Officer and reasons for the waiver are documented. Pre-approval is required for any ETF traded in under 60 days.

Important: The Chief Compliance Officer will monitor all transactions by all employees, including senior Company management and portfolio management and trading personnel, in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running or other inappropriate behavior. Transactions by the Chief Compliance Officer will be monitored by the Chief Investment Officer in accordance with this Code of Ethics.

C. Restrictions on Disclosures

You may not disclose any non-public information (whether or not it is material) relating to the Company or securities transactions on behalf of clients to any person outside the Company (unless such disclosure has been authorized by the Company). You may not communicate material, non-public information to anyone, including persons within the Company, except as permitted by the Code or the Company’s Compliance Manual. All such information must be secured. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

D. Review

The Chief Compliance Officer will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Manual which you believe will cause you a hardship. The decision of the Chief Compliance Officer is completely within his discretion.

PRIOR APPROVAL AND REPORTS

A. Advance Clearance Requirement (when appropriate) 1. Procedures

•	From Whom Obtained. All Access Persons must obtain advance clearance of all personal equity securities transactions from the Chief Compliance Officer. Transactions by the Chief Compliance Officer must be approved by the Principal Investment Officer.

•	Time of Clearance. All approved equity securities transactions must take place on the same day or the next business day that the advance clearance is obtained. If the transaction is not completed on the date of clearance or the next business day, a new clearance must be obtained, including one for any uncompleted portion. Under certain circumstances clearance for larger periods of time may be granted by the CCO. Post-approval is not permitted.

•	Form. Clearance must be obtained by sending an email using the Securities Transaction Approval Form attached as Annex A, or by using a format containing similar information; and receiving approval from the CCO.

2. Factors Considered in Clearance of Personal Transactions

The Chief Compliance Officer, in keeping with the general principles and objectives of the Code, may refuse to grant clearance of a personal equity securities transaction without being required to specify any reason for the refusal. Generally, the Chief Compliance Officer will consider the following factors in determining whether or not to clear a proposed transaction:

•	Whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the equity security.

•	Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any account managed by the Company.

•	Whether the transaction is being considered for purchase or sale by a client.

•	Whether the transaction is voluntary.

Important: The Chief Compliance Officer monitors all transactions by all employees, including senior Company management and portfolio management and trading personnel, in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running or other inappropriate behavior. Transactions by the Chief Compliance Officer will be monitored by the Chief Investment Officer in accordance with this Code of Ethics.

3. Exempt Securities

The securities listed below are exempt from the above advance clearance requirement and the quarterly and annual reporting requirements. Therefore, it is not necessary to obtain advance clearance for personal transactions in any of the following securities nor is it necessary to report such securities in the quarterly transaction reports or annual securities holdings list:

•	Direct obligations of the U.S. government;

•	Bank certificates of deposit;

•	Bankers’ acceptances;

•	Commercial paper;

•	Repurchase agreements;

•	Other high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization such as the Moody’s, Standard and Poor’s, or Fitch, or which is unrated but is of comparable quality); and

•	Shares of money market funds; and

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are also exempt from the advance clearance requirement and the quarterly reporting requirement; however, DRIP acquisitions should be reported on an annual basis.

4. Accounts Covered

You must obtain advance clearance for any personal transaction in an equity security if you have, or as a result of the transaction will acquire, any direct or indirect beneficial ownership in the equity security.

The term “beneficial ownership” is defined by rules of the SEC. Generally, you are deemed to have beneficial ownership of securities held in the name of:

•	your husband, wife or a minor child;

•	a relative (including in-laws, step-children, or step-parents) sharing the same house;

•	anyone else if you:

•	obtain benefits substantially equivalent to ownership of the securities; or

•	can obtain ownership of the securities immediately or at some future time.

5. Exemption from Clearance Requirement

Clearance is not required for any account over which you have no influence or control. However, you must report the existence of such an account to the Chief Compliance Officer. The Chief Compliance Officer has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control.

B. Holdings and Transactions Reports

1. Transactions and Accounts Covered

You must file initial and annual holdings report with the Chief Compliance Officer. You must report all personal transactions in any account for which advance clearance is required and all transactions in affiliated funds to the Chief Compliance Officer in the next quarterly transaction report after the transaction is effected.

You must file a report even if you made no purchases or sales of securities during the period covered by the report.

2. Time of Reporting

You must file a holdings report within 10 days after you first become an Access Person. The information must be current as of the date you become an Access Person. You must update the report within 20 days after the end of each year, and the information must be current as of a date no more than 30 days prior to the date you submit each report.

You must file periodic reports of personal transactions within 30 days after the end of each calendar quarter. Reports are due on the 30th day of January, April, July and October. The January report must also include an annual listing of all non-exempt securities holdings as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Manual). New employees must provide a listing of all non-exempt securities holdings as of the date of commencement of employment.

3. Form of Reporting

A sample copy of the holdings report is attached as Annex B. A copy of the periodic transaction form is attached as Annex C.

4. Responsibility to Report

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any potential conflict of interests regarding Access Persons holdings or personal trading must be disclosed to the Chief Compliance Officer. Any effort by the Chief Compliance Officer to facilitate the reporting process does not change or alter that responsibility.

5. Where to File Report

All reports must be filed with the Chief Compliance Officer.

6. Copies of Transaction Reports

All Access Persons are to provide duplicative copies of transaction confirmations directly to the Chief Compliance Officer.

CONFLICTS OF INTEREST; GIFTS; POLITICAL CONTRIBUTIONS

A. Conflicts of Interest and Prohibited Activities

It is a violation of your duty of loyalty to the Company, without the prior written consent of the Chief Compliance Officer, to:

•	rebate, directly or indirectly, to any person, firm or corporation any part of the compensation you receive from the Company as an employee;

•	accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a client account;

•	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

B. Gifts

Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Company has adopted the policies set forth below to guide employees in this area.

Generally, you should not, directly or indirectly, accept or provide any gifts or favors that might influence your decisions regarding business transactions involving the Company, or that others might reasonably believe would influence your decisions. In particular, gifts or favors may be given or accepted only if each of the following conditions is satisfied:

(1)	A description of the gift or favor given or accepted and its estimated value are promptly (in any event within 30 days) disclosed in writing to the Company’s Chief Compliance Officer.

(2)	The estimated total value of all of the gifts or favors given or accepted by any employee is not in excess of $300 per calendar year from any company (including all of its representatives and affiliates) that does business with the Company. A log of employee gifts, including amount, will be maintained. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the employee is with the person or representative of the company that does business with the Company. A log will be kept listing each person, including any amounts of dining or entertainment.

Gifts and favors offered to employees must be refused or returned if each of these conditions is not satisfied, unless the written consent of the Chief Compliance Officer is obtained.

Although you may accept or give modest gifts and favors, which would not be regarded by others as improper, on an occasional basis, even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions. Where there is a law or regulation that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed.

C. Political Contributions

You must disclose in writing to the Chief Compliance Officer contributions in excess of $500 made to any politician, political campaign, political party or political action committee.

The Adviser is not soliciting advisory business from any government entity. Adviser may only make a political contribution if:

•	The contribution is approved by Adviser’s Chief Compliance Officer or designee;

•	The contribution is permitted by applicable law, as determined by Adviser’s counsel or outside counsel;

•	The following information about the contribution is obtained, recorded and maintained: (1) name of candidate/political party; (2) office/position for which candidate is running; (3) state/jurisdiction; (4) party affiliation; (5) date of election; (6) type of election (primary, general or special); (7) description of why Adviser should support candidate/political party; (8) information about whether Adviser has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering); and (9) name and signature of person submitting this information; and

•	The contribution does not present a conflict of interest or is detrimental to Adviser’s advisory Clients.

INDIVIDUAL CONTRIBUTIONS

Adviser Covered Persons may contribute to candidates for federal, state and local elective offices to the extent permitted by law and Adviser’s Code of Ethics.

OUTSIDE ACTIVITIES

You must obtain prior approval from the Chief Compliance Officer of any outside activity which involves:

•	a time commitment which would prevent you from performing your duties for the Company,

•	your active participation in any business in the financial services industry or otherwise in competition with the Company,

•	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or

•	your serving as an employee, officer, director or consultant in any private business, charitable organization or non-profit organization.

You may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any client account owns securities, without the prior approval of the Chief Compliance Officer. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a client account managed by the Company concerning the company in question.

The Chief Compliance Officer may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received.

19. CONFIDENTIAL INFORMATION

The protection of confidential business and client information is vital to the interests and the success of the Company. You may not disclose to third parties, or use for your own personal benefit, any information regarding:

•	advice by the Company to its clients,

•	securities or other investment positions held by the Company or its clients,

•	transactions on behalf of the Company or its clients,

•	the name, address or other personal identification information of clients,

•	personal financial information of clients, such as annual income, net worth or account information,

•	investment and trading systems, models, processes and techniques used by the Company,

•	Company business records, client files, personnel information, financial information, client agreements, supplier agreements, leases, software, licenses, other agreements, computer files, business plans, analyses, or

•	any other non-public information or data furnished to you by the Company or any client in connection with the business of the Company or such client.

The above information is the property of the Company and should be kept strictly confidential. You may not disclose any such information to any third party without the permission of the Chief Compliance Officer or another officer of the Company, except for a purpose properly related to the business of the Company or a client of the Company (such as to a client’s independent accountants or administrator).

It is your responsibility to take all appropriate actions to safeguard all confidential information about the Company and its clients. Care should be taken that such information is secure at all times. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

You may not make unauthorized copies of confidential information. Upon termination of your employment with the Company, you must return to the Company all confidential Company or client information (and all copies thereof in any media) in your possession or under your control.

In order to protect the confidential information of clients and comply with privacy laws and regulations, the Company has adopted formal written Privacy Policies and Procedures. You must familiarize yourself with and strictly adhere to the Company’s Privacy Policies and Procedures.

You may not provide or make available any confidential information about the Company or its clients to the media or over the Internet. Any inquiry by the media should be reported immediately to the Chief Compliance Officer who will respond appropriately.

Any doubts about the confidentiality of information should be resolved in favor of confidentiality. You should consult the Chief Compliance Officer for guidance on specific cases.

If you violate this policy, you may be subject to disciplinary action, including possible discharge, whether or not you benefit from the disclosed information. You may also be subject to civil liability or criminal penalties. If you breach this policy, or threaten to commit a breach, in addition to any rights and remedies available to the Company and/or its clients under law, the Company and/or a client may seek to enjoin you from any violation.

1. PRIVACY POLICY

Adviser’s policy is to ensure the privacy and security of Client records. Client information in the possession of an investment adviser is governed by federal law and, in some cases state law. The Gramm-Leach-Bliley Act (GLB) and Regulation S-P require financial institutions, including investment advisers, to provide a notice to each customer that describes the investment adviser’s policies and practices regarding the disclosure to third parties of nonpublic personal information.

Adviser has adopted various procedures to implement the firm’s Privacy policy and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

These privacy procedures are designed to:

•	Ensure the security and confidentiality of Client information;

•	Protect against any anticipated threats or hazards to the security or integrity of Client records and other Client information; and

•	Protect against unauthorized access to, or use of, Client information that could result in substantial harm or inconvenience to any Client.

A. Privacy Notice

The Chief Compliance Officer on the behalf of Adviser will maintain an updated privacy notice (“Privacy Notice”). The Privacy Notice will be in accordance with Reg. S-P and other applicable law.

B. Privacy Notice Delivery

A copy of the Privacy Notice shall be provided to:

•	An individual who becomes a “customer” of Adviser not later than when Adviser establishes a customer relationship, or a “consumer,” before Adviser discloses any nonpublic personal information about the consumer to any nonaffiliated third party; and

•	Existing customers each year as part of the second quarter Client reports.

Adviser shall satisfy the annual delivery requirement if it provides its privacy notice to each Client at least once in any period of 12 consecutive months during which that Client relationship exists.

Adviser will provide privacy notices and opt out notices so that each consumer can reasonably be expected to receive actual notice in writing or, if the consumer agrees, electronically. Adviser may reasonably expect that a consumer will receive actual notice if it hand-delivers a printed copy of the notice to the consumer; mails a printed copy of the notice to the last known address of the consumer; or for the consumer who conducts transactions electronically, posts the notice on the electronic site and requires the consumer to acknowledge receipt of the notice as a necessary step to obtaining a particular financial product or service.

C. Privacy of Institutional Client Information

Under Regulation S-P, a “consumer” or a “customer” must be an individual. Therefore a client that is not an individual, such as an institutional client, is neither a consumer nor a customer of the Firm for purposes of Regulation S-P. As such, the substantive provisions of Regulation S-P do not apply to the Firm clients that are not individuals. In addition, the Firm is not required to provide initial or annual privacy notices to its institutional clients. Although information pertaining to these clients is not covered by Regulation S-P, the Firm respects the private information of all of its clients and, as a practical matter, Firm employees will take appropriate steps to safeguard the confidentiality of confidential information pertaining to all clients, including pension plan and other institutional clients.

D. Security Measures

The following securities measures will be implemented and maintained by the Adviser to protect the confidentiality of Client information:

1. Encryption and Identity Theft

The Chief Compliance Officer will make sure that Adviser encrypts electronic Client information while in transit or in storage on networks or systems to which unauthorized individuals may have access. Adviser’s website (if any) and certain other electronic files will be encrypted if Client information is transmitted.

Adviser will take other measures to prevent outsiders from gaining access to Clients’ personal information, including preventing outsiders from obtaining Client information under false pretenses. Adviser will consider the use of passwords and other measures to ensure the correct identity of any person seeking information.

2. Physical Records

The Chief Compliance Officer will cause Adviser to implement physical safeguards to protect non-public personal information that is in hard copy. Such safeguards will be designed to protect physical records against destruction, loss, or damage due to potential environmental hazards, such as fire and water damage or technological failures.

3. Firewalls

Electronic files containing Client information will operate under a “lock out” system whereby passwords or some other form of verification will be required to access Client data. In addition:

•	Passwords will be periodically changed;

•	Internal systems will be put in place that are designed to ensure that only authorized Adviser personnel can access the information contained in the system;

•	Website servers (if any) used to gather and transmit personal data will be stored in secure and environmentally controlled locations; and

•	Computer systems will be equipped to provide warnings of possible attacks or intrusions into information systems, accompanied by response mechanisms that take appropriate action when unauthorized access to protected information is suspected or detected.

4. Sharing Client Information with Third Parties

No nonpublic personal information of a Client may be provided to a nonaffiliated third party service provider until the Chief Compliance Officer has determined that there is a contractual agreement prohibiting the third party from disclosing or using the information other than to carry out the purposes for which the information is to be disclosed.

The Chief Compliance Officer shall require, by contract, that each service provider implement appropriate measures designed to meet the objectives of these procedures and shall monitor its compliance therewith, and no service provider may be retained without the approval of the Chief Compliance Officer.

5. Fund Privacy Policies

The Chief Compliance Officer shall ensure that Adviser complies with all privacy policies adopted by Fund Clients.

6. Reports

The Chief Compliance Officer shall report to the senior officers of Adviser on the condition and status of the Privacy Procedures not less frequently than annually. Covered Persons of Adviser shall report any breaches or violations of these Privacy Procedures to the Chief Compliance Officer.

20. LITIGATIONS; INVESTIGATIONS; INQUIRIES

Any lawsuit against the Company should be immediately brought to the attention of the Chief Compliance Officer upon receipt of service or other notification of the pending action.

You must advise the Chief Compliance Officer immediately if you become involved in or threatened with any litigation, arbitration, investigation or proceeding of any kind, or if you are subject to any judgment, order or arrest, or if you are contacted by any regulatory authority, whether by letter, telephone, e-mail or in any other way.

You should immediately notify the Chief Compliance Officer upon receipt of a subpoena or other request for information from any governmental entity, regulatory agency, court or lawyer, for information relating to any matter in any litigation, arbitration, investigation or other proceeding, or receipt of a garnishment lien or judgment against the Company or any of its clients or employees. The Chief Compliance Officer will determine the appropriate response in consultation with outside legal counsel as appropriate.

All inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self-regulatory organization concerning the Company should be sent to the Chief Compliance Officer upon receipt. The intention behind this policy is to ensure that the Company responds in a consistent and uniform basis to all regulatory inquiries.

Regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the Chief Compliance Officer. In the case of a personal visit, the visitor should be asked to wait briefly while you obtain appropriate guidance on how to deal with the matter. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned. Letter inquiries should be forwarded to the Chief Compliance Officer for response.

Under no circumstances should any documents, materials or information be released without prior approval of the Chief Compliance Officer or the Company’s outside legal counsel. You should not have substantive discussions with any regulatory personnel without prior consultation with the Chief Compliance Officer or the Company’s outside legal counsel. This policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel.

21. DISCIPLINARY MATTERS

You must notify the Chief Compliance Officer immediately in the event of any “reportable event.” A reportable event occurs when you:

•	violate any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization, or have engaged in conduct which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges;

•	violates any provision of this Manual;

•	are the subject of any written customer complaint involving allegations of theft or misappropriation of funds or securities or forgery;

•	are named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

•	are denied registration, expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by any securities, insurance or commodities industry regulatory or self-regulatory organization;

•	are denied membership or continued membership in any self-regulatory organization, or are barred from becoming associated with any member or member organization of any self-regulatory organization;

•	are arrested, arraigned, indicted or convicted of or plead guilty to or plead no contest to any criminal offense (other than minor traffic violations);

•	are a director, controlling stockholder, partner, officer or sole proprietor or an associated person with a broker, dealer or insurance company which was suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization or are associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

•	are a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000;

•	are the subject of any claim for damages by a customer, broker or dealer which is settled for an amount exceeding $15,000.

Although any one of these events may not result in dismissal, disciplinary action, up to and including termination, may result if you do not properly notify the Chief Compliance Officer immediately following the incident.

Where required, the Company will be responsible for notifying the appropriate authorities of the occurrence of such event.

22. NEW EMPLOYEES

All new employees will receive a copy of the Company’s Compliance Manual including the Code. Employees must familiarize themselves with the contents, specifically, of the Company’s policies against trading in securities while in the possession of material nonpublic information and preservation of confidential client information. Each Employee must acknowledge compliance with this section.

The Immigration Reform and Control Act requires the Company to verify the identity and employment eligibility of employees to work in the United States. Employees are required to complete an I-9 Form within three days of employment and to provide documentation that establishes their identity and legal right to work in the United States. This documentation includes a description of work history, including dates of employment, positions held, specific job duties, job performance, reasons for leaving, and eligibility for rehire will be verified for the past 10 years or three jobs, whichever is greater. In order to identify any items relating to an individual’s regulatory disciplinary history, all new employees are also required to complete a Background Questionnaire (NASD Form U-4 or equivalent).

23. RECORDKEEPING

Adviser’s policy is to create all books and records that are required by law and that all books and records shall be current, accurate and complete. As a federally registered investment adviser and an adviser or sub-adviser to any Funds, Adviser’s policy is to maintain required records for the period of time prescribed under Applicable Laws and Rules.

Rule 204-2 under the Advisers Act requires investment advisors to keep in an easily accessible place1 true, “current”2 and accurate books and records that reflect the advisor’s business as provided in the chart below. Such records are subject to inspection by the SEC at any time. No requirement contained in the list of required books and records requires the creation of any duplicate record (i.e., individual records may serve more than one function).3 Depending on the nature of the advisor’s operations, it may be subject to numerous other federal, state and local rules, each of which may have distinct recordkeeping requirements. At a minimum, an investment advisor should have in place a record management system that addresses: (1) the types and form of records to retain, (2) retention periods, and (3) records destruction.

The Investment Company Act and the rules promulgated thereunder require every registered investment company and certain of its affiliates (which would include Adviser) to maintain certain books and records. Adviser shall maintain the records necessary to ensure that Fund Clients have the ability to access and obtain the records necessary to comply with Applicable Laws and Rules and Rules.

Adviser has adopted various procedures to implement the firm’s Record Retention policy and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate.

A. Electronic Records

Adviser may maintain and preserve any documents electronically or on microfiche, so long as Adviser:

•	Arranges and indexes the records in a manner that allow easy and prompt location, access and retrieval of the particular record;

[1]	For the first two years from the end of the fiscal year during which the last entry was made, adviser books and records must be kept on-site in an appropriate office of the adviser.
[2]	For primary records of transactions (such as invoices, logs, confirmations, certain journals and order memoranda), “current” means created concurrently with the transaction or shortly thereafter. Secondary records (such as ledgers or other records to which transactional data are posted) need not be updated as transactions occur. Actual frequency of posting to keep records current will depend on the circumstances of the individual advisory business.
[3]	Rule 204-2(h)(2).

•	Is able to produce a legible, true and complete printout of the record, or be able to project records (if held on microfiche);

•	Stores, for the time required for preservation of the original record, a duplicate copy of the records electronically or on microfiche; and

•	Maintains procedures for maintenance, access and safeguarding the records.

B. Required Records

A complete list of the books and records that Adviser intends to maintain is included in the chart below. The list also identifies the persons primarily responsible for maintaining each required book or record, the location of the required book or record, and the length of time each book or record must be maintained, where applicable. The Chief Compliance Officer will have overall responsibility for ensuring that all required books and records are identified and properly maintained, although the Chief Compliance Officer may assign responsibility for maintaining certain books and records to designated individuals within Adviser’s various business operations.

C. General Corporate Records

Corporate organization documents of Adviser will be maintained at Adviser’s principal office and kept current. The information relating to officers, directors, members, shareholders etc., needs to be promptly and correctly reflected on Form ADV.

D. Fund Records

Every Fund and its underwriter, broker, dealer, or investment adviser (including Adviser) must maintain and keep current the accounts, books, and other documents relating to its business which constitute the records forming the basis for financial statements required to be filed pursuant to Section 30 of the Investment Company Act and of the auditor’s certificates relating thereto. Additionally, every registered investment company must maintain and keep current the books, accounts, and other documents contained in the chart below pursuant to Rule 31a-1 of the Investment Company Act.

E. Pending Legal Matters

Notwithstanding the time frames established by the Advisers Act, Adviser may be required to maintain records for a longer period of time if there is a “pending legal matter.” If a “pending legal matter” arises, all records related to the matter must be maintained until legal counsel determines that the records are no longer needed or until the end of the scheduled retention period.

Any Covered Person who believes that the retention period governing any type of record should be extended or suspended due to a pending legal matter should contact the Chief Compliance Officer.

F. Financial Records

The CFO of Adviser will maintain current and accurate financial records and monitor any applicable SEC financial reporting requirements. He will monitor Adviser’s financial condition and review applicable requirements regarding financial viability, bonding and financial reporting requirements.

Adviser shall keep its financial records true, accurate and current. The SEC defines “current” to mean at least quarterly. At the end of each fiscal year, Adviser will examine its financial books and records and based upon that examination will prepare financial statements for the fiscal year. Adviser retains a certified public accountant to audit its annual financial statements.

G. Methods Used to Calculate Managed Assets in Form ADV

The CFO will maintain documentation of the method used to calculate managed assets for purposes of Item 4.E. of Part 2A and any legal or disciplinary event listed in Item 9 of Part 2A and Item 3 of Part 2B for the period of time during which the event is presumed material, if such event is not disclosed in the Brochure (Part 2A) or Brochure Supplement (Part 2B).

H. Records Review

Periodically, the Chief Compliance Officer will review Adviser’s books and records for completeness, accuracy, timeliness, and proper recording of information.

I. Records Destruction Policy

Periodically, the Chief Compliance Officer will review how long certain records have been retained and, based upon this review, whether the records can be destroyed or moved to an off-site storage facility. The Chief Compliance Officer shall cause Adviser to destroy all records not required to be retained by Adviser by the procedures in this chapter.

•	BOOKS AND RECORDS CHART

Required Documents	Period of Retention	Legal Basis
Formation documents (including Adviser’s certificate of formations, and any amendments thereto)	3 years after termination of the enterprise	Advisers Act Rule 204-2(e)(2)

Minute books	3 years after termination of the enterprise	Advisers Act Rule 204-2(e)(2)

Stock certificate books	3 years after termination of the enterprise	Advisers Act Rule 204-2(e)(2)

Journals, including cash receipts and disbursements, records, and any other records of original entry forming the basis of entries in any ledger	5 years[4]	Advisers Act Rule 204-2(a)(1)

[4]	Most books and records must be maintained and preserved in an easily accessible place for a period of not less than five (5) years from the end of the fiscal year during which the last entry was made on such record. During the first two (2) years, these books and records must be kept in an appropriate office of Adviser. To meet the fiscal-year end requirement, advisers typically adopt a six-year retention period.

Required Documents	Period of Retention	Legal Basis
General and auxiliary ledgers reflecting assets, liabilities, reserve, capital, income and expense accounts	5 years	Advisers Act Rule 204-2(a)(2)

Check books, bank statements, canceled checks, and cash reconciliations of the Firm	5 years	Advisers Act Rule 204-2(a)(4)

Bills and statements (or copies thereof), paid or unpaid, relating to the business of Adviser	5 years	Advisers Act Rule 204-2(a)(5)

Trial balances, financial statements, and internal audit working papers relating to Adviser	5 years	Advisers Act Rule 204-2(a)(6)

All business contracts related to the operation of Adviser, including for example (a) employment contracts; (b) property leases; and(c) contracts with pricing services and other service providers	5 years	Advisers Act Rule 204-2(a)(10)

Form ADV, including all amendments	5 years	Advisers Act Rules 204-1(c) and 204- 2(a)(14)

Adviser’s organizational chart and personnel directory	Permanently on a current basis	Form ADV Disclosures; Internal Controls[5]

Schedule or chart of all affiliated entities	Permanently on a current basis	Form ADV Disclosures; Internal Controls

List of all prior, present, or potential litigation in which Adviser or its officers, directors, or Covered Persons that may have a material effect on Adviser or otherwise trigger disclosure obligations

	Permanently	Form ADV Disclosures; Internal Controls

Documents evidencing registration status of Adviser with the SEC	Permanently	Internal Controls

Reports required to be filed under the Securities Act of 1933	Permanently	Internal Controls

[5]	Where “Internal Controls” is cited as the legal basis for a recordkeeping requirement, no actual requirement is established under the Advisers Act or the rules thereunder to maintain the record. These types of records, however, would most likely be retained by Adviser in order to run its business effectively or to monitor compliance with Advisers Act requirements.

Required Documents	Period of Retention	Legal Basis
List of all of Adviser’s “investment adviser representatives,” if any, and the states in which these persons have a “place of business,” as defined in Rule 203A-3(b)	Permanently	Internal Controls

Copies of all state filings made on behalf of investment advisory representatives, if any, as well as copies of all state licenses obtained by investment advisor representatives, if any	Permanently	Internal Controls

Copies of any filings required to be made with any offshore regulatory authorities	Permanently	Internal Controls

Copies of all notices, circulars, advertisements, newspaper articles, investment letters, bulletins, or other communications that the Firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with Adviser)

	5 years	Advisers Act Rule 204-2(a)(11)

Separate memoranda indicating the reasons for a recommendation if a notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication recommends the purchase or sale of a specific security but does not state the reasons for such recommendation

	5 years	Advisers Act Rule 204-2(a)(11)

Performance Information	5 years	Advisers Act Rule 204-2(a)(16)

All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes to 10 or more persons (other than persons connected with Adviser).

With respect to the performance of client accounts, Adviser may limit its retention to (1) all account statements, as long as they reflect all debits, credits, and other transactions in a client’s account for the period of the statement, and (2) all worksheets necessary to demonstrate the calculation of the performance or rate of return of all managed accounts. Adviser also should consider retaining any custodial or brokerage statements that confirm the accuracy of both account statements and other internally generated documents, as well as any reports prepared by an independent auditor that verify performance.

5 years

Solicitation Records (to be retained if Adviser pays cash to any Covered Person, principal or third party in return for client referrals):

Written agreements with solicitors establishing the solicitation arrangement	5 years	Advisers Act Rule 204-2(a)(10)

Copies of separate written disclosure statements prepared by third-party solicitors and delivered to clients	5 years	Advisers Act Rule 204-2(a)(15)

Required Documents	Period of Retention	Legal Basis

Copies of each signed and dated client acknowledgement of receipt of Adviser’s written disclosure statement (i.e., Adviser’s Brochure) and the solicitor’s written disclosure statement if referred by a third-party solicitor

	5 years	Advisers Act Rule 204-2(a)(15)

Copies of any due-diligence questionnaires completed by third-party solicitors relating to past conduct that might disqualify the person from acting as a solicitor	5 years	Advisers Act Rule 206(4)-3(a)(1)(ii) generally

List of clients obtained through a solicitor, with a cross reference identifying the solicitor	5 years	Internal Controls

Any due diligence records relating to Adviser’s efforts to ascertain whether third-party solicitors have complied with the written solicitation agreements	5 years	Advisers Act Rule 206(4)-3(a)(2)(iii)(C) generally

Investment advisory agreements	5 years	Advisers Act Rule 204-2(a)(10)

Fee schedules (if not included in the investment advisory agreements)	5 years	Advisers Act Rule 204-2(a)(10)

Client investment objectives (if not included in the investment advisory agreements)	5 years	Advisers Act Rule 204-2(a)(10)

Each version of any offering memoranda, Prospectus, Statement of Additional Information used for any Fund	6 years	Internal Controls; Advisers Act Rule 204-2(a)(10)

All account application agreements with clients	5 years	Advisers Act Rule 204-2(a)(10)

List or other record of all accounts in which Adviser is vested with any discretionary power with respect to the funds, securities, or transactions of any client	5 years	Advisers Act Rule 204-2(a)(8)

Powers of Attorney and other evidences of the granting of any discretionary authority to Adviser	5 years	Advisers Act Rule 204-2(a)(9)

Any other written agreements with clients	5 years	Advisers Act Rule 204-2(a)(10)

Written Communications

Originals of all written communications received and sent by Adviser – whether in hardcopy or electronic version (including e-mails) – relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, (ii) any receipt, disbursement or delivery of funds or securities, or (iii) the placing or execution of any order to purchase or sell any security

	5 years	Advisers Act Rule 204-2(a)(7)

Required Documents	Period of Retention	Legal Basis

These documents include, among others(i) account statements sent to clients; (ii) trade confirmations; (iii) fee statements; (iv) notices to custodians; (v) principal and agency transaction notices; and (vi) letters describing directed-brokerage arrangements; as well as arguably (i) sales and marketing materials and (ii) privacy and opt-out notices delivered to clients and potential clients pursuant to Regulation S-P.

Adviser is not required to keep (i) any unsolicited market letters and other similar communications of general public distribution not prepared by or for Adviser; or (ii) a record of the names and addresses to whom Adviser sent any notice, circular or other advertisement offering any report, analysis, publication or other investment advisory service to more than 10 persons (except that if such notice, circular or advertisement is distributed to persons named on any list, Adviser shall retain with the copy of the notice, circular or advertisement a memorandum describing the list and its source).

Client complaint file (including any client complaints and responses thereto)	5 years	Advisers Act Rule 204-2(a)(7)

A copy of each Part 2A (or Brochure) and Part 2B (or Brochure Supplement) of Form ADV, and each amendment or revision to the Brochure or Brochure Supplement and any summary of material changes not contained in the Brochure, given or sent to any client or prospective client of Adviser in accordance with Rule 204-3, along with a record of the date that each was given to any client or prospective client who subsequently became a client

	5 years	Advisers Act Rule 204-2(a)(14)(i)

Documentation of the methods used to calculate managed assets for the purposes of Item 4.E. of Part 2A of Form ADV	5 years	Advisers Act Rule 204-2(a)(14)(ii)

Memorandum describing any legal or disciplinary event listed in Item 9 of Part 2a	5 years	Advisers Act Rule 204-2(a)(14)(iii)

Custody records

Journals or other records showing all purchases, sales, receipts and deliveries of securities (including certificate numbers) for client accounts and all other debits and credits to such accounts	5 years	Advisers Act Rule 204-2(b)(1)

Separate ledger accounts for each client showing all purchases, sales, receipts and deliveries of securities, the date and price of each purchase and sale, and all debits and credits	5 years	Advisers Act Rule 204-2(b)(2)

Copies of confirmations of all transactions effected by or for the account of any client	5 years	Advisers Act Rule 204-2(b)(3)

Required Documents	Period of Retention	Legal Basis

Records for each security in which any client has a position, which must show the name of the client having any interest in such security, the amount or interest of such client, and the location of each such security

	5 years	Advisers Act Rule 204-2(b)(4)

List of all qualified custodians used for each client’s assets	Current	Internal Controls (but see Advisers Act Rule 204-2(b))

Proxy voting records

Copies of written policies and procedures reasonably designed to ensure that Adviser votes client securities in the best interest of the clients

Copies of each proxy statement that Adviser receives regarding client securities

A record of each vote cast by Adviser on behalf of a client

Copies of any document created by Adviser that was material to making a decision on how to vote proxies on behalf of a client or that memorializes the basis for the decision

Copies of each written client request for information on how Adviser voted proxies on behalf of the client’s account, and a copy of any written response by Adviser to any (written or oral) client request for information on how Adviser voted proxies on behalf of the client’s account

	5 years	Advisers Act Rule 204-2(c)(2)

Trade orders

Memoranda of (1) each trade order given by Adviser for the purchase and sale of any security; (2) any instruction received by Adviser concerning the purchase, sale, receipt, or delivery of a particular security; and (3) any modification or cancellation of any such order or instruction

Each memorandum must (1) show the terms and conditions of the order, instruction, modification, or cancellation; (2) identify the person connected with Adviser who recommended the transaction to the client and the person who placed such order; (3) show the client account for which the transaction was entered, the date of entry, and the bank, broker or dealer by or through whom the transaction was executed where appropriate; and (4) designate whether any such orders were entered pursuant discretionary authority

Any other written communications – whether in hardcopy or electronic version (including e-mails) – relating to trade orders, to the extent not covered in Section D.9 of this chart

	5 years	Advisers Act Rules 204-2(a)(3) & 204- 2(a)(7)

Required Documents	Period of Retention	Legal Basis

Fund Trades:

•       Every investment adviser not a majority-owned subsidiary of a registered investment company shall maintain such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record such person’s transactions with such registered investment company.

	6 years	Investment Company Act Rule 31a-1

•       A record of each brokerage order given by or in behalf of the investment company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such record must include the name of the broker, the terms and conditions of the order and of any modification or cancellation thereof, the time of entry or cancellation, the price at which executed, and the time of receipt of report of execution. The record must indicate the name of the person who placed the order on behalf of the investment company.

• A record of all other portfolio purchases or sales showing details comparable to those prescribed in the paragraph 1 above.

•       A record of all puts, calls, spreads, straddles, and other options in which the investment company has any direct or indirect interest or which the investment company has granted or guaranteed; and a record of any contractual commitments to purchase, sell, receive or deliver securities or other property (but not including open orders placed with broker-dealers for the purchase or sale of securities, which may be cancelled by the company on notice without penalty or cost of any kind), containing, at least, an identification of the security, the number of units involved, the option price, the date of maturity, the date of issuance, and the person to whom issued.

•    A record for each fiscal quarter, which shall be completed within ten days after the end of such quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers and the division of brokerage commissions or other compensation on such purchase and sale orders among named persons were made during such quarter. The record must indicate the consideration given to (i) sales of shares of the investment company by brokers or dealers, (ii) the supplying of services or benefits by brokers or dealers to the investment company, its investment adviser or principal underwriter or any persons affiliated therewith, and(iii) any other considerations other than the technical qualifications of the brokers and dealers as such. The record must show the nature of the services or benefits made available, and describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

Required Documents	Period of Retention	Legal Basis

•       the record must also include the identities of the persons responsible for the determination of such allocation and such division of brokerage commissions or other compensation.

•       A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participated in the authorization. There shall be retained as part of the record required by this paragraph any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities. Such records must be maintained in the absence of minutes of advisory board

Research reports and other materials received from any source (including Adviser) if used in the process of making recommendations (excluding unsolicited market letters and other similar communications of general public distribution not prepared by or for Adviser)

	5 years	Advisers Act Rule 204-2(a)(7)

For “best execution,” documents sufficient to demonstrate the periodic and systematic evaluation of the quality and cost of services received from broker-dealers who execute Adviser’s trades, such as minutes of any information received and evaluated, conclusions reached and decisions made, and determinations that practices are consistent with disclosures in Adviser’s Form ADV

	5 years	Internal Controls

For any soft dollar arrangements:

Copies of any written agreements with broker-dealers relating to soft dollar arrangements	5 years	Advisers Act Rule 204-2(a)(10)

Records of the basis for allocations of mixed-use products and services between hard and soft-dollar components	5 years	Advisers Act Release No. 23170 (April 23, 1986)

List of all products and services received from broker-dealers	5 years	Internal Controls

For any aggregated trade orders, an “allocation statements” for each aggregated order, particularly when Adviser or any of Adviser’s principals or Covered Persons participate in the aggregated order (and a written statement explaining any deviations therefrom.) The allocation statement should specify the accounts participating in the aggregated order and indicate how Adviser intends to allocate securities among the accounts. Once completed, the allocation statement should be attached to the corresponding trade ticket.

	5 years	Internal Controls; SMC Capital Inc., SEC no-action letter (Sept. 5, 1995)

Records obtained or generated that support the value assigned to any security held by a client, particularly for illiquid securities that are not reported or quoted on an exchange	5 years	Internal Controls

Required Documents	Period of Retention	Legal Basis
Because each client receives “investment supervisory or management services”:	5 years	Advisers Act Rule 204-2(c)(1)

A record for each client showing the securities purchased and sold, and the date, amount and price of each such purchase and sale	Current

A record for each security in which a client has a current position setting forth the name of each client and the current amount or interest of such client

A copy of Adviser’s code of ethics	Each version maintained for 5 years	Advisers Act Rule 204-2(a)(12)

A record of every violation of the code of ethics and any action taken as a result of the violation	5 years	Advisers Act Rule 204-2(a)(12)

A record of all written acknowledgments of each access person’s receipt of the code of ethics and any amendment thereto	5 years	Advisers Act Rule 204-2(a)(12)

A record of each “access person’s” initial and annual securities holdings.

Each record must contain (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which an access person has any direct or indirect beneficial ownership; (ii) the name of the broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and (iii) the date the access person submits the report.

A quarterly securities transaction report from each “access person” disclosing each transaction in a reportable security.

Reports must contain (i) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the access persons submitted the report.

	5 years	Advisers Act Rule 204-2(a)(12)

A record of the names of persons who are currently, or within the past five years were, “access persons” of Adviser.	5 years	Advisers Act Rule 204-2(a)(12)

A record of any decision, and the reasons supporting the decision, to approve the acquisition of IPOs or private placements by “access persons”	5 years	Advisers Act Rule 204-2(a)(12)

Required Documents	Period of Retention	Legal Basis

Copies of Adviser’s insider trading policies and procedures reasonably designed to prevent the misuse of material nonpublic information by Adviser or any person associated with Adviser in violation of the Advisers Act or Exchange Act, or the rules or regulations thereunder

	Permanently	Section 204A; Internal Controls

Copies of Adviser’s Compliance Manual, which contains Adviser’s compliance policies and procedures reasonably designed to prevent violations by Adviser and its supervised persons of the Advisers Act and the rules thereunder

	Each version maintained for 5 years	Advisers Act Rule 204-2(17)(i)

Any records documenting Adviser’s annual review of its compliance policies and procedures	5 years	Advisers Act Rule 204-2(17)(ii)

Annual compliance certifications by Covered Persons attesting to the fact that they have read and are in compliance with Adviser’s policies and procedures contained in the Compliance Manual	5 years	Internal Controls

Employment Records (including the dates of employment, the addresses, social security number and disciplinary history for each Covered Person, officer and director)	Permanently, on a current basis	Internal Controls; Form ADV disclosures; Section 203(e) prohibition on hiring persons subject to statutory dis-qualifications

Copies of all correspondence with the SEC, including no-action letters, exemptive orders or past deficiency letters	Permanently	Internal Controls

Copies of all state correspondence	Permanently	Internal Controls

Copies of all correspondence with self regulatory organizations	Permanently	Internal Controls

Copies of all correspondence with any offshore regulatory authority	Permanently	Internal Controls

Copies of Adviser’s business continuity and disaster recovery plans	Permanently	Internal Controls

24. VALUATION POLICIES

Adviser has adopted the following procedures as the method to follow when pricing securities in a Client’s portfolio. Adviser is authorized to engage the services of one or more qualified independent pricing services or to delegate pricing to a Broker-Dealer/Custodian or other financial institution that maintains a Client’s account to value such Client’s portfolio securities.

A. Valuation Procedures for Non-Fund Clients:

1. Valuation of Securities When Market Quotations are Readily Available

Adviser relies on pricing services or the Broker-Dealer/Custodian that maintains the Client’s account to value Client portfolio securities, assuming market quotations are readily available.

2. Valuation of Securities When Market Quotations are NOT Readily Available

Adviser follows the procedures set forth below when market quotations are not readily available:

•	Any security that is listed on a national securities exchange will be valued:

•	at its last sale price on the date of determination as recorded by the composite tape system, or,

•	if the security is not included in such system, at its last sale price on such day on the principal national securities exchange on which such security is traded, as recorded by such exchange, or,

•	if no sales occurred on such day, at the mean between the closing “bid” and “ask” prices on such day as recorded by such system or such exchange, as the case may be.

•	Any security that is a National Market Security will be valued at its last sale price on the date of determination as reported by NASDAQ, or if no sale occurred on such day, at the mean between the closing “bid” and “ask” prices on such day as reported by NASDAQ.

•	Any security not listed on a national securities exchange and not a National Market Security will be valued at the mean between the closing “bid” and “ask” prices on the day of determination as reported by NASDAQ, or, if not so reported, as reported in the over-the-counter market in the United States.

•	All other securities shall be assigned the value by the Investment Committee or its designee. Factors considered in valuing individual securities will include:

•	purchase price;

•	estimates of liquidation value;

•	existence of restrictions on transferability;

•	the type of security;

•	changes in the financial condition and prospects of the issuer; and

•	price evaluations provided by a market-maker in the security, the broker-dealer who the security was purchased through, or the principal underwriter of the security.

•	Rights and options shall be valued in a manner consistent with market convention and a widely used quantitative valuation methodology.

B. Valuation Procedures for Fund Clients

The Investment Company Act requires portfolio securities of a Fund for which market quotations are readily available to be valued at their current market value. Funds adopt pricing procedures which describe the manner in which securities will be priced. Typically, market quotations are obtained from pricing services or from brokers that make a market in a particular security.

While market values are obtained from pricing services or brokers, Adviser should be alert to problems with prices received from such sources. If a portfolio manager feels that prices being received from such sources are incorrect or unreliable, the portfolio manager should inform members of the Fund’s staff involved in pricing regarding the situation.

Securities for which market quotations are not readily available must be valued at “fair value” as determined in good faith by the Fund’s Board of Trustees. In order to implement their fair value obligations, a Fund’s Board will adopt pricing and fair valuation procedures that set forth how portfolio securities will be valued. On a day-to-day basis, the obligation to determine fair value is generally delegated to a “Committee” pursuant to written Fair Valuation Procedures. The Committee frequently contains employees of the adviser, members of the Board of Trustees, and possibly members of the Fund’s fund accountant. The determinations of the Committee are reviewed by the Board quarterly. Failure to follow the pricing procedures of a Fund could result in financial liability or an SEC deficiency or enforcement actions.

Adviser’s role in a Fund’s fair valuation process includes:

•	Calling an Investment Committee meeting when it becomes aware that an event necessitating fair valuation arises.

•	Generally, this is any time that a market price as of the valuation time is not readily available.

•	Common triggers for fair valuation include:

•	Trading halts

•	De-listing of security

•	Early closing of the primary exchange on which the security trades

•	Pricing source fails to provide a price

•	Providing relevant data to any Fund Fair Value Committee to assist in decision-making

•	Appropriate representatives of Adviser must attend the Fund Fair Value Committee meeting to describe the security and recommend a fair value price to the Fund Fair Value Committee.

•	Adviser should provide relevant information to the Board to support the recommended fair value price.

A copy of the each Fund Client’s Pricing and Fair Valuation Procedures shall be attached hereto and made a part hereof.

25. ANTI-MONEY LAUNDERING PROGRAM

The Company and each Fund managed by the Company shall at all times comply with all applicable laws and regulations relating to the prevention of money-laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the regulations thereunder, and other applicable anti-money laundering laws and regulations of any applicable jurisdiction.

Adviser’s policy is to prevent persons from using Adviser and the services it offers to engage in money laundering and other criminal activity.

The Anti-Money Laundering Officer (AML Officer) is responsible for the implementation and monitoring of Adviser’s Anti-Money Laundering Program, including associated practices, disclosures and recordkeeping. The AML Officer may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates) but oversight and ultimate responsibility remain with the AML Officer.

Adviser has adopted various procedures to implement the firm’s Anti-Money Laundering Program and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. If an employee fails to comply with the Adviser’s Anti-Money Laundering Program, he or she may be subject to disciplinary action that includes suspension or termination.

Each Fund Client will have adopted Anti-Money Laundering Policies. All Adviser’s Covered Persons should become familiar with each Fund’s Anti-Money Laundering Policies. It is the responsibility of every person associated with Adviser to immediately report any suspicious activity in a shareholder account or suspicious activity of any Covered Person to the AML Officer. The AML Officer will evaluate the activity and, as appropriate, report such information to the Fund Board and to appropriate governmental authorities as required by law. A copy of each Fund Client’s Anti-Money Laundering Policy shall be attached hereto and made a part hereof.

26. PROXY VOTING

With respect to accounts over which Adviser performs proxy voting, it maintains written policies and procedures as to the handling, research, voting and reporting of proxy voting and makes appropriate disclosures about Adviser’s proxy policies and practices. Our policy and practice includes the responsibility to receive and vote Client proxies where authorized and disclose any potential conflicts of interest as well as making information available to Clients about the voting of proxies for their portfolio securities and maintaining relevant and required records. Adviser’s Advisory Agreements evidence the fact that voting authority has been retained by the Client. Adviser utilizes the services of a third party voting agent.

These policies and procedures have been designed to ensure that Proxies are voted in the best interests of our Clients in accordance with our fiduciary duties and Rule 206(4)-6 under the Advisers Act. These policies and procedures do not apply to any Client that has retained authority and discretion to vote its own proxies or delegated such authority and discretion to a third party; Adviser takes no responsibility for the voting of any proxies on behalf of any such Client. For those Clients that have delegated such authority and discretion to Adviser, these policies and procedures apply equally to registered investment companies, institutional and retail accounts. These proxy voting policies and procedures are available to all Clients of Adviser upon request, subject to the provision that these policies and procedures are subject to change at any time without notice.

The Compliance Committee is responsible for the implementation and monitoring of Adviser’s Proxy Voting Policies and Procedures, including associated practices, disclosures and recordkeeping, as well as oversight of the third party voting agent. The Compliance Committee may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individuals to whom authority has been delegated) but oversight and ultimate responsibility remain with the Compliance Committee.

Adviser has adopted various procedures to implement the firm’s Proxy Voting policy and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

A. Proxy Voting Guidelines

The guiding principle by which Adviser votes on all matters submitted to security holders is the maximization of the ultimate economic value of our Clients’ holdings. Adviser does not permit voting decisions to be influenced in any manner that is contrary to, or dilutive of, the guiding principle set forth above. It is our policy to avoid situations where there is any conflict of interest or perceived conflict of interest affecting our voting decisions. Any conflicts of interest, regardless of whether actual or perceived, will be addressed in accordance with these policies and procedures.

It is the general policy of Adviser to vote on all matters presented to security holders in any Proxy, and these policies and procedures have been designed with that in mind. However, Adviser reserves the right to abstain on any particular vote or otherwise withhold its vote on any matter if in the judgment of Adviser, the costs associated with voting such Proxy outweigh the benefits to Clients or if the circumstances make such an abstention or withholding otherwise advisable and in the best interest of our Clients, in the judgment of Adviser. While the guidelines included in the procedures are intended to provide a benchmark for voting standards, each vote is ultimately cast on a case-by-case basis, taking into consideration Adviser’s contractual obligations to our Clients and all other relevant facts and circumstances at the time of the vote (such that these guidelines may be overridden to the extent Adviser believes appropriate). Adviser may vote proxies related to the same security differently for each Client.

For Clients that have delegated to Adviser the discretionary power to vote the securities held in their account, Adviser does not generally accept any subsequent directions on specific matters presented to security holders or particular securities held in the account, regardless of whether such subsequent directions are from the Client itself or a third party. Adviser views the delegation of discretionary voting authority as an absolute choice for its Clients. Adviser’s Clients shall be responsible for notifying their custodians of the name and address of the person or entity with voting authority.

With respect to a closed-end and/or open-end registered investment company, such proxies will be voted in accordance with any applicable investment restrictions of the Fund and, to the extent applicable, any proxy voting procedures or resolutions or other instructions approved by an authorized person of the Fund.

Absent any legal or regulatory requirement to the contrary, it is generally the policy of Adviser to maintain the confidentiality of the particular votes that it casts on behalf of its Clients. Registered investment companies managed by Adviser disclose the votes cast on their behalf in accordance with all legal and regulatory requirements. Any Client of Adviser can obtain details of how Adviser has voted the securities in its account by contacting a service representative at Adviser. Adviser does not, however, generally disclose the results of voting decisions to third parties.

B. Conflicts of Interest in Connection with Proxy Voting

The Compliance Committee has responsibility to monitor proxy voting decisions for any conflicts of interests, regardless of whether they are actual or perceived. In addition, all Covered Persons are expected to perform their tasks relating to the voting of Proxies in accordance with the principles set forth above, according the first priority to the economic interests of Adviser’s Clients. If at any time any Covered Person becomes aware of any potential or actual conflict of interest or perceived conflict of interest regarding the voting policies and procedures described herein or any particular vote on behalf of any Client, he or she should contact any member of the Compliance Committee or Adviser’s Chief Compliance Officer. If any Covered Person is pressured or lobbied either from within or outside of Adviser with respect to any particular voting decision, he or she should contact any member of the Compliance Committee or Adviser’s Chief Compliance Officer. The full Compliance Committee will use its best judgment to address any such conflict of interest and ensure that it is resolved in the best interest of the Clients. The Compliance Committee may cause any of the following actions to be taken in that regard:

•	vote the relevant Proxy in accordance with the vote indicated by the Guidelines;

•	vote the relevant Proxy as an Exception (as defined below), provided that the reasons behind the voting decision are in the best interest of the Client, are reasonably documented and are approved by the Chief Compliance Officer; or

•	direct the third party Proxy Manager to vote in accordance with its independent assessment of the matter.

C. Compliance Committee

The administration of these Proxy Voting policies and procedures is governed by a Compliance Committee currently comprised of the following three members: the President, COO and the Chief Compliance Officer.

The Chief Compliance Officer serves as Chair of the Compliance Committee. The Compliance Committee has regular meetings quarterly, and may meet other times as deemed necessary by the Chair or any member of the Compliance Committee. At each regular meeting, the Compliance Committee will review the existing Proxy Voting Guidelines and recommend any changes to those guidelines. In addition, the Compliance Committee will review any “Exceptions” (as described below) that have occurred since the previous meeting of the Compliance Committee.

D. Proxy Voting Procedures

Adviser has retained a third party (the “Proxy Manager”) to manage Proxies for the relevant accounts of its Clients. The Proxy Manager provides voting services to institutions such as Adviser. The Proxy Manager receives a daily electronic feed of all holdings in Adviser voting accounts, and trustees and/or Broker-Dealer/Custodians for those accounts have been instructed to deliver all proxy materials that they receive directly to the Proxy Manager. The Proxy Manager monitors the accounts and their holdings to be sure that all proxies are received and voted for Adviser Client shares owned. As a result of Adviser’s decision to use the Proxy Manager, there is generally no physical handling of proxies by Adviser personnel.

The above-referenced Proxy Voting Guidelines (the “Guidelines”) state the general view and expected vote of the Proxy Manager under the majority of circumstances with respect to the issues listed in the Guidelines. The indicated vote in the Guidelines is the default position on any matter specifically addressed by the Guidelines, and for any such matter, absent prior instructions to the contrary from Adviser, the Proxy Manager will recommend in accordance with the Guidelines. However, the Guidelines are just that—guidelines; they are not strict rules that must be obeyed in all cases, and Proxies may be voted contrary to the vote indicated by the Guidelines if such a vote is in the Clients’ best interests as described below with respect to “Exceptions.” Adviser votes all securities based upon the guiding principle of seeking the maximization of economic value to our Clients, and ultimately all votes are cast on a case-bycase basis, taking into consideration the contractual obligations under the Advisory Agreements or comparable documents, and all other relevant facts and circumstances at the time of the vote.

If at any time a portfolio manager becomes aware that he or she desires to vote on a specific matter in a manner that is contrary to the vote that would be indicated based upon the Guidelines (an “Exception”), regardless of whether such indicated vote is with or against management, then such individual should contact the Chair of the Compliance Committee as soon as possible prior to the relevant voting deadline for such matter. The Chair of the Compliance Committee must first make a general determination as to whether any potential conflicts of interest exist. In the event of a potential conflict, the Chair will convene a meeting of the entire Compliance Committee regarding the potential conflict. Once any potential conflict is either determined not to exist, or resolved, the Chair of the Compliance Committee, along with the relevant portfolio manager, will review the issue and collectively agree as to the appropriate vote. They may make their decision based upon any of the information and/or research available to them, including any recommendation made by the Proxy Manager, in their discretion. If they are unable to arrive at an agreement as to how to vote, then the Chair may call a special meeting of the Compliance Committee. The full Compliance Committee will then review the issues and arrive at a decision based on the overriding principle of seeking the maximization of the ultimate economic value of our Clients’ holdings. In all cases, regardless of whether the ultimate voting decision with respect to any vote is made by the relevant portfolio manager, the Chair or the entire Compliance Committee, such decision must be based on the overriding principle of seeking the maximization of the ultimate economic value of our Clients’ holdings. If for any reason, no voting decision is made with respect to any particular vote, or if the Chair has not otherwise received any direction in accordance with these policies and procedures as to how to instruct the Proxy Manager to vote our shares prior to the relevant voting deadline for any Exception, the Chair will instruct the Proxy Manager to vote all of our shares in accordance with the Proxy Manager’s independent assessment of the matter.

27. DISASTER RECOVERY AND BUSINESS CONTINUITY

Adviser’s policy is to have a plan that is designed to ensure the continuity of its critical business functions and to minimize inconvenience and disruption of services to Clients during disasters.

Adviser has adopted various procedures to implement the firm’s Disaster Recovery policy and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

A. Disaster Recovery Plan

The intent of this Plan is to provide a written and tested plan directing officers and Covered Persons to take certain actions in the event of an interruption in continuous services resulting from an unplanned or unexpected disaster.

This Disaster Recovery Plan is designed to recover from the “worst case” destruction of Adviser’s operating environment. The “worst case” destruction assumes the loss of the total facility, supporting infrastructures (e.g., power grids, telephone switching centers, microwave towers, and cell and wireless transmission sites near the location of Adviser), and the incapacity of key personnel.

These procedures describe Adviser’s overall approach to disaster preparation and recovery. They are designed to minimize loss and ensure the continuity of the critical business functions of Adviser in the event of a disaster.

1. Identifying Potential Disasters

The Chief Compliance Officer shall meet at least 2 times a year with the Compliance Committee to discuss types of potential disruptions to the operations of Adviser and to plan how Adviser will operate during, and recover from, those disruptions

2. Disaster Response

In the event of a disaster or other event that causes a severe disruption in the operations of Adviser, the following steps shall be taken:

•	Covered Persons or officers of Adviser who become aware of the disaster shall contact the Chief Compliance Officer or another senior officer of Adviser.

•	The Chief Compliance Officer shall call together members of the Senior Management if, in his or her judgment, it is necessary to implement the Disaster Recovery Plan.

•	The Chief Compliance Officer shall act as a liaison for response and recovery information. The Chief Compliance Officer shall designate an inbound telephone number, which team members can use to report injuries, update the progress of disaster recovery, and find specific persons.

•	The Chief Compliance Officer shall gather critical information about the disaster and its impact on the operations of Adviser. The Chief Compliance Officer shall monitor personnel, health and safety, computer operations, communication, equipment and disaster situations.

•	The Chief Compliance Officer shall determine appropriate response strategies.

•	The Chief Compliance Officer shall request and obtain necessary resources to implement response strategies.

3. Critical Business Functions

Adviser has identified the following as being critical to its operations and developed the following back-up plans to keep them functioning during an emergency or disruption:

a) Building

If the office housing the primary operations of Adviser is unable to function and continue normal business activities, critical business activities will be activated at a back-up location pre-designated by the Chief Compliance Officer, which may be home-based, and key personnel will relocate to that location, if applicable.

When the relocation decision has been made, essential personnel will be gathered. The Chief Compliance Officer will determine the safe route to the Back-Up Location and arrange for transportation. Once at the location, if applicable, the Chief Compliance Officer will activate the back-up systems and take all other steps that will allow the essential personnel to carry on operations at the new location.

b) Data/Records

Adviser stores data about Clients, Client transactions, the firm and other operations on servers, hard drives or other storage medium located at its various business location(s). Adviser maintains software for portfolio management, word processing and other firm operations. It is essential that this data and software is preserved and accessible.

Adviser employs firewalls to ensure data is only accessed by individuals with a need to know and with the correct access privileges. Where deemed necessary, Adviser encrypts data.

Adviser has installed an access control security system that allows only authorized personnel to access data.

c) Client Communication/Customer Service

Adviser communicates to its Clients by telephone, electronic mail, regular mail and facsimile. Any and all methods of communications may be unavailable for periods of time. Adviser will take the necessary steps to implement an alternative communication system in the event of a disaster.

Adviser has a call forwarding system for its telephone lines. If telephone service is interrupted, calls will be forwarded to another location as requested of the telephone company and Adviser staff can travel to that location to receive calls.

Adviser has installed or arranged for the availability of redundant data and voice lines.

d) Vendors/Transaction Processing

Adviser has a number of relationships with vendors that supply services that are critical to its business operations. The Chief Compliance Officer shall maintain an online and printed copy of emergency phone numbers at contacts of all critical vendors. The Chief Compliance Officer shall coordinate with vendors to determine procedures in the event there is a disaster that impacts the delivery of services to Adviser. Such contingency planning shall cover a disaster at Adviser, the vendor or both.

Adviser will continually monitor external dependencies on third party service providers.

4. Training

Periodically, the Chief Compliance Officer will conduct disaster recovery training drills. The training drills will be documented including the event, results, recommended and implemented changes. The Chief Compliance Officer shall inform each new Covered Person about this Disaster Recovery Plan.

B. BUSINESS CONTINUITY

Adviser’s policy is to account for its business operations and to generate and maintain financial statements that accurately portray Adviser’s financial condition on a current basis and to have a plan that is designed to ensure the continuity of its critical business functions and to minimize inconvenience and disruption of services to Clients during disasters.

At a minimum, investment advisers should address data back-up and recovery, all mission critical systems, and alternative communications between the investment adviser and its Clients and service providers. Clients rely on investment advisers to maintain operations and communication channels, even in the wake of natural and other disasters.

The CFO is responsible for the implementation and monitoring of Adviser’s Business Continuity Policy and Procedures, including associated practices, disclosures and recordkeeping. The CFO may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates) but oversight and ultimate responsibility remain with the CFO.

Adviser has adopted various procedures to implement the firm’s Business Continuity policy and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate.

As required by Rule 206(4)-4 under the Advisers Act, Adviser will immediately amend its Form ADV to disclose any financial condition that is reasonably likely to impair its ability to meet its contractual commitments to its Clients.

1. Taxes

Adviser shall obtain and maintain a Federal Employer Identification Tax Number. Adviser will comply with all applicable federal, state and city tax laws, will make all required tax filings, and comply with all rules governing payroll obligations, withdrawals and W-2 statements.

2. Identity Theft

Procedures to Prevent Identity Theft Senior Management shall:

•	Ensure Adviser has taken appropriate technological precautions to protect against any anticipated threats or hazards to the security or integrity of Client records and information, and protect against unauthorized access to or use of Client records or information that could result in substantial harm or inconvenience to any Client;

•	Review and implement steps designed to prevent unauthorized access to Adviser’s network, including every node connected to the network through any connection mechanism (e.g., LAN wired connections, Wireless LAN connections and remote users);

•	If Adviser has on-line Client accounts, install a multi-factor authentication system that Clients must use to access their accounts. Such factors may include:

•	any government-issued identification number (such as a driver’s license number);

•	a biometric record;

•	a financial account number, together with a PIN or security code, if a PIN or security code is necessary to access the account; and

•	any additional, specific factor that adds to the personally identifying profile of a specific Client, such as a relationship with a specific financial institution or membership in a club;

•	Monitor the financial account statements of Clients for any suspicious or unusual activity;

•	If identity theft is detected, consider placing a trading hold on their account (after verifying that state law authorizes such an action) and suggesting to the account Broker-Dealer/Custodian that they freeze the account until the matter is resolved;

•	Provide, or contract others to provide, adequate training to Adviser Covered Persons regarding how to use existing and new technology and software designed to ensure that Client records and information are kept confidential;

•	Conduct, or contract others to conduct, periodic audits to detect potential vulnerabilities in Adviser’s systems and to ensure that its systems are in practice protecting Client records and information from unauthorized access;

•	Educate Clients through publications or otherwise regarding the dangers of identity theft, on the security features Adviser offers them, and on the potential consequences of an identity attack and theft; and

•	Keep abreast on latest developments in identity theft protection, including announcements and publications released by the Presidential Task Force on Identity Theft.

Insurance

RiverPark currently holds business insurance, including errors and omissions insurance.

CORPORATE GOVERNANCE

If Adviser is organized as a legal entity pursuant to state law, it will comply with all state and local laws and ordinances that apply to such entity. Adviser shall also comply with all organization and governance documents.

28. REPORTING OBLIGATIONS

The following is a partial list of reporting obligations to which the Company or its clients may be subject as a result of investment activity in client accounts. The Chief Compliance Officer is responsible for monitoring the Adviser’s compliance with these reporting obligations:

Document	When Filed

Filings by Directors, Officers and over-10% Shareholders

Form 3	Within 10 days after becoming a director, officer

Document                                                                                                  When Filed

or more than 10% shareholder. To determine whether you are a 10% beneficial owner, see Rule 13d-3 which defines “beneficial owner” as having voting power and investment control. Then, to find out what is reportable, see Rule 16a-1 which states that what you report are securities in which you have a pecuniary interest.

Form 4	Within 2 business days after the day on which the transaction has been executed.

Form 5	Within 45 days after the end of each fiscal year, (1) to report changes in stock ownership during prior fiscal year which were required to be filed on a Form 3 or 4 but were not previously reported,

(2) with respect to the first Form 5 filed, all holdings and transactions that should have been reported in each of the issuer’s last two fiscal years but were not so reported, (3) certain “de minimus” acquisitions of an equity security not exceeding $10,000 in market value, and (4) certain transactions during the most recent fiscal year that were exempt from the short swing profit recovery rule under the Exchange Act (other than exempt transactions with the issuer), e.g., bona fide gifts of company securities.

Filings by over-5% shareholders

Schedule 13D	Within 10 days after acquisition of shares pursuant to which beneficial ownership of a class of equity securities exceeds 5%.

Amendments to be filed “promptly” after any material change in information reported (a 1% increase or decrease in percentage of shares beneficial owned is deemed material).

Schedule 13G (5% shareholders that are not required to file Schedule 13D)

Within 10 days after acquisition of shares pursuant to which share ownership exceeds 5% if a passive investor.

Within 45 days after end of each calendar year if an exempt investor or a qualified institutional investor.

Document                                                                                                  When Filed

Amendments to be filed “promptly” by passive investor or institutional investor if ownership increases to more than 10% of the class; thereafter amendments to be filed “promptly” if ownership increases or decreases by more than 5% of the class.

Other than as above, amendments are due within 45 days of the end of each calendar year.

Final amendment required “promptly” to reflect any decrease in ownership to 5% or less of the class.

Hart Scott Rodino Filings	The Hart-Scott-Rodino Act requires notification to the Department of Justice and Federal Trade Commission and a 30-day waiting period before completion of any transaction which is not “solely for the purpose of investment” and relates to either: (i) the acquisition of voting securities valued in excess of $53.1 million or (ii) the acquisition of a majority of interests in certain unincorporated entities (such as certain partnerships or LLCs).

Form 13F	Requires an investment adviser with over $100 million in assets under management of certain equity securities to file a quarterly report on Schedule 13F with the SEC disclosing information about these assets under management, as prescribed by Form 13F.

29. ANNUAL ACKNOWLEDGMENT FORM

Pursuant to the Rule 204A-1 under the Advisers Act, you must at least annually sign a written statement in the form of Annex D hereto acknowledging your receipt and understanding of, and agreement to abide by, the policies described in the Company’s Compliance Manual and the Code, and certifying that you have reported all personal securities transactions.

30. ADMINISTRATION OF MANUAL

The Chief Compliance Officer will be responsible for general administration of the policies and procedures set forth in this Manual. The Chief Compliance Officer shall review all reports submitted pursuant to this Manual, answer questions regarding the policies and procedures set forth in the Manual, update this Manual as required from time to time, and arrange for appropriate records to be maintained, including copies of all reports submitted under this Manual.

The Chief Compliance Officer will investigate any possible violations of the policies and procedures set forth in this Manual to determine whether sanctions should be imposed, including, but not limited to, oral or written reprimand, demotion and suspension or termination of employment of the violator, or such other course of action as may be appropriate.

The Chief Compliance Officer shall render such reports to the Principals of the Company with respect to compliance matters as the Principals shall from time to time request, including reports on any violations of the policies and procedures set forth in this Manual or any law or regulation and the disposition or proposed disposition thereof. Notwithstanding the foregoing, the Chief Compliance Officer shall have discretion not to make a report to the Principals if the Chief Compliance Officer finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on any other person. A written memorandum of any such finding shall be filed with reports made pursuant to this Manual.

RIVERPARK Annex A

PERSONAL SECURITIES TRANSACTION APPROVAL FORM Details of Proposed Transaction:

Date of sale

Name of issuer

Type of security (e.g. common stock, preferred stock)

Quantity of shares or units

Price per share/unites

Approximate dollar amount

Account for which transaction will be made

Name of broker

Do you wish that this form shall not be construed as an admission of direct or indirect beneficial ownership in the Security? (Y/N)

Date	Name of employee

Signature of employee

You may/may not execute the proposed transaction described above.

Chief Compliance Officer

Date:

RIVERPARK Annex B

EMPLOYEE SECURITIES HOLDINGS REPORT

Date of Reported Holdings	Company or Symbol	Type of Security (Stock, bond, option, etc.)	Transaction Type (Buy, Sell, Short, etc.)	Number of Shares	Principal Amount	Account/Broker

Date	Name of employee

Signature of employee

RIVERPARK

Annex C

QUARTERLY TRANSACTION REPORT

To: The Chief Compliance Officer

I hereby certify that I have engaged in the following personal securities, gift transactions and political contributions which are required to be reported under the Code of Ethics and Compliance Manual of RiverPark during the calendar quarter indicated below. I hereby submit this report within thirty (30) days after the end of that quarter.

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Submitted:

Securities Transactions

Please provide the following information for any transactions (other than sales of RiverPark Funds) that require pre-authorization:

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction	Electronic Authorization was received – please check box

Please provide the following information for purchases and sales of RiverPark Funds:

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction	Electronic Authorization was received – please check box

Please provide the following information for other reportable transactions that do not require pre-authorization:

Systematic Investment Plan – please check box and complete last three columns only	Date of Transaction	Title of Security	Ticker Symbol or CUSIP	# of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction/ Account	Name of Broker, Dealer or Bank Effecting Transaction	Current Allocations

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I have received or given the following gifts or entertainment in excess of $300 during the quarter.

Description of Gift / Accommodation	Date	Given or Received	Name of Broker Dealer or Current Service Provider (Given and Received)	Approx Value

I have made the following political contributions (as defined within the Code of Ethics).

Name of Recipient	Amount of Contribution / Gift	Office and State of Campaign	Date	Eligible to Vote?

I certify that I have included on this report all securities, gift transactions, political contributions and accounts required to be reported pursuant to the Code of Ethics and Compliance Manual.

Signature:

RIVERPARK

Annex D

EMPLOYEE ANNUAL ACKNOWLEDGMENT FORM

The undersigned employee (the “employee”) of RiverPark (the “Company”) acknowledges having received and read a copy of the Compliance Manual and Code of Ethics (the “Manual”), and agrees to abide by the provisions contained therein. The employee understands that observance of the policies and procedures contained in the Manual is a material condition of the employee’s employment by the Company and that any violation of any of such policies and procedures by the employee will be grounds for immediate termination by the Company.

The employee specifically agrees as follows:

(1) The employee will not trade on the basis of, nor disclose to any third party, material non-public information, nor confidential information regarding the name, identification or activities of any client account.

(2) The employee will not engage in any securities transactions without obtaining the prior approval of the Chief Compliance Officer as required by the Manual.

(3) The employee will report all securities transactions to the Chief Compliance Officer as required by the Manual.

(4) The employee will provide to the Chief Compliance Officer, at least monthly, copies of all trade confirmations and brokerage statements relating to such accounts.

(5) The employee will not, without the permission of the Chief Compliance Officer, disclose to any third party any information that the employee obtains regarding advice furnished by the Company to its clients, non-public data furnished by any client, or the programs, systems, investments, analyses or other proprietary data or information of the Company.

(6) The employee will annually certify to the Chief Compliance Officer that the employee has reported all transactions in all accounts which the employee owns or in which the employee has a beneficial interest and all private securities transactions which are not carried out through brokerage accounts.

(7) The employee will report any violations of this Code of Ethics that he/she becomes aware of, to the Chief Compliance Officer.

(8) By the signature below, the employee pledges to abide by the policies and procedures described above and in the Manual and affirms that the employee has not previously violated such policies or procedures and has reported all securities transactions for his personal account in the most recent calendar year as required by the Manual.

Date	Name of employee

Signature of employee

RIVERPARK

Annex E

ANNUAL COMPLIANCE CALENDAR

1.	Annual Requirements (Y = end of calendar/fiscal year)

COMPLETION DEADLINE	TASK	COMMENTS

January	Form ADV	Deliver or offer in writing to deliver upon written request to each advisory client a copy of Form ADV Part 2A and 2B (or substitute disclosure statement).

January	Privacy Policy	Provide notices of privacy policies and practices at least annually to all customers.

January	Compliance Manual	Review policies and procedures at least annually to determine their adequacy and the effectiveness of their implementation. (Rule 206(4)-7))

January	Code of Ethics – Annual Certification	Obtain annual certification from each employee that he or she has read, understands and has complied with the Code of Ethics and Compliance Manual.

Y + 45	Code of Ethics – Holding Reports	Annual personal securities holding report to be collected from each Access Person.

Y + 45	Form 13F	If Company exercises investment discretion with respect to accounts holding Section 13(f) securities having an aggregate fair market value on the last trading day of any month of any calendar year of at least $100 million, then it is required to file Form 13F with the SEC within 45 days of the end of such calendar year.

Y + 90	Form ADV – Annual Updating Amendment (and Fees)	File annual updating amendment for Form ADV (and pay annual registration fee).

Y + 120	Audited Financial Statements	Distribute audited financial statements to all investors.

2.	Quarterly Requirements (Q = end of calendar quarter)

COMPLETION DEADLINE	TASK	COMMENTS

Q + 30	Code of Ethics – Transaction Reports	Quarterly personal securities transaction report to be collected from each Access Person.

Q + 45	Form 13F	If Company exercises investment discretion with respect to accounts holding Section 13(f) securities having an aggregate fair market value on the last trading day of any calendar year of at least $100 million, then it must file Form 13F within 45 days after the last day of each of the first three calendar quarters of the subsequent calendar year.